  As filed with the Securities and Exchange Commission on March 13, 2000
                                                         Registration 333-93361

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                               ---------------

                            AMENDMENT NO. 5 TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                               ---------------
                          LOUDEYE TECHNOLOGIES, INC.
            (Exact name of Registrant as specified in its Charter)


             Delaware                          7371                     91-1908833
 (State or other jurisdiction of   (Primary Standard Industrial      (I.R.S. Employer
  incorporation or organization)    Classification Code Number)    Identification Number)

                             Times Square Building
                           414 Olive Way, Suite 300
                           Seattle, Washington 98101
                                (206) 832-4000
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)
                               ---------------
                               Martin G. Tobias
                            Chief Executive Officer
                          Loudeye Technologies, Inc.
                             Times Square Building
                           414 Olive Way, Suite 300
                           Seattle, Washington 98101
                                (206) 832-4000
(Name, address, including zip code, and telephone number, including area code, of agent for service)
                               ---------------
                                  Copies To:

             William W. Ericson              Nora L. Gibson
              John W. Robertson            Lindsay C. Freeman
               Ivan A. Gaviria               Angela C. Hilt
              Michelle A. Gail             Jennifer J. Massey
              Venture Law Group      Brobeck, Phleger & Harrison LLP
         A Professional Corporation        Spear Street Tower
             4750 Carillon Point               One Market
         Kirkland, Washington 98033  San Francisco, California 94105
               (425) 739-8700                (415) 442-0900

                               ---------------
       Approximate date of commencement of proposed sale to the public:
     As soon as practicable after the effective date of this registration statement.
                               ---------------
  If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]

  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------
------------------------------------------------------------------------------------
                                          Proposed        Proposed
 Title of Each Class of     Amount        maximum          Maximum       Amount of
    Securities to be         to be     offering price     Aggregate     Registration
       Registered        registered(1)  per share(2)  Offering Price(2)    Fee(3)
------------------------------------------------------------------------------------
Common Stock, par value
 $0.001.................   5,175,000       $15.00      $77,625,000.00     $20,493
------------------------------------------------------------------------------------
------------------------------------------------------------------------------------

(1) Includes 675,000 shares of common stock issuable upon exercise of the underwriters' over-allotment option.

(2) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(a) under the Securities Act.

(3) $15,180 of which was previously paid.
                               ---------------
  The registrant hereby amends this registration statement on that date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on the date as the Commission, acting pursuant to said Section 8(a), may determine.

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-------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities and we are not soliciting offers to buy these +
+securities in any state where the offer or sale is not permitted.             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                SUBJECT TO COMPLETION, DATED MARCH 13, 2000

                      [LOGO OF LOUDEYE TECHNOLOGIES, INC.]

                                4,500,000 Shares

                                  Common Stock

  Loudeye Technologies, Inc. is offering 4,500,000 shares of its common stock. This is our initial public offering and no public market currently exists for our shares. We anticipate that the initial public offering price will be between $13.00 and $15.00 per share.

  We have applied to list our common stock on the Nasdaq National Market under the symbol "LOUD."

                                --------------

                 Investing in the common stock involves risks.
                    See "Risk Factors" beginning on page 7.

                                --------------

                                                           Per Share   Total
                                                           ---------   -----
Public Offering Price.....................................  $        $
Underwriting Discounts and Commissions....................  $        $
Proceeds to Loudeye.......................................  $        $

  The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

  Loudeye has granted the underwriters a 30-day option to purchase up to an additional 675,000 shares of common stock to cover over-allotments. FleetBoston Robertson Stephens Inc. expects to deliver the shares of common stock to
purchasers on           2000.

                                --------------

Robertson Stephens                                                     Chase H&Q

                               CIBC World Markets

                The date of this prospectus is            , 2000

Inside Cover:
     Towards top of page
          Loudeye logo (originally encoding.com)
          Enabling a new experience of audio and video on the Internet Upper-section of page
          Digital media services and applications to encode, manage and distribute audio and video

     Middle portion of page
          Our customers are leading companies in these industries
               Film Studios                    High Tech Industry
               Record Labels                   Manufacturing
               Stock Footage Houses            Finance
               Music and Video Distributors    Education
               Web Aggregators                 Government
               New Media

          We enable complete digital media solutions for
               Online Promotions                   Corporate Communications
               e-Commerce                          Education and Training
               Content Acquisition and Management  Marketing
               Content Distribution                Advertising
Gatefold:
     Towards top of page
          Loudeye (originally encoding.com)
          Providing the digital media infrastructure to enable audio and video on every Web page
          Over 420,000 minutes of video encoded
          Over 1.5 million audio files encoded

     Upper section of page
          Turning traditional media into digital media

     Process Diagram - (illustrates parallels to traditional media and digital media) (illustration to show the following being addressed by both Digital media services and Digital media applications)

          Starts with input source material symbols such as:
               Compact disks, videos, floppy disk, tapes, cassettes, cameras Digital Media Services
          Encoding: signal acquisition, relational data capture, image capture, encode to formats
          Management: digital asset management, indexing, security, archival storage
          Distribution: e-commerce, syndication, rights management,
                        delivery
          Digital Media Applications
          Ends with content showing up on example Web pages

     Towards bottom of page
          Digital Media Services & Digital Media Applications
               High quality, large volume, and quick turnaround
               Complete digital media solutions
               Format and platform independent
               Flexible and reliable

  You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of the prospectus or of any sale of the common stock.

                               ----------------

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Summary..................................................................   4
Risk Factors.............................................................   7
Special Note Regarding Forward-Looking Statements........................  23
Use of Proceeds..........................................................  24
Dividend Policy..........................................................  24
Capitalization...........................................................  25
Dilution.................................................................  27
Selected Financial Data..................................................  29
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  30
Business.................................................................  39
Management...............................................................  58
Certain Relationships and Related Transactions...........................  71
Principal Stockholders...................................................  73
Description of Capital Stock.............................................  75
Shares Eligible for Future Sale..........................................  79
Underwriters.............................................................  81
Legal Matters............................................................  84
Experts..................................................................  84
Change in Independent Accountants........................................  84
Additional Information...................................................  85
Glossary of Technical Terms..............................................  86
Index to Financial Statements............................................ F-1

                               ----------------

  Loudeye and encoding.com are our service marks; mediaupgrade.com, myslideshow, online media syndicator, media syndicator and media syndicator pro are our trademarks. This prospectus also includes trade dress, trade names, trademarks and service marks of other companies. Use or display by Loudeye of other parties' trademarks, trade dress or products is not intended to and does not imply a relationship with, or endorsement or sponsorship of Loudeye by, the trademark or trade dress owners.

                                    SUMMARY

  You should read the following summary together with the more detailed information in this prospectus, including "Risk Factors," and our financial statements and notes to those statements appearing elsewhere in this prospectus regarding our company and the common stock being sold in this offering.

                           Loudeye Technologies, Inc.

  We are a leading provider of Internet media infrastructure services and applications that create a complete solution for the media, entertainment and corporate markets. With the millions of hours of existing audio and video content and the thousands of hours of new audio and video content created each day, media owners have become increasingly aggressive in exploring new ways to reach audiences and distribute their content. Our solution simplifies and accelerates the process of delivering audio and video content to the Web. Our proprietary technologies and processes enable high quality, high volume, platform neutral processing of significant quantities of digital media. Our customers include Atom Films, BMG Music, Disney Enterprises, Inc., EMusic.com Inc., Hewlett-Packard Company, Kanakaris Communications, Inc., Microsoft Corporation, Sony Music Entertainment, Inc. and Sony Trans Com.

  The widespread acceptance of digital audio and video media is the next phase in the evolution of the Internet. Media and technology companies are seeking to leverage the Internet by creating a Web experience consistent with the quality of traditional media such as compact disks, tapes, film, radio and television. The development of numerous streaming media technologies, which are technologies that allow audio and video content to be played in real-time over the Internet, and the increased availability of high-speed access have helped to create a viable platform for delivery of audio and video on the Internet. However, a significant factor limiting the use of audio and video on the Internet is the lack of software applications, facilities or processes for transforming traditional media into Internet compatible streaming technologies that can be distributed to end users in all formats.

  Our digital media services and applications enable our customers to manage their Web-based audio and video content. We offer complete digital media services and applications that provide our customers with an end-to-end solution encompassing the conversion, encoding, management and distribution of digital media. The benefits of our solution include high quality, large volume, accelerated time to market, format and platform independence, superior reliability and flexibility.

  We intend to enhance our leadership position in encoding technology and services by continuing to develop superior technologies and processes through a platform and format independent strategy. We plan to build on and expand our capabilities to include software-based solutions that allow Web destinations and media companies to offer complete digital media services and applications to their end users in a complete Web environment. As new formats and technologies emerge, we will quickly expand our services to incorporate these new capabilities. In this way, we plan to continue to define an emerging Internet media infrastructure layer that links audio and video content creators and owners with millions of Internet users.

  We were formed as a limited liability company in Washington in August 1997 under the name encoding.com, LLC and incorporated in Delaware in March 1998 as encoding.com, Inc. In December 1999, we changed our name to Loudeye Technologies, Inc. Our principal executive offices are located at the Times Square Building, 414 Olive Way, Suite 300, Seattle, WA 98101, and our telephone number is (206) 832-4000. Our World Wide Web site is www.loudeye.com. The information contained on our Web site is not part of this prospectus.

                              Recent Developments

In December 1999:

  . We acquired Alive.com, Inc., a digital media applications developer.

  . We sold $47.8 million of preferred stock to a number of investors, including AOL, CBS, Microsoft and NBC.

  . We agreed to develop a digital media clip service for Valley Media and to jointly commercialize this service.

  In February 2000, we agreed to sell to Akamai Technologies, Inc. concurrent with the closing of this offering a number of shares of our common stock equal to $5.0 million divided by the price per share to be paid by our underwriters in this offering. We also entered into an agreement with Akamai to promote each other's services. See "Business--Strategic Relationships and Corporate Investors."

                                  The Offering

 Common stock offered by Loudeye....................... 4,500,000 shares

 Common stock offered in the concurrent private
  placement (assuming the initial public offering price
  is $14.00 per share)................................. 384,025 shares

 Common stock to be outstanding after the offering..... 34,643,518 shares

 Use of proceeds....................................... We intend to use the net proceeds for general
                                                        corporate purposes,
                                                        including working
                                                        capital and capital
                                                        expenditures. See "Use
                                                        of Proceeds."

 Proposed Nasdaq National Market symbol................ LOUD

  The number of shares of our common stock to be outstanding immediately after the offering is based on the number of shares outstanding at December 31, 1999. This number excludes outstanding or available options and outstanding warrants to purchase an aggregate of 7,512,825 shares. See "Capitalization."

                                ----------------

  Except as otherwise noted, all information in this prospectus:

  . reflects the automatic conversion of 21,063,236 shares of preferred stock into common stock at the closing of the offering;

  . assumes that the underwriters' option to purchase additional shares is not exercised; and

  . assumes the sale by us of 384,025 shares of our common stock at an assumed price of $13.02 per share to Akamai Technologies, Inc. in a private placement concurrent with the closing of this offering.

                             Summary Financial Data

  The statements of operations data for the years ended December 31, 1997, 1998 and 1999 are derived from our audited financial statements appearing elsewhere in this prospectus. The balance sheet data displayed in the "Pro Forma" column reflects the following:

  . the conversion of all shares of outstanding preferred stock into shares of common stock upon the closing of this offering;

  . the application of the net proceeds from the sale of 4,500,000 shares of common stock offered by us at an assumed initial public offering price of $14.00 per share, after deducting the underwriting discount and estimated offering expenses; and

  . the receipt of $5.0 million from the sale of 384,025 shares of common stock to Akamai Technologies, Inc., which we expect to sell in a private placement concurrent with the closing of this offering at an assumed price of $13.02 per share.

See "Use of Proceeds" for a description of how we intend to use the net proceeds of this offering and the concurrent private placement.

  The summary financial data should be read in conjunction with our financial statements and the related notes included elsewhere in this prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations." See Note 2 of notes to financial statements for an explanation of the determination of the number of weighted average shares used to compute pro forma net loss per share amounts.

                                          Period from
                                          August 1997
                                          (inception)  Fiscal Year  Fiscal Year
                                            through       Ended        Ended
                                          December 31, December 31, December 31,
                                          ------------ ------------ ------------
                                              1997         1998         1999
                                          ------------ ------------ ------------
                                          (in thousands, except per share data)
Statements of Operations Data:
Net revenues............................      $ 10        $   286     $   2,645
Gross margin............................        (7)          (218)         (226)
Total operating expenses................        88          1,465        10,698
Net loss................................       (95)        (1,650)      (10,902)
Basic and diluted pro forma net loss per
 share..................................       n/a       $  (0.17)   $    (1.50)
Weighted average shares outstanding used
 to compute basic and diluted pro forma
 net loss per share.....................       n/a      9,585,049    16,659,800

                                                              December 31, 1999
                                                             -------------------
                                                             Actual   Pro Forma
                                                             ------- -----------
                                                                     (unaudited)
                                                               (in thousands)
Balance Sheet Data:
Cash and cash equivalents................................... $49,273  $111,781
Working capital.............................................  44,032   106,540
Total assets................................................  76,775   139,659
Long-term obligations, less current portion.................   1,963     1,963
Total stockholders' equity..................................  67,489   130,373

                                  RISK FACTORS

  Any investment in our shares of common stock involves a high degree of risk. You should consider carefully the following information about these risks, together with the other information contained in this prospectus, before you decide to buy our common stock. If any of the following risks actually occur, our business, results of operations and financial condition would likely suffer. In these circumstances, the market price of our common stock could decline, and you may lose all or part of the money you paid to buy our common stock.

                        Risks Related to Our Operations

We have a limited operating history, making it difficult for you to evaluate our business and your investment

  Loudeye was formed as a limited liability company in August 1997 and incorporated in March 1998. We therefore have a very limited operating history upon which an investor may evaluate our operations and future prospects. Because of our limited operating history, we have limited insight into trends that may emerge and affect our business. In addition, the revenue and income potential of our business and market are unproven. Because of the recent emergence of the Internet media infrastructure industry, none of our executives have significant experience in this industry. As a young company, we face risks and uncertainties relating to our ability to implement our business plan successfully, particularly due to the early stage of the streaming media industry. Our potential for future profitability must be considered in light of the risks, uncertainties, expenses and difficulties frequently encountered by companies in their early stages of development, particularly companies in new and rapidly evolving markets, such as the Internet media infrastructure industry, using new and unproven business models.

Because we expect to continue to incur net losses, we may not be able to implement our business strategy and the price of our stock may decline

  We have incurred net losses from operations of $12.6 million during the period August 12, 1997 (inception) through December 31, 1999. Given the level of our planned operating and capital expenditures, we expect to continue to incur losses and negative cash flows for the foreseeable future. To achieve profitability, we must, among other things:

  . successfully scale our current operations;

  . introduce new digital media services and applications;

  . implement and execute our business and marketing strategies;

  . develop and enhance our brand;

  . adapt to meet changes in the marketplace;

  . respond to competitive developments in the Internet media infrastructure industry;

  . continue to attract, integrate, retain and motivate qualified personnel;
    and

  . upgrade and enhance our technologies to accommodate expanded digital media service and application offerings.

  We might not be successful in achieving any or all of these objectives. Failure to achieve any or all of these objectives could have a serious adverse impact on our business, results of operations and financial position. Even if we ultimately do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis. Additionally, we expect to increase significantly our operating expenses in the near future as we attempt to expand our digital media service and application offerings, grow our customer base, enhance our brand image, improve our technology infrastructure and open new offices. We expect the number of our employees to continue to grow significantly. These higher operating costs will likely increase our quarterly net losses for the foreseeable future. Accordingly, our ability to operate our business and implement our business strategy may be hampered and the value of our stock may decline.

Our quarterly financial results are subject to fluctuations which may make it difficult to forecast our future performance and could cause our stock price to decline

  Our quarterly operating results have fluctuated in the past, and we expect our revenues and operating results to vary significantly from quarter to quarter due to a number of factors, including:

  .  variability in demand for our digital media services and applications;

  . market acceptance of new digital media services and applications offered by us and our competitors;

  . introduction or enhancement of digital media services and applications offered by us and our competitors;

  .  willingness of our customers to enter into volume purchase orders;

  . the mix of distribution channels through which our products are licensed and sold;

  .  changes in the growth rate of Internet usage;

  .  variability in average order size;

  . changes in our pricing policies or the pricing policies of our competitors;

  .  technical difficulties with respect to the use of our products;

  . governmental regulations affecting use of the Internet, including regulations concerning intellectual property rights and security measures;

  . the amount and timing of operating costs and capital expenditures related to expansion of our business operations and infrastructure;

  . general economic conditions such as fluctuating interest rates and inflation; and

  . economic conditions specifically related to the Internet such as fluctuations in the costs of Internet access, hardware and software and the profitability of the Internet businesses that are our customers.

  Our limited operating history and new and unproven business model further contribute to the difficulty of making meaningful quarterly comparisons. We expect our operating expenses to increase significantly in absolute dollars. Our current and future levels of operating expenses and capital expenditures are based largely on our growth plans and estimates of future revenues. These expenditure levels are, to a large extent, fixed in the short term. Thus, we may not be able to adjust spending in a timely manner to compensate for any unexpected shortfall in revenues and any significant shortfall in revenues relative to planned expenditures could have an immediate adverse effect on our business and results of operations. If our operating results fall below the expectations of securities analysts and investors in some future periods, our stock price will likely decline. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" for more information on our quarterly operating results.

  Historically, we have priced our digital media services based on the customer's projected service volumes. In the future, we plan to provide digital media services through volume purchase orders with prices determined by customers committing to specific service volumes and schedules and paying nonrefundable deposits. We plan to use those volume purchase orders to schedule time in our production facilities, to staff our operations efficiently and to forecast revenues and cost of revenues. If our customers are not willing to do business with us on these terms or if they do not fulfill their commitments under volume purchase orders, our ability to forecast revenues will be adversely affected and could contribute to increased fluctuation in our quarterly results which could seriously harm our business.

  Although we have recently achieved significant percentage increases in our quarterly revenues, this does not mean that future quarters can be expected to show similar percentage revenue increases.

We are dependent on the development and rate of adoption of digital media and the delay or failure of this development would seriously harm our business

  The development of commercial applications for digital media content is in its very early stages. If widespread commercial use of the Internet does not develop, or if the Internet does not develop as an effective medium for the distribution of digital media content to consumers, then we will not succeed in executing our business plan. Many factors could inhibit the growth of electronic commerce in general and the distribution of digital media content in particular, including concerns about the profitability of Internet-based businesses, bandwidth constraints, piracy and privacy.

  Our success depends on users having access to the necessary hardware, software and bandwidth, or data transmission capability, to receive high quality digital media over the Internet. Congestion over the Internet and data loss may interrupt audio and video streams, resulting in unsatisfying user experiences. In order to receive digital media adequately, users generally must have multimedia personal computers with certain microprocessor requirements and a data transmission capability of at least 28.8 Kbps as well as streaming media software. The success of digital media over the Internet depends on the continued roll-out of broadband access to consumers on an affordable basis. Users typically download digital media software and install it on their personal computers. This installation may require technical expertise that some users do not possess. Furthermore, some information systems managers block reception of digital media over corporate intranets because of bandwidth constraints. Widespread adoption of digital media technology depends on overcoming these obstacles, improving audio and video quality and educating customers and users in the use of digital media technology. If digital media technology fails to overcome these obstacles, our business could be seriously harmed.

We rely on strategic relationships to promote our services and for access to licensed technology; if we fail to maintain or enhance these relationships, our ability to serve our customers and develop new services and applications could be harmed

  Our ability to provide our services to users of multiple technologies and platforms depends significantly on our ability to develop and maintain our strategic relationships with key streaming media technology companies including, among others, Apple Computer, Inc., Microsoft Corporation, RealNetworks, Inc. and Terran Interactive, Inc. and hosting and distribution companies including, among others, Digital Island, Inc., Enron Corp. and iBEAM Broadcasting. We rely on these relationships for licensed technology to maintain our ability to service RealNetworks RealMedia,

Microsoft Windows Media and Apple Quicktime platforms and applications. Due to the evolving nature of the Internet media infrastructure market, we will need to develop additional relationships to adapt to changing technologies and standards and to work with newly emerging companies with whom we do not have preexisting relationships. We cannot be certain that we will be successful in developing new relationships or that our partners will view these relationships as significant to their own business or that they will continue their commitment to us in the future. If we are unable to maintain or enhance these relationships, we may have difficulty strengthening our technology development and increasing the adoption of our brand and services.

If we are ineffective in managing our rapid growth, our business may be harmed

  We have rapidly and significantly expanded our operations and anticipate that further rapid expansion will be required to execute our business strategy. This growth has accelerated since January 1, 1999; from January 1, 1999 to December 31, 1999, we have grown from 41 to 210 employees. In December 1999, we acquired Alive.com. In addition, we have recently leased additional space and are in the process of installing additional production equipment for our digital media services. Integrating additional production facilities with our existing space has placed a significant strain on our employees, management systems, information systems, accounting systems, encoding systems and other resources. If we do not manage our growth effectively, our business, results of operations and financial condition could be seriously harmed.

  Our current systems are insufficient to accommodate our targeted level of future operations. Effectively managing our expected future growth will require, among other things, that we successfully upgrade our production processes and systems, expand the breadth of products and services we offer, improve our management reporting capabilities and strengthen internal controls and accounting systems. We will also need to attract, hire and retain highly skilled and motivated officers and employees. We must also maintain close coordination among our marketing, operations, development and accounting organizations. We plan to use a portion of the proceeds of this offering to add sales offices and production facilities in New York, New York and Los Angeles, California as well as internationally. This broad expansion will create significant challenges for us. If we are unable to meet these challenges effectively, our business could be harmed.

Technological advances may cause our services and applications to be unnecessary

  As more audio and video content is originally created in digital media formats, the need for our encoding services may decrease. In addition the enhancement of features in streaming media software applications from Microsoft, RealNetworks and others may incorporate services and applications we currently offer, or intend to offer, making our services or applications unnecessary or obsolete. This could seriously harm our business.

If we are unable to scale our capacity sufficiently as demand increases, we may lose customers which would seriously harm our business

  The average volume of orders we have had to fulfill has been below our designed capacity, and we cannot be certain that our facilities and employees will be able to manage a substantially larger number of customer orders while maintaining current levels of performance. If customer demand increases, our failure to achieve or maintain high capacity for our production facilities may cause us to lose customers or fail to gain new ones, reducing our revenues and causing our business and financial results to suffer.

The failure to retain and attract key technical personnel and other highly qualified employees could harm our business

  Because of the complexity of our services, applications and related technologies, we are substantially dependent upon the continued service of our existing product development personnel. In addition, we intend to hire additional engineers with high levels of experience in designing and developing software and rich media products in time-pressured environments. There is intense competition in the Puget Sound region for qualified technical personnel in the software and technology markets. New personnel will require training and education and take time to reach full productivity. Our failure to attract, train and retain these key technical personnel could seriously harm our business.

  As we continue to introduce additional applications and services, and as our customer base and revenues continue to grow, we will need to hire a significant number of qualified personnel in every other area of operations as well. Competition for these personnel is also extremely intense, and we may not be able to attract, train, assimilate or retain qualified personnel in the future. Our failure to attract or retain qualified personnel could seriously harm our business, results of operations and financial condition.

  Finally, our business and operations are substantially dependent on the performance of our executive officers and key employees, all of whom are employed on an at-will basis and have worked together for only a short period of time. We do not maintain "key person" life insurance on any of our executive officers. The loss of Martin G. Tobias, our founder and chief executive officer, could seriously harm our business, as could the loss of several other key executives.

Competition may decrease our market share, revenues and gross margins which may cause our stock price to decline

  Our products and services are divided into digital media services, which is the encoding of audio and video content for deployment over the Internet, and digital media applications, which are applications that enable our customers to employ digital media in their Web-based products and services.

  The market for digital media services and applications is relatively new, and we face competition from in-house encoding services by potential customers, other vendors that provide outsourced digital media services and companies that directly provide digital media applications. If we do not compete effectively or if we experience reduced market share from increased competition, our business will be harmed. In addition, the more successful we are in the emerging market for digital media services and applications, the more competitors are likely to emerge including turnkey Internet media application and service providers such as Yahoo! Broadcast Services, InterVU, Inc. and V-Stream; streaming media platform developers such as Apple, Microsoft, RealNetworks and Liquid Audio, Inc.; and video post-production houses. Our digital media services business may face competitive services from companies such as Globix Corporation, Magnum Design, Sonic Foundry and STV Group, Inc. Our digital media applications business may face competitive products from companies like AudioSoft, AudioTruck, InterTrust Technologies Corporation, Microsoft, RealNetworks, Versifi and Vignette Corporation.

  We also may not compete successfully against current or future competitors, many of which have substantially more capital, longer operating histories, greater brand recognition, larger customer bases and significantly greater financial, technical and marketing resources than we do. These competitors may also engage in more extensive development of their technologies, adopt more aggressive pricing policies and establish more comprehensive marketing and advertising campaigns than we can. Our competitors may develop products and service offerings that are more sophisticated than our own. For these or other reasons, our competitors' products and services may achieve greater acceptance in the marketplace than our own, limiting our ability to gain market share and customer loyalty and to generate sufficient revenues to achieve a profitable level of operations.

Our business model is unproven, making it difficult to forecast our revenues and operating results

  Our business model is based on the premise that digital media content providers and developers will outsource a large percentage of their encoding services needs and content management needs. Our potential customers may rely on internal resources for these needs. In addition, technological advances may render an outsourced solution unnecessary, particularly as new media content is created in a digital format. Market acceptance of our services will depend in part on reductions in the cost of our services so that we may offer a more cost effective solution than both our competitors and our customers doing the work internally. Our cost reduction efforts may not allow us to keep pace with competitive pricing pressures or may not lead to improved gross margins. In order to remain competitive, we must reduce the cost of our services through design and engineering changes. We may not be successful in reducing the costs of our services.

Average selling prices of our services may decrease, which may harm our gross margins

  The average selling prices for our services may be lower than expected as a result of competitive pricing pressures, promotional programs and customers who negotiate price reductions in exchange for longer term purchase commitments or otherwise. The pricing of services sold to our customers depends on the duration of the agreement, the specific requirements of the order, purchase volumes, the level of sales and service support and other contractual agreements. We expect to experience pricing pressure in the future and anticipate that the average selling prices and gross margins for our products will decrease over product life cycles. We may not be successful in developing and introducing on a timely basis new products with enhanced features that can be sold at higher gross margins.

If we fail to enhance our existing services and applications products or develop and introduce new digital media services, applications and features in a timely manner to meet changing customer requirements and emerging industry standards, our ability to grow our business will suffer

  The market for Internet media infrastructure solutions is characterized by rapidly changing technologies and short product life cycles. These market characteristics are heightened by the emerging nature of the Internet and the continuing trend of companies from many industries to offer Internet-based applications and services. The widespread adoption of new Internet, networking, streaming media or telecommunications technologies or other technological changes could require us to incur substantial expenditures to modify or adapt our operating practices or infrastructure. Our future success will depend in large part upon our ability to:

  .  identify and respond to emerging technological trends in the market;

  . develop and maintain competitive digital media services and applications;

  . enhance our products by adding innovative features that differentiate our digital media services and applications from those of our competitors;

  .  acquire and license leading technologies;

  . bring digital media services and applications to market on a timely basis at competitive prices; and

  . respond effectively to new technological changes or new product announcements by others.

  We will not be competitive unless we continually introduce new services and applications and enhancements to existing services and applications that meet evolving industry standards and customer needs. In the future, we may not be able to address effectively the compatibility and interoperability issues that arise as a result of technological changes and evolving industry standards. The technical innovations required for us to remain competitive are inherently complex, require long development cycles and are dependent in some cases on sole source suppliers. We will be required to continue to invest in research and development in order to attempt to maintain and enhance our existing technologies and products, but we may not have the funds available to do so. Even if we have sufficient funds, these investments may not serve the needs of customers or be compatible with changing technological requirements or standards. Most development expenses must be incurred before the technical feasibility or commercial viability of new or enhanced services and applications can be ascertained. Revenue from future services and applications or enhancements to services and applications may not be sufficient to recover the associated development costs.

If our systems fail and cause interruption of our services, or if our facility is damaged, our business could be seriously harmed

  The performance of our server and networking hardware and software infrastructure is critical to our business and reputation and our ability to provide high quality customer service and attract and retain customers, suppliers, users and strategic partners. Currently, our infrastructure and production systems are located at one site in Seattle, Washington. We depend on our single-site infrastructure and any disruption to this infrastructure resulting from a fire, natural disaster or other event could result in an interruption in our service, delays in responding to customers' orders and, if sustained or repeated, could impair our reputation and the attractiveness of our services. We have no mirror sites or redundant systems backing up our infrastructure in the event of serious damage or destruction.

  Our systems and operations are vulnerable to damage or interruption from human error, natural disasters, power loss, telecommunications failures, break-ins, sabotage, computer viruses, intentional acts of vandalism and similar events. We do not have a formal disaster recovery plan, and we do not carry sufficient business interruption insurance to compensate us for losses that could occur. The occurrence of any of these conditions could seriously harm our business.

We cannot be certain that we will be able to protect our intellectual property, and we may be found to infringe proprietary rights of others, which could harm our business

  Our intellectual property is important to our business, and we seek to protect our intellectual property through copyrights, trademarks, patents, trade secrets, confidentiality provisions in our customer, supplier and strategic relationship agreements, nondisclosure agreements with third parties, and invention assignment agreements with our employees and contractors. We presently have six provisional patent applications on file with the U.S. Patent and Trademark Office and are currently in the process of preparing and filing six patent applications that claim priority filing dates to those provisional patent applications. We cannot assure you that any or all of the patent applications will be granted. We cannot assure you that measures we take to protect our intellectual property will be successful or that third parties will not develop alternative solutions that do not infringe upon our intellectual property. In addition, we could be subject to intellectual property infringement claims by others. These claims, and any resultant litigation, should it occur, could subject us to significant liability for damages including treble damages for willful infringement. In addition, even if we prevail, litigation could be time-consuming and expensive to defend and could result in the diversion of our time and attention. Any claims from third parties may also result in limitations on our ability to use the intellectual property subject to these claims unless we are able to enter into agreements with the third parties making these claims. Further, we plan to offer our digital media services and applications to customers worldwide including customers in foreign countries that may offer less protection for our intellectual property than the United States. Our failure to protect against misappropriation of our intellectual property, or claims that we are infringing the intellectual property of third parties could have a negative effect on our business, revenues, financial condition and results of operations.

If we fail to successfully establish our new Loudeye name or brand or if we incur significant expenses in promoting and maintaining our name or brand, our business could be harmed

  In December 1999, we changed our name from encoding.com, Inc. to Loudeye Technologies, Inc. to better represent the diversity of our digital media services and applications. The importance of brand and name recognition will increase as more companies provide outsourced encoding solutions and content management applications. If our efforts to build our brand and name identity do not succeed, our business, financial condition and results of operations could be seriously harmed. These efforts have required and will continue to require, significant expense. We cannot assure you that these efforts will be successful. Additionally, our new Loudeye brand and name may cause confusion to current and potential customers, which may harm our business, financial condition and results of operations. There can be no assurance that we will be able to enforce rights related to the Loudeye Technologies, Inc. name and brand, that we will be free to use the name in all jurisdictions, that there will be no challenges to the use of that name or that we will not be required to expend significant resources in defending the use of that name.

Any failure to integrate Alive.com into our business could compromise our growth strategy and harm our business

  On December 14, 1999, we completed our acquisition of Alive.com. To execute our business plan, we must integrate Alive.com's and our operations and services into a cohesive, combined entity. Our acquisition of Alive.com has increased the size of our workforce and expanded the demand on our physical facilities. These increased demands on our management of operations increase the risk that we will fail to gather and communicate information and ideas effectively, including technical knowledge and expertise, throughout our organization which could have a harmful impact on our business. In addition, our acquisition of Alive.com is being accounted for using the purchase method of accounting. Because most software and professional services business acquisitions involve the purchase of significant amounts of intangible assets, acquisitions of these businesses also result in goodwill and significant amortization charges and may also involve charges for acquired research and development projects. For example, as a result of our acquisition of Alive.com, we recorded an aggregate of $19.0 million in goodwill and other intangible assets which will be amortized over a three-year period and will reduce our earnings and profitability for the foreseeable future.

If standards for the secure digital delivery of recorded music and video are not adopted, our customers' piracy concerns might not be satisfied, and they might not use our products and services

  Because some streaming media formats do not contain mechanisms for tracking the source or ownership of digital media, users are able to download and distribute unauthorized or "pirated" copies of copyrighted media, including music, over the Internet. We plan to release an application that deals with encryption techniques and security measures that may have these problems. This piracy is a significant concern to companies who might use our digital media services and applications, and is the reason some record companies are reluctant to digitally deliver their recorded music over the Internet. It is not clear how existing laws governing issues such as property ownership, retransmission of media, encryption and data protection apply to the Internet. The vast majority of such laws were adopted prior to the advent of the Internet and related technologies and do not address the unique issues associated with the Internet and related technologies. Changes to such laws could create uncertainty in the marketplace that could reduce demand for our products and services, increase our costs of doing business or otherwise impair our finance or business prospects. If standard formats for secure digital delivery of digital media are not adopted, pirated copies of recorded music and other media may continue to be available on the Internet and reduce the willingness of content providers to utilize our products and services.

We depend on a limited number of large customers for a majority of our revenues so the loss or delay in payment from one or a small number of customers could have a significant impact on our revenues and operating results

  A limited number of large customers have accounted for a majority of our revenues and will continue to do so for the foreseeable future. During the year ended December 31, 1998, two customers, National Emergency Training Center and Microsoft Corporation, accounted for 14% and 12% of our revenues, respectively. In the year ended December 31, 1999, Kanakaris and Microsoft accounted for 13% and 11% of our revenues, respectively. We believe that a small number of customers may continue to account for a significant percentage of our revenues for the foreseeable future. Due to high revenue concentration among a limited number of customers, the cancellation or delay of a customer order or our failure to timely complete or deliver a project during a given quarter is likely to significantly reduce revenues for the quarter. If we were to lose a key customer, our business, financial condition and operating results could suffer. In addition, if a key customer fails to pay amounts it owes us, or does not pay those amounts on time, our revenues and operating results could suffer. If we are unsuccessful in increasing our customer base, our business could be harmed.

The length of our sales cycle is uncertain and therefore could cause significant variations in our operating results

  Our largest customers are typically large corporations that often require long testing and approval processes before making a purchase decision. Therefore, the length of our sales cycle--the time between an initial customer contact and completing a sale--has been and may continue to be unpredictable. The time between the date of our initial contact with a potential new customer and the execution of a sales contract with that customer ranges from less than two weeks to more than six months, depending on the size of the customer, the application of our solution and other factors. Our sales cycle is also subject to delays as a result of customer-specific factors over which we have little or no control, including budgetary constraints and internal acceptance procedures. During the sales cycle, we may expend substantial sales and management resources without generating corresponding revenues. Our expense levels are relatively fixed in the short term and are based in part on our expectations of future revenues. As a result, any delay in our sales cycle could cause significant variations in our operating results, particularly because a relatively small number of customer orders represents a large portion of our revenues.

The technology underlying our services and applications is complex and may contain unknown defects that could harm our reputation, result in product liability or decrease market acceptance of our services and applications

  The technology underlying our digital media services and applications is complex and includes software that is internally developed and software licensed from third parties. These software products may contain errors or defects, particularly when first introduced or when new versions or enhancements are released. We may not discover software defects that affect our current or new services and applications or enhancements until after they are sold. Furthermore, because our digital media services are designed to work in conjunction with various platforms and applications, we are susceptible to errors or defects in third-party applications that can result in a lower quality product for our customers. Because our customers depend on us for digital media management, any interruptions could:

  .  damage our reputation;

  .  cause our customers to initiate product liability suits against us;

  .  increase our product development costs;

  .  divert our product development resources;

  .  cause us to lose sales; and

  .  delay market acceptance of our digital media services and applications.

  We do not possess product liability insurance, and our errors and omissions coverage is not likely to be sufficient to cover our complete liability exposure.

We plan to expand our business into international markets which will require significant resources and will subject us to new risks that may limit our return from our international sales efforts

  One of our strategies to increase our sales is to add an international sales force and operations. This expansion will involve a significant use of management and financial resources, particularly because we have no previous experience with international operations. We may not be successful in creating international operations or sales. In addition, international business activities are subject to a variety of risks, including:

  . the adoption of laws detrimental to our operations such as legislation relating to the collection of personal data over the Internet or laws, regulations or treaties governing the export of encryption related software;

  .  currency fluctuations;

  . actions by third parties such as discount pricing and business techniques unique to foreign countries;

  .  political instability; and

  . economic conditions including inflation, high tariffs or wage and price controls.

  We do not possess "political risk" insurance, and any of these risks could restrict or eliminate our ability to do business in foreign jurisdictions.

Any acquisitions we make, including our recent acquisition of Alive.com, could disrupt our business and harm our financial condition

  We may attempt to acquire businesses, technologies, services or products that we believe are a strategic fit with our business. Except for the acquisition of Alive.com, which was completed in December 1999, we currently have no commitments or agreements with respect to any material acquisition and no material acquisition is currently being pursued. If we do undertake any transaction of this sort, the process of integrating an acquired business, technology, service or product may result in unforeseen operating difficulties and expenditures and may absorb significant management attention that would otherwise be available for ongoing development of our business. Moreover, we cannot assure you that the anticipated benefits of any acquisition will be realized. Future acquisitions could result in potentially dilutive issuances of equity securities, the incurrence of debt, contingent liabilities, or amortization expenses related to goodwill and other intangible assets and the incurrence of large and immediate write-offs, any of which could seriously harm our business, results of operations and financial condition.

  In addition, recent changes in the Financial Accounting Standards Board and SEC rules for merger accounting may affect our ability to make acquisitions or be acquired. For example, elimination of the "pooling" method of accounting for mergers increases the amount of goodwill that we would be required to account for if we acquire another company, which would have an adverse financial impact on our future net income. Further, the reduced availability of write-offs for in-process research and development costs under the purchase method of accounting in connection with an acquisition could make an acquisition more costly for us.

We have in the past experienced returns of our customers' encoded content, and as our business grows we may experience increased returns, which could harm our reputation and negatively affect our operating results

  In the past, we have had on occasion difficulty monitoring the quality of our service. A limited number of our customers have returned encoded content to us for our failure to meet the customer's specifications and requirements. It is likely that we will experience some level of returns in the future and, as our business grows, the amount of returns may increase. Also, returns may harm our relationship with potential customers and business in the future. If returns increase, our reserves may not be sufficient and our operating results would be negatively affected.

We may be liable to third parties for music, software and other content that we encode, distribute or make available on our site

  We may be liable to third parties for the content that we encode, distribute or make available on our site:

  . if the content violates third party copyright, trademark or other intellectual property rights;

  . if our customers violate the intellectual property rights of others by providing content to us or by having us perform digital media services; or

  . if content that we encode or otherwise handle for our customers is deemed obscene, indecent or defamatory.

  In addition, we face the risk of our customers misrepresenting to us that they have all necessary ownership rights in the content for us to perform our encoding services. Any alleged liability could harm our business by damaging our reputation, requiring us to incur legal costs in defense, exposing us to awards of damages and costs and diverting management's attention which could have an adverse effect on our business, results of operations and financial condition. Our customers for encoding services generally agree to hold us harmless from claims arising from their failure to have the right to encode the content given to us for that purpose. However, customers may contest this responsibility or not have sufficient resources to defend claims and we have limited insurance coverage for claims of this nature.

  Because we host audio and video content on our Web site and on other Web sites for customers and provide services related to digital media content, we face potential liability for negligence, infringement of copyright, patent, or trademark rights, defamation, indecency and other claims based on the nature and content of the materials that we host. Claims of this nature have been brought, and sometimes successfully pressed, against Internet content distributors. In addition, we could be exposed to liability with respect to the unauthorized duplication of content or unauthorized use of other parties' proprietary technology. Any imposition of liability that is not covered by insurance or is in excess of insurance coverage could harm our business.

  We cannot assure you that third parties will not claim infringement by us with respect to past, current or future technologies. We expect that participants in our markets will be increasingly subject to infringement claims as the number of services and competitors in our industry segment grows. In addition, these risks are difficult to quantify in light of the continuously evolving nature of laws and regulations governing the Internet. Any claim relating to proprietary rights, whether meritorious or not, could be time-consuming, result in costly litigation, cause service upgrade delays or require us to enter into royalty or licensing agreements, and we can not assure you that we will have adequate insurance coverage or that royalty or licensing agreements will be available on terms acceptable to us or at all.

We would lose revenues and incur significant costs if our systems or material third-party systems are not year 2000 compliant

  Many computer programs have been written using two digits rather than four digits to define the applicable year. This could pose a problem at the end of the century because these computer programs may recognize a date using "00" as the year 1900, rather than the year 2000. This in turn could result in major system failures or miscalculations and is generally referred to as the Year 2000 problem.

  As a technology company, we are dependent, to a very substantial degree, on the proper functioning of our computer systems. The very way in which we do business depends not only on the proper functioning of our computer systems, but those of all of our customers as well. Any problems associated with the Year 2000 problem that impede our systems or those of our customers or the Internet in general could seriously harm our business, results of operations and financial condition.

  We cannot assure you that our own systems, or those of our customers or those of the Internet network providers or Internet service providers, will be Year 2000 compliant in a timely manner. Moreover, we cannot assure that costs related to Year 2000 compliance will not be significant. We also cannot assure you that customers will be able to access our Web site or other Web sites without serious disruptions arising from the Year 2000 problem. Given the pervasive nature of the Year 2000 problem, disruptions may occur to the Internet as a whole or to specific industries or market segments in the entire economy.

                         Risks Related to the Internet

Our success depends on the continued growth of our customers' Internet-based businesses and any failure of Internet-based commercial activities to continue to grow at the rates currently anticipated would seriously harm our business, results of operations and financial condition

  Our business model depends on our customers developing successful businesses based on the Internet and digital media. For our business to succeed, the use of the Internet must continue to grow and gain widespread acceptance in order that our customers' businesses succeed. Many factors could inhibit this growth of the Internet including inadequate network infrastructure, inconsistent quality of service, and unavailability of cost-effective, high-speed access to the Internet. The failure of Internet-based commercial activities to continue to grow at the rates currently anticipated would seriously harm our business, results of operations and financial condition.

We could face additional burdens associated with government regulation of and legal uncertainties surrounding the Internet

  We are not currently subject to direct regulation by any governmental agency other than laws and regulations generally applicable to businesses, although certain U.S. export controls and import controls of other countries, including controls on the use of encryption technologies, may apply to our products. Few existing laws or regulations specifically apply to the Internet. However, it is likely that a number of laws and regulations may be adopted in the United States and other countries with respect to the Internet. These laws may relate to areas such as content issues (such as obscenity, indecency and defamation), copyright and other intellectual property rights, caching of content by server products, encryption concerns, including export controls, electronic authentication or "digital signatures," personal privacy, advertising, taxation, electronic commerce liability, email, network and information security and the convergence of traditional communication services with Internet communications, including the future availability of broadband transmission capability. Other countries and political organizations are likely to impose or favor more and different regulation than that which has been proposed in the United States, thus furthering the complexity of regulation. The adoption of such laws or regulations, and uncertainties associated with their validity and enforcement, may affect our ability to provide our products and services and increase the costs associated with our products and services, and may affect the growth of the Internet. These laws or regulations may therefore harm our business.

  We do not know for certain how existing laws governing issues such as property ownership, copyright and other intellectual property issues, taxation, illegal or obscene content, retransmission of media and personal privacy and data protection apply to the Internet. The vast majority of such laws were adopted before the advent of the Internet and related technologies and do not address the unique issues associated with the Internet and related technologies. Most of the laws that relate to the Internet have not yet been interpreted. Changes to or the interpretation of these laws could:

  . limit the growth of the Internet;

  . create uncertainty in the marketplace that could reduce demand for our digital media services and applications;

  . increase our cost of doing business;

  . expose us to significant liabilities associated with content distributed or accessed through our products or services; or

  . lead to increased product and applications development costs, or otherwise harm our business.

                         Risks Related to this Offering

Because the Nasdaq stock market is likely to experience extreme price and volume fluctuations, the price of our stock may decline even if our business is doing well

  Although the initial public offering price will be determined based on several factors, the market price for our common stock will vary from the initial offering price after this offering. The market price of our common stock may fluctuate significantly in response to a number of factors, some of which are beyond our control, including:

  . quarterly variations in operating results;

  . changes in financial estimates by securities analysts;

  . announcements by us or our competitors, of new products, significant contracts, acquisitions or strategic relationships;

  . publicity about our company, our digital media services and applications, our competitors, or electronic commerce in general;

  . additions or departures of key personnel;

  . any future sales of our common stock or other securities; and

  . stock market price and volume fluctuations of publicly-traded companies in general and Internet-related companies in particular.

  The trading prices of Internet-related companies have been especially volatile and many are at or near historical highs. Investors may be unable to resell their shares of our common stock at or above the offering price. In the past, securities class action litigation has often been brought against a company following periods of volatility in the market price of its securities. We may be the target of similar litigation in the future. Securities litigation could result in substantial costs and divert management's attention and resources, which could seriously harm our business and operating results.

Because there has been no prior public market for our common stock, we cannot be certain that our stock price will not decline after this offering

  Prior to this offering, there has not been a public market for our common stock. We cannot predict the extent to which a market will develop or how liquid that market might become. The initial public offering price for the shares of our common stock will be determined by negotiations between us and the representatives of the underwriters and may not be indicative of the prices that will prevail in the market following this offering.

Because our principal stockholders and management may have the ability to control stockholder votes, the premium over market price that an acquiror might otherwise pay may be reduced and any merger or takeover may be delayed

  Upon completion of this offering and the concurrent private placement, our officers and directors will, in the aggregate, beneficially own approximately 56% of our outstanding common stock. As a result, these stockholders, acting together, will have the ability to control substantially all matters submitted to our stockholders for approval, including:

  . the election or removal of our board of directors;

  . the amendment of our certificate of incorporation or bylaws; and

  . the adoption of measures that could delay or prevent a change in control or impede a merger, takeover or other business combination involving us.

  These stockholders will have substantial influence over our management and our affairs. Accordingly, this concentration of ownership may have the effect of impeding a merger, consolidation, takeover or other business consolidation involving us, or discouraging a potential acquirer from making a tender offer for our shares. This concentration of ownership could also adversely affect our stock's market price or lessen any premium over market price that an acquiror might otherwise pay.

Our management has broad discretion in using the proceeds from this offering and the concurrent private placement, which might not be used in ways that increase our operating results or market value

  We estimate the net proceeds from this offering and the concurrent private placement will be approximately $62.5 million, after deducting estimated expenses of the offering and assuming an offering price of $14.00 per share. Our management will have broad discretion in how we use the net proceeds of this offering, including uses which do not increase our operating results or market value. We currently expect to use these proceeds for general corporate purposes, including capital expenditures and working capital. We also may use a portion of the net proceeds for the future acquisition of companies, technology or services that complement our business, or for strategic alliances with, or investments in, companies that provide complementary products and services. You will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. See "Use of Proceeds."

We may need to raise additional capital in the future, and if we are unable to secure adequate funds on terms acceptable to us, we may be unable to execute our business plan

  We believe that the net proceeds of this offering and the concurrent private placement, together with our other existing and available funds, will be sufficient to meet our anticipated needs for working capital, capital expenditures and business expansion through at least the next 18 months. Thereafter, we may need to raise additional funds. We may have to raise funds even sooner in order to fund more rapid expansion, to develop new or enhanced services or products, to respond to competitive pressures, to acquire complementary products, businesses or technologies or otherwise to respond to unanticipated requirements. If additional funds are raised through the issuance of equity or convertible debt securities, the percentage ownership of our stockholders will be reduced. If we raise capital through debt financing, we may be forced to accept restrictions affecting our liquidity, including restrictions on our ability to incur additional indebtedness or pay dividends. We cannot assure you that additional financing will be available on favorable terms or at all. If adequate funds are not available or are not available on acceptable terms, we may not be able to fund our ongoing operations and planned expansion, take advantage of unanticipated acquisition opportunities, develop or enhance services and applications or respond to competitive pressures. This inability could seriously harm our business, results of operations and financial condition.

We have certain anti-takeover defenses that could delay or prevent our acquisition which could reduce the value of an investment in us

  Certain provisions of our certificate of incorporation and bylaws and the provisions of Delaware law could have the effect of delaying, deferring or preventing an acquisition of Loudeye, even if an acquisition would be beneficial to our stockholders. See "Description of Capital Stock" for more information on our charter and by-law provisions.

A substantial number of our shares of common stock are eligible for future sale, and the sale of these shares may depress our stock price, even if our business is doing well

  Sales of a substantial number of shares of common stock after this offering could adversely affect the market price of our common stock and could impair our ability to raise capital through the sale of additional equity securities. Upon completion of this offering and our concurrent private placement (at an assumed public offering price of $14.00 per share), we will have 34,643,518 shares of common stock outstanding with 35,318,518 shares outstanding if the underwriters' option to purchase additional shares is exercised in full. The 4,500,000 shares of common stock sold in this offering, which would be 5,175,000 shares if the underwriters' option to purchase additional shares is exercised in full, will be freely tradable without restriction or further registration under the Federal securities laws unless purchased by our "affiliates" as that term is defined in Rule 144. The remaining 30,143,518 shares of common stock outstanding upon completion of this offering will be "restricted securities" as that term is defined in Rule 144.

  All of our stockholders, option holders and warrant holders are subject to agreements that limit their ability to sell their shares of common stock. These securityholders cannot sell or otherwise dispose of any shares of common stock for a period of at least 180 days after the date of this prospectus without the prior written approval of FleetBoston Robertson Stephens Inc. or us in certain cases. When these agreements expire, these shares and the shares underlying the options will become eligible for sale, in some cases only pursuant to the volume, manner of sale and notice requirements of Rule 144.

Because the initial public offering price will be substantially higher than the book value per share of our outstanding common stock, new investors will incur immediate and substantial dilution in the amount of $10.82 per share based on the assumed offering price of $14.00

  The initial public offering price will be substantially higher than the book value per share of our common stock outstanding immediately after this offering based on the total value of our assets less our total liabilities. Therefore, if you purchase common stock in this offering, you will experience immediate and substantial dilution of approximately $10.82 per share (assuming an offering price of $14.00 per share) in the price you pay for the common stock as compared to its book value. Furthermore, investors purchasing common stock in this offering will own only 14% of our shares outstanding even though they will have contributed 53% of the total consideration received by us in connection with our sales of common stock. To the extent outstanding options to purchase common stock are exercised, there will be further dilution. Our current shareholders will incur an unrealized gain of $1.58 per share as a result of this offering.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

  This prospectus contains forward-looking statements. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as may, will, should, expect, plan, anticipate, believe, estimate, predict, potential or continue, the negative of terms like these or other comparable terminology. These statements are only predictions. Actual events or results may differ materially. In evaluating these statements, you should specifically consider various factors, including the risks outlined in "Risk Factors" above. These factors may cause our actual results to differ materially from any forward-looking statement.

  Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of the forward-looking statements. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform these statements to actual results or to changes in our expectations.

                                USE OF PROCEEDS

  The net proceeds to be received by us from the sale of the 4,500,000 shares of common stock in this offering are estimated to be $57.5 million ($66.3 million if the underwriters exercise their over-allotment option in full), at an assumed initial public offering price of $14.00 per share and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. In addition, the net proceeds to be received by us from the sale of 384,025 shares of common stock in a private placement to Akamai are estimated to be $5.0 million, at an assumed private placement price of $13.02 per share.

  The principal purposes of this offering are to increase our working capital, to create a public market for our common stock, to facilitate our future access to the public capital markets and to increase our visibility in the retail marketplace. We expect to use approximately $9.0 million of the net proceeds in 2000 for capital expenditures primarily associated with expansion of our encoding and hosting infrastructure and other technology and systems upgrades. In addition, we plan to use approximately $2.0 million of the proceeds to establish production and sales facilities in Santa Monica, California and New York, New York. We have no specific plans for the remaining proceeds. This allocation is only an estimate and we may adjust it as necessary to address our operational needs in the future. For instance, we may also use a portion of the net proceeds to acquire complementary technologies or businesses; however, we currently have no commitments or agreements and are not involved in any negotiations with respect to any transactions of this nature. Pending use of the net proceeds of this offering, we intend to invest the net proceeds in interest-bearing, investment grade securities.

                                DIVIDEND POLICY

  We have never declared or paid cash dividends on our capital stock. We currently intend to retain all available funds and any future earnings for use in the operation and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future. The terms of our credit agreement with Imperial Bank restrict our ability to pay dividends, and in the future the terms of other credit agreements or contractual provisions may impose restrictions or limitations on the payment of dividends.

                                 CAPITALIZATION

  The following table sets forth our capitalization as of December 31, 1999 on an actual, pro forma and pro forma as adjusted basis:

  . The "actual" column reflects our capitalization as of December 31, 1999 without any adjustments to reflect subsequent events or anticipated events,

  . The "pro forma" column reflects our capitalization as of December 31, 1999 with adjustments to give effect to the conversion of all shares of outstanding convertible preferred stock into 21,063,236 shares of common stock upon the closing of this offering,

  . The "pro forma as adjusted" column reflects our capitalization as of December 31, 1999 with adjustments to give effect to (1) the receipt of the estimated proceeds from the sale of our common stock offered hereby after deducting the estimated offering expenses and underwriting discounts and commissions, (2) the change in the authorized number of shares upon the completion of this offering, and (3) the receipt of the proceeds from the sale by us of 384,025 shares of our common stock to Akamai Technologies, Inc. at an assumed price of $13.02 per share, with a deferred charge of approximately $376,000 related to the discount, which will be amortized over one year.

  This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and related notes thereto included elsewhere in this prospectus.

                                                      December 31, 1999
                                               --------------------------------
                                                                     Pro Forma
                                               Actual    Pro Forma  As Adjusted
                                               -------  ----------- -----------
                                                        (Unaudited) (Unaudited)
                                                 (in thousands except share
                                                            data)
Long-term obligations, including current
 portion...................................... $ 3,094    $ 3,094    $  3,094
Stockholders' equity:
 Preferred stock; $0.001 par value; authorized
  41,000,000 actual, 21,063,236 shares issued
  and outstanding actual; 41,000,000 shares
  authorized, no shares issued and
  outstanding, pro forma; and 5,000,000 shares
  authorized, no shares issued and outstanding
  pro forma as adjusted.......................  58,536        --          --
 Common stock; par value $0.001 per share;
  100,000,000 shares authorized actual,
  8,696,257 shares issued and outstanding
  actual; 100,000,000 shares authorized,
  8,696,257 shares issued and outstanding, pro
  forma; and 100,000,000 shares authorized,
  34,643,518 shares issued and outstanding pro
  forma as adjusted and additional paid in
  capital.....................................  27,147     85,683     148,567
 Beneficial conversion feature................  14,120     14,120      14,120
 Warrants.....................................   1,159      1,159       1,159
 Deferred stock compensation..................  (6,843)    (6,843)     (6,843)
 Accumulated deficit.......................... (26,630)   (26,630)    (26,630)
                                               -------    -------    --------
Total shareholders' equity....................  67,489     67,489     130,373
                                               -------    -------    --------
Total capitalization.......................... $70,583    $70,583    $133,467
                                               =======    =======    ========

  This table excludes the following shares:

  . 6,371,772 shares of common stock issuable upon the exercise of options under our stock option plans consisting of:
    . 4,223,209 shares of common stock underlying options outstanding as of December 31, 1999 at a weighted average exercise price of $0.97 per share, of which 355,783 were fully vested as of December 31, 1999;
    . 2,148,563 shares of common stock underlying options available for future grants; and

  . 41,053 shares issuable upon exercise of a Series C preferred stock warrants outstanding as of December 31, 1999 with an exercise price of $1.90.

  . 650,000 shares issuable upon exercise of a common stock warrant outstanding as of December 31, 1999 with an exercise price of $10.00 per share.

  . 200,000 shares of common stock available under our 2000 Employee Stock Purchase Plan.

  . 250,000 shares of common stock available under our 2000 Director Stock Option Plan.

                                    DILUTION

  Our pro forma net tangible book value as of December 31, 1999 was $47.6 million or approximately $1.60 per share. Pro forma net tangible book value per share represents the amount of our total tangible assets less total liabilities, divided by the number of shares of common stock outstanding after giving effect to the conversion of all shares of outstanding preferred stock into shares of common stock upon the closing of this offering.

  Dilution in pro forma net tangible book value per share represents the difference between the amount per share paid by purchasers of shares of common stock in our initial public offering and the pro forma net tangible book value per share of common stock immediately after the completion of this offering. Our pro forma as adjusted net tangible book value at December 31, 1999 would have been $110.1 million or approximately $3.18 per share after giving effect to:

  . the conversion of all shares of outstanding preferred stock into shares of common stock upon the closing of this offering;

  . the application of the net proceeds from the sale of 4,500,000 shares of common stock offered by us at an assumed initial public offering price of $14.00 per share, after deducting the underwriting discount and estimated offering expenses payable by us; and

  . the receipt of $5.0 million from the sale of 384,025 shares of common stock to Akamai Technologies, Inc. at an assumed price of $13.02 per share.

This represents an immediate increase in net tangible book value per share of $1.58 per share to existing stockholders and an immediate dilution of $10.82 per share to new investors in this offering and the private placement.

  The following table sets forth, as of December 31, 1999, the differences between the number of shares of our common stock purchased, the total consideration paid and the average price per share paid by existing holders of common stock and by the new investors, before deducting the underwriting discounts and estimated offering expenses payable by us, at the assumed initial public offering price of $14.00 per share.

   Assumed initial public offering price per share...............       $14.00
    Pro forma net tangible book value per share as of December
     31, 1999.................................................... $1.60
    Increase per share attributable to new investors.............  1.58
                                                                  -----
   Pro forma as adjusted net tangible book value per share after
    the offering.................................................       $ 3.18
                                                                        ------
   Dilution per share to new investors...........................       $10.82
                                                                        ======

                              Shares Purchased      Total Consideration    Average
                            --------------------- ----------------------- Price Per
                              Number   Percentage    Amount    Percentage   Share
                            ---------- ---------- ------------ ---------- ---------
   Existing stockholders... 29,759,493    85.9%   $ 61,117,473    47.3%     $2.05
   New investors...........  4,884,025    14.1%     68,000,000    52.7%     13.92
                            ----------   -----    ------------   -----      -----
     Total................. 34,643,518   100.0%   $129,117,473   100.0%
                            ==========   =====    ============   =====

  The foregoing tables assume no exercise of the underwriters' overallotment option and excludes the following shares:

  . 6,371,772 shares of common stock issuable upon the exercise of options under our stock option plans consisting of:
    . 4,223,209 shares of common stock underlying options outstanding as of December 31, 1999 at a weighted average exercise price of $0.97 per share, of which 355,783 were fully vested as of December 31, 1999; and
    . 2,148,563 shares of common stock underlying options available for future grants.

  . 41,053 shares issuable upon exercise of a Series C preferred stock warrant outstanding as of December 31, 1999 with an exercise price of $1.90.

  . 650,000 shares issuable upon exercise of a common stock warrant outstanding as of December 31, 1999 with an exercise price of $10.00 per share.

  . 200,000 shares of common stock available under our 2000 Employee Stock Purchase Plan.

  . 250,000 shares of common stock available under our 2000 Director Stock Option Plan.

                            SELECTED FINANCIAL DATA

  The selected financial data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and the notes thereto included elsewhere in this prospectus. The statement of operations data set forth below for the period from August, 1997 (inception) to December 31, 1999 and the selected balance sheet data as of December 31, 1999 have been derived from our audited financial statements included elsewhere in this prospectus, which have been audited by Arthur Andersen LLP, Independent Public Accountants. The
"Pro Forma" balance sheet data displayed in the "Pro Forma" column reflects the following:

  . the conversion of all shares of outstanding preferred stock into shares of common stock upon the closing of this offering;

  . the application of the net proceeds from the sale of 4,500,000 shares of common stock offered by us at an assumed initial public offering price of $14.00 per share, after deducting the underwriting discount and estimated offering expenses; and

  . the receipt of $5.0 million from the sale of 384,025 shares of common stock to Akamai Technologies, Inc., which we expect to sell in a private placement concurrent with the closing of this initial public offering at an assumed price of $13.02 per share. We expect to recognize a deferred charge associated with this discount of approximately $376,000, which will be amortized over one year.

The historical results are not necessarily indicative of results to be expected for any future period.

  See note 2 of notes to financial statements for an explanation of the determination of the number of weighted average shares used to compute pro forma net loss per share amounts.

                             Period from
                            Aug. 12, 1997
                           (inception) to   Fiscal Year Ended Fiscal Year Ended
                          December 31, 1997 December 31, 1998 December 31, 1999
                          ----------------- ----------------- -----------------
Statement of Operations
 Data:
Revenues.................    $       10        $      286        $    2,645
                             ---------         ---------         ----------
Cost of revenues.........            17               504             2,871
                             ---------         ---------         ----------
Gross margin.............            (7)             (218)             (226)
Operating expenses:
  Research and
   development...........            12               204             1,248
  Sales and marketing....            39               588             3,982
  General and
   administrative........            37               674             3,612
  Amortization of
   intangibles...........            --                --               302
  Stock-based
   compensation..........            --                --             1,554
                             ---------         ---------         ----------
    Total operating
     expenses............            88             1,466            10,698
                             ---------         ---------         ----------
Other income (expense)...            --                34                22
                             ---------         ---------         ----------
Net loss.................           (95)           (1,650)         (10,902)
                             ---------         ---------         ----------
Beneficial conversion
 feature.................            --                --           (14,121)
                             ---------         ---------         ----------
Net loss to common
 shareholders............    $      (95)       $   (1,650)       $  (25,023)
                             =========         =========         ==========
Basic and diluted net
 loss per share..........           n/a        $    (0.41)       $    (4.62)
                             =========         =========         ==========
Basic and diluted pro
 forma net loss per
 share...................           n/a        $    (0.17)       $    (1.50)
                             =========         =========         ==========
Weighted average shares
 outstanding used to
 compute basic and
 diluted net loss per
 share...................           n/a         4,039,444         5,410,507
                             =========         =========         ==========
Weighted average shares
 outstanding used to
 compute basic and
 diluted pro forma net
 loss per share..........           n/a         9,585,049        16,659,800
                             =========         =========         ==========

                                                              December 31, 1999
                                                             -------------------
                                                             Actual   Pro Forma
                                                             ------- -----------
                                                                     (Unaudited)
Balance Sheet Data (in thousands):
Cash and cash equivalents................................... $49,273  $111,781
Working capital.............................................  44,032   106,540
Total assets................................................  76,775   139,659
Long-term obligations, less current portion.................   1,963     1,963
Total stockholders' equity..................................  67,489   130,373

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The following discussion and analysis of our financial condition and results of operations should be read in conjunction with "Selected Financial Data" and our financial statements and notes thereto appearing elsewhere in this prospectus. This discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors including, but not limited to, those set forth under "Risk Factors" and elsewhere in this prospectus.

Overview

  We are a leading provider of Internet media infrastructure services and applications for the media entertainment and corporate markets that enable our customers to optimize the use of digital media content over the Internet and intranets. We provide our customers with outsourced end-to-end solutions that include encoding services, publishing and distribution of rich media and hosting services. To date, we have performed digital media services for over 250 customers.

  We began our operations as a Washington limited liability company in August 1997 and were incorporated as a Delaware corporation in March 1998. We began providing encoding services in 1997 for both audio and video content, and recorded our first revenues from sales of our services in September 1997. From inception through December 31, 1998, our operating activities related primarily to recruiting personnel, raising capital, purchasing operating assets, conducting research and development, building our brand and providing encoding services. During 1999, we accelerated our investment in our research and development capabilities, our sales and marketing organization, our manufacturing operations and facilities, and our general and administrative infrastructure.

  Substantially all of our revenues to date have been generated by sales of digital media services. Digital media services revenues consist primarily of encoding services to convert audio and video content into Internet media formats, as well as other services for deployment of media over the Internet. These other services include digital watermarking, which protects content from unauthorized use, distribution and management services, indexing services, metadata collection and analysis of information related to the content, search engine indexing, rights management and consulting services. We charge our customers on either a time and materials basis or a fixed fee basis which depends on a variety of factors, such as volume and type of content provided and number and type of output formats requested. We generally recognize digital media services revenues as the service is provided and invoice our customers upon delivery of encoded product. Payment terms with customers generally require payment within 30 days of the invoice date. In the fourth quarter of 1999 we began requiring our customers to make a non-refundable deposit at the time an order for encoding services is placed.

  Our digital media applications consist of a set of targeted vertical applications based on our media application platform, such as photo albums applications, media-enhanced auction and classified listing applications and media-enhanced advertising and marketing applications. We anticipate digital media application revenues will consist of licensing fees, per use charges and maintenance and support fees. As of December 31, 1999, we had not recorded any revenues from licensing of our digital media applications.

  We market our digital media services and applications primarily to the media, entertainment and corporate markets through our direct sales force, reseller and co-marketing partners and our Web site. We expect that sales derived through indirect channels will increase as a percentage of total revenues as we expand our international efforts and system integrator relationships. Historically, we have provided our services pursuant to volume purchase agreements with prices determined by projected volume. In the future, we anticipate providing digital media services pursuant to volume purchase orders with prices determined based on specific committed volume and schedules. We believe these anticipated commitments will improve our ability to schedule production and forecast revenues.

  We have recorded stock-based compensation expense related to stock options granted below fair market value through December 31, 1999 of $7.8 million. Of this amount, we amortized approximately $982,000 through that same period. This amount represents the difference between the exercise price of these stock option grants and the deemed fair value of the common stock at the time of grant. The remaining $6.8 million will be amortized over the remaining vesting period of the options, generally four and one-half years or less. As a result, the amortization of stock-based compensation will impact our reported results of operations through fiscal 2004.

  We have granted approximately 220,000 options to consultants which vest on the same terms as options granted to employees. These terms require that the individuals continue their current consulting relationship with us in order to continue vesting. These options are accounted for in accordance with the provisions of SFAS 123 and EITF 96-18. Accordingly, using the Black-Scholes option pricing model and assuming a term of five years, a risk-free interest rate of 5.50% and expected volatility of 75%, the options are marked to fair value at each reporting period through charges to stock-based compensation in the statements of operations. Approximately $572,000 was recognized in stock-based compensation expense related to these options in the year ended
December 31, 1999.

  We have granted a warrant to purchase 650,000 shares of common stock to Valley Media in conjunction with a commercial agreement. The warrant is exercisable immediately and expires in December 2000. This warrant has been accounted for in accordance with the provisions of EITF 96-18. Accordingly, using the Black-Scholes option pricing model and assuming a term of one year, a risk-free interest rate of 5.00% and an expected volatility of 70%, we calculated the value of the warrant to be $1,124,500. This amount has been capitalized within other assets and will be amortized over three years, the initial term of the agreement.

  We have sustained losses and incurred negative gross margins on a quarterly and annual basis since inception and we expect to continue to sustain losses and incur negative gross margins for the foreseeable future as we expand our operations and production facilities. As of December 31, 1999, we had an accumulated deficit of $26.6 million. Our net loss was approximately $95,000 from inception to December 31, 1997, $1.6 million in fiscal year 1998, and $25.0 million in fiscal year 1999. Included in the accumulated deficit as of December 31, 1999 is a $14.1 million charge related to a beneficial conversion feature associated with the sale of shares of Series D preferred stock in December 1999. Operating losses resulted from significant costs incurred in the development and sale of our products and services. We expect to experience significant growth in our operating expenses in all functional areas in order to execute our business plan. As a result, we anticipate that these operating expenses, as well as planned capital expenditures, will constitute a material use of our cash resources. We expect to incur additional losses and continued negative cash flow from operations in the future. We cannot assure you that we will achieve or sustain profitability.

  Our limited operating history makes the prediction of future operating results difficult. In view of our limited operating history and the rapidly evolving nature of our business, we believe that period-to-period comparisons of our operating results, particularly for each of the years ended 1997, 1998 and 1999, are not meaningful and should not be relied upon as an indication of future performance. Our business prospects must be considered in light of the risks and uncertainties often encountered by early-stage companies in the Internet-related products and services market. We may not be successful in addressing these risks and uncertainties. We have experienced significant percentage growth in revenues in recent periods; however, we do not believe that prior growth rates are sustainable or indicative of future growth rates. It is likely that in some future quarter our operating results may fall below the expectations of securities analysts and investors. In this event, the trading price of our common stock may fall significantly.

  In December 1999, we acquired Alive.com, Inc., whose principle business is the development of streaming media applications, in exchange for 2,508,848 shares of our common stock and the issuance of options to purchase 91,181 shares of our common stock and the assumption of liabilities, representing a total purchase price of $19.0 million. This acquisition was accounted for using the purchase method of accounting. We recorded intangibles and goodwill of $19.0 million, which will be amortized on a straight-line basis over three years.

  In December 1999, we sold $47.8 million of Series D preferred stock in a private equity placement with a number of strategic investors pursuant to the terms of a stock purchase agreement which was entered into on December 14, 1999 as amended on December 17, 1999. These investors included AmericaOnline, Inc., CBS Corporation, Microsoft Corporation, National Broadcasting Company, Inc., Olympic Venture Partners, RRE Ventures and Wasserstein Adelson Ventures. We issued a total of 7,510,989 shares of Series D preferred stock at price of $6.37 per share. The Series D preferred stock will convert to common stock at a one-to-one ratio upon the closing of this offering. The Series D preferred stock contains substantially the same rights and preferences as the Series B and Series C preferred stock.

  In February 2000, we entered into a common stock purchase agreement with Akamai Technologies, Inc., under which we agreed to sell to Akamai shares of our common stock in a private placement concurrent with and conditioned upon the sale of shares in this offering. The price of the shares in the concurrent private placement will be the initial public offering price per share less the underwriting discounts and commissions. The number of shares we will sell to Akamai is equal to $5.0 million worth of common stock priced at the initial public offering price per share less the underwriting discounts and commissions. We expect to recognize a deferred charge associated with this discount of approximately $376,000, which will be amortized over a period of approximately one year.

Results of Operations

  The following table sets forth our historical operating information as a percentage of our total revenues represented by each item for the periods indicated:

                                  Year Ended
                                 December 31,
                                ------------------
                                1997   1998   1999
                                ----   ----   ----
     Revenues..................  100 %  100 %  100 %
     Cost of revenues..........  170    176    108
                                ----   ----   ----
     Gross margin..............  (70)   (76)    (8)
     Operating expenses:
       Research and
        development............  120     71     47
       Sales and marketing.....  390    206    151
       General and
        administrative.........  370    236    137
       Amortization of
        intangibles............  --     --      11
       Stock-based
        compensation...........  --     --      59
                                ----   ----   ----
       Total operating
        expenses...............  880    513    405
     Other income (expense),
      net......................  --      12      1
                                ----   ----   ----
     Net loss.................. (950)% (577)% (412)%
                                ====   ====   ====

Years Ended December 31, 1998 and 1999

  Revenues. Revenues were approximately $286,000 and $2.6 million for the years ended December 31, 1998 and 1999, respectively. The increase was due primarily to an increase in the number and average size of sales of our digital media services generated by a larger sales force in the 1999 period and, to a lesser extent, higher prices in the 1999 period.

  Cost of revenues. Cost of revenues includes cost of personnel expenses and the allocated portion of facilities and equipment. Stock-based compensation charges of approximately $202,000 in 1999 are attributable to employees categorized within production (cost of revenues) and are presented in a separate line item within the statements of operations. Cost of revenues increased 475% to $2.9 million in 1999 from approximately $504,000 in 1998. The increase in absolute dollars was due primarily to increased sales volumes. The decrease in percentage terms was due to more efficient use of our production facility and staff.

  Gross margins may be affected by the volume of services provided, the mix of distribution channels used by us, the mix of services and applications provided, and the average order size. We typically realize higher gross margins on direct channel sales relative to indirect channels. If sales through indirect channels increase as a percentage of total net revenues, particularly if international sales increase which will primarily be the result of indirect sales, our gross margins will decrease.

  Operating expenses. Operating expenses increased 613% to $10.7 million in 1999 from $1.5 million in 1998. Without the effect of $1.6 million of stock-based compensation charges and approximately $302,000 in amortization of intangible assets, operating expenses for the 1999 period would have been $8.8 million, an increase of $7.3 million, or 487% over 1998.

  Research and development expenses. Research and development expenses consist primarily of salaries and consulting fees to support development and costs of technology acquired from third parties to incorporate into applications currently under development. Stock-based compensation charges of approximately $126,000 in 1999 are attributable to employees categorized within research and development and are presented in a separate line item within the statements of operations. To date, all research and development costs have been expensed as incurred. We believe that continued investment in research and development is critical to attaining our strategic objectives and, as a result, expect research and development expenses to increase significantly. Research and development expenses increased 488% to $1.2 million in 1999 from approximately $204,000 in 1998. The increase was due primarily to increases in development personnel, travel and consulting expenses. We expect to continue to increase our level of expenditures in future periods.

  Sales and marketing expenses. Sales and marketing expenses consist primarily of salaries, commissions, consulting fees paid, trade show expenses, advertising and cost of marketing collateral. Stock-based compensation charges of approximately $333,000 in 1999 are attributable to employees categorized within sales and marketing and are presented in a separate line item within the statements of operations. We intend to continue our aggressive branding and marketing campaign and therefore expect sales and marketing expenses to increase significantly. Sales and marketing expenses increased 580% to $4.0 million in 1999 from approximately $588,000 in 1998. The increases were due in large part to growth in sales personnel and commissions and costs related to our branding and marketing campaigns.

  General and administrative expenses. General and administrative expenses consist primarily of rent and nonallocated facilities charges, salaries, general legal expenses, and recruiting and relocation charges associated with additional headcount required for the significant ramp-up in operations. Stock-based compensation charges of approximately $893,000 are attributable to employees categorized within general and administrative and are presented in a separate line item within the statements of operations. We believe that as operations continue to increase in size and scope, that general and administrative expenses will continue to increase proportionately. General and administrative expenses increased 434% to $3.6 million in 1999 from approximately $674,000 in 1998. The increase was primarily driven by the additional facilities opened during 1999 and the increase in headcount in the finance, executive and administration areas plus recruiting and relocation expenses.

  Amortization of intangibles. Amortization of intangibles of approximately $302,000 in 1999 includes amortization of the goodwill and identified intangible assets recorded as part of the Alive.com acquisition, which took place on December 14, 1999. There were no intangible assets as of December 31, 1998, and accordingly, there were no related amortization charges.

  Stock-based compensation. Stock-based compensation of $1.6 million through December 31, 1999 consists of approximately $982,000 in amortization of deferred stock compensation related to stock options granted below fair market value through December 31, 1999 and approximately $572,000 in expense related to marking 220,000 options granted to consultants to fair market value as of December 31, 1999. There was no stock-based compensation in 1998.

  Other income (expense), net. Net other expense is a combination of earnings on our cash and cash equivalents and short-term investments and interest expense on working capital and equipment financing. This combined total equaled approximately $22,000 and $34,000 in net other income in 1999 and 1998, respectively. The decrease was due primarily to increased interest expense resulting from higher levels of indebtedness.

Period of August 12, 1997 (Inception) to December 31, 1997 and Year Ended December 31, 1998

  Revenues. Revenues increased to approximately $286,000 in 1998 from approximately $10,000 in 1997. The increase was due primarily to an increase in the number and average size of sales of our encoding services generated by a larger sales force in the 1998 period and, to a lesser extent, higher prices in the 1998 period.

  Cost of revenues. Cost of revenues includes cost of equipment, personnel expenses and overhead. Cost of revenues increased to approximately $504,000 in 1998 from approximately $17,000 in 1997. The increase in absolute dollars was due primarily to higher sales volume and the need to establish production capacities to meet future growth at a rate faster than the revenue growth during the period.

  Operating expenses. Operating expenses increased to $1.5 million in 1998 from approximately $88,000 in 1997. There were no stock-based compensation charges in 1998 or 1997.

  Research and development expenses. Research and development expenses increased to approximately $204,000 in 1998 from approximately $12,000 in 1997. The increase was due primarily to increases in internal development personnel, travel and consulting expenses.

  Sales and marketing expenses. Sales and marketing expenses increased to approximately $588,000 in 1998 from approximately $39,000 in 1997. The increases were due in large part to growth in sales personnel, commissions and costs related to the continued development and implementation of our branding and marketing campaigns.

  General and administrative expenses. General and administrative expenses increased to approximately $674,000 in 1998 from approximately $37,000 in 1997. The increase was primarily a result of increased personnel and facility expenses necessary to support our growth.

  Other income (expense), net. Net other income was none and approximately $34,000 for 1997 and 1998, respectively. The increase was due primarily to interest income resulting from additional invested cash and cash equivalents and short-term investments.

Selected Quarterly Operating Results (unaudited)

  The following table sets forth certain unaudited quarterly statement of operations data for the six quarters ended December 31, 1999. In the opinion of management, this information has been prepared substantially on the same basis as the audited financial statements appearing elsewhere in this prospectus, and all necessary adjustments, consisting only of normal recurring adjustments, have been included in the amounts stated below to present fairly the unaudited quarterly results of operations. The quarterly data should be read in conjunction with our audited financial statements and the notes thereto appearing elsewhere in this prospectus. The operating results for any quarter are not necessarily indicative of the operating results for any future period.

                                        Three-Month Periods Ended
                         ----------------------------------------------------------
                         Sept. 30, Dec. 31, Mar. 31,  June 30,  Sept. 30,  Dec. 31,
                           1998      1998     1999      1999      1999       1999
                         --------- -------- --------  --------  ---------  --------
                                             (in thousands)
Statement of Operations
 Data:
Revenues................  $   34    $  179   $   301   $   528   $   768    $ 1,048
Cost of revenues........     111       349       388       530       790      1,163
                          ------    ------   -------   -------   -------    -------
Gross margin............     (77)     (170)      (87)       (2)      (22)      (115)
Operating expenses:
  Research and
   development..........      57       105       142       202       318        586
  Sales and marketing...     183       275       470       927       826      1,759
  General and
   administrative.......     231       312       422       590       804      1,796
  Amortization of
   intangibles..........      --        --        --        --        --        302
  Stock-based
   compensation.........      --        --        --         8       196      1,350
                          ------    ------   -------   -------   -------    -------
  Total operating
   expenses.............     471       692     1,034     1,727     2,144      5,793
Other income (expense),
 net....................      26         1       (10)      (10)       --         42
                          ------    ------   -------   -------   -------    -------
Net loss................  $ (522)   $ (861)  $(1,131)  $(1,739)  $(2,166)   $(5,866)
                          ======    ======   =======   =======   =======    =======

  Our total net revenues have increased in all quarters presented due to a combination of external and internal factors. Internally, we have diversified our sales channels, expanded our direct sales efforts and entered into strategic relationships with numerous customers. Additionally, the market has changed related to streaming media. The increase in broadband applications and acceptance of our products and services has contributed significantly to our continued growth in net revenues.

  Operating expenses increased in each quarter, reflecting increased spending on developing, selling, marketing and supporting our products, as well as building our market presence. Research and development expenses have increased as a result of continued enhancements to existing products and development of new products. Sales and marketing expenses increased as a result of increased sales personnel and commissions and an aggressive branding and marketing campaign. The decrease in sales and marketing expenses from the quarter ended June 30, 1999 to September 30, 1999 reflects a decision to reprioritize and reschedule certain programs during the quarter. The trend of increasing general and administrative expenses is due primarily to additional personnel and facilities costs.

Liquidity and Capital Resources

  Since our inception, we have financed our operations primarily through private sales of preferred stock and common stock and contributions of capital by our founder, and to a lesser extent, borrowings under lines of credit. Net proceeds from these sales, contributions and lines of credit totaled $62.3 million as of December 31, 1999.

  Net cash used in operating activities was approximately $75,000 and approximately $858,000 in 1997 and 1998, respectively. Cash used in operating activities in 1997 was due primarily to a net loss of approximately $95,000. For 1998, cash used in operating activities resulted primarily from a net loss of $1.7 million and an increase of approximately $87,000 in trade accounts receivable, largely offset by increases of approximately $292,000 in customer deposits, approximately $274,000 in accounts payable and approximately $131,000 in other accrued expenses. Net cash used by operating activities was $4.9 million for the year ended December 31, 1999. This was primarily attributable to a net loss of $10.9 million, an increase of approximately $856,000 in accounts receivable, and increases in other assets of approximately $753,000 offset by depreciation expense of approximately $924,000 and other noncash charges of $2.9 million, increases in accounts payable and accrued liabilities of $4.8 million and an increase in customer deposits of approximately $145,000.

  Net cash used in investing activities was approximately $134,000, $1.5 million and $5.0 million for the periods ended December 31, 1997 and 1998 and 1999, respectively. These expenses were primarily related to purchases of equipment and increases in short-term investments.

  Cash provided by financing activities of $3.8 million in 1998 consisted primarily of $2.2 million in net proceeds from the issuance of Series B preferred stock and $1.5 million in net proceeds from borrowings on long-term debt. Cash provided by financing activities of $57.7 million for the year ended December 31, 1999 was primarily from net proceeds of $9.3 million from the issuance of Series C preferred stock, $3.1 million from borrowings on long-term debt and the net proceeds of $45.5 million from the issuance of Series D preferred stock.

  Our accounts receivable at December 31, 1999 exceeded our revenues in the fourth quarter of 1999 primarily due to the proportion of our revenue earned and invoiced late in the quarter, advance billings for encoding services for which the related revenue was not yet recognized and, to a lesser extent, past due payments. In the fourth quarter of 1999, we hired additional finance personnel to focus on accounts receivable credit and collections given our increasing volume of business.

  As of December 31, 1999, we had $49.2 million of cash and cash equivalents. Our principal commitments consisted of obligations outstanding under operating leases, a note payable of approximately $861,000 under our credit facility with Imperial Bank and seven notes payable, totaling approximately $2.0 million, under our credit facility with Dominion Venture Finance LLC. Borrowings from Imperial Bank bear interest at the lender's prime rate. The average interest rate paid to date on our borrowings under the Imperial Bank facility is 7.95%. The notes payable to Dominion bear interest at rates ranging from 8.57% to 9.40%. Interest on the Imperial Bank note is payable monthly, and the principal is due on August 30, 2002. Interest on the Dominion Venture

Finance notes is payable monthly, and the principal is due in the third and fourth quarters of 2002. Please see note 4 to the Financial Statements for a more complete description of the credit facilities. We anticipate a substantial increase in our capital expenditures and lease commitments consistent with anticipated growth in operations, infrastructure and personnel. We expect to use approximately $9.0 million of the net proceeds from this offering and the concurrent private placement for capital expenditures primarily associated with expansion of our encoding and hosting infrastructure and other technology and systems upgrades.

  Since our inception, we have significantly increased our operating expenses. We currently anticipate that we will continue to experience significant growth in our operating expenses for the foreseeable future and that our operating expenses will be a material use of our cash resources.

  We believe that the net proceeds from the sale of the common stock in this offering, the proceeds from the concurrent private placement and the amounts available under the working capital line will be sufficient to meet our working capital and capital expenditure requirements for at least the next 18 months. Thereafter, we may find it necessary to obtain additional equity or debt financing. In the event additional financing is required, we may not be able to raise it on acceptable terms or at all.

Year 2000 Compliance

  Prior to January 1, 2000, there was a great deal of concern regarding the ability of computers to adequately distinguish 21st century dates from 20th century dates due to the two-digit date fields used by many systems. Most reports to date, however, are that computer systems are functioning normally and the compliance and remediation work accomplished leading up to 2000 was effective to prevent any problems.

  Based on our assesment to date, we believe that our core encoding systems used in the generation of revenues and other software and systems used in our business are Year 2000 compliant. We recently replaced our internal management and other information systems with a Year 2000 compliant system. The cost associated with the replacement of our internal management and other information systems was approximately $200,000. We have not incurred any costs since December 31, 1999 in connection with Year 2000 compliance. As of March 13, 2000, we are not aware of any Year 2000 related problems with our internal or peripheral systems or software.

  Computer experts have warned, however, that there may still be residual consequences of the change in centuries. If residual Year 2000 problems cause the failure of any of the technology, software or systems necessary to provide our products or services or operate our business, we could lose customers, suffer significant disruptions of our business, lose revenues and incur substantial liabilities and expenses. We could also become involved in costly litigation resulting from residual Year 2000 problems. This could materially and adversely affect our business, financial conditions and results of operations.

Recently Issued Accounting Pronouncements

  In March 1998, the American Institute of Certified Public Accountants, or AICPA, issued Statement of Position 98-1, or SOP 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." SOP 98-1 establishes the accounting for costs of software products developed or purchased for internal use, including when these costs should be capitalized.

The implementation of SOP 98-1, which is effective for financial statements for fiscal years beginning after December 15, 1998, did not have a significant effect on our financial condition or results of operations.

  In April 1998, the AICPA issued SOP 98-5, "Reporting on the Costs of Start-Up Activities." SOP 98-5 requires companies to expense the costs of start-up activities and organization costs as incurred. In general, SOP 98-5 is effective for fiscal years beginning after December 15, 1998. The implementation of SOP 98-5 did not have a material impact on our results of operations.

  In December 1998, the Accounting Standards Executive Committee, or AcSEC, issued SOP 98-9, "Modification of SOP 97-2, Software Revenue Recognition, With Respect to Certain Transactions." SOP 98-9 amends SOP 97-2 to require that an entity recognize revenues for multiple element arrangements by means of the "residual method" when (1) there is vendor-specific objective evidence, or VSOE, of the fair values of all the undelivered elements that are not accounted for by means of long-term contract accounting, (2) VSOE of fair value does not exist for one or more of the delivered elements, and (3) all revenue recognition criteria of SOP 97-2 and SOP 98-9 will be effective for transactions entered into in fiscal years beginning after March 15, 1999. We do not expect SOP 98-9 to have any effect on our results of operations.

  In December 1999, the Staff of the Securities and Exchange Commission released Staff Accounting Bulletin, or SAB, No. 101, "Revenue Recognition", to provide guidance on the recognition, presentation and disclosure of revenues in financial statements. We believe our revenue recognition practices are in conformity with the guidelines in SAB No. 101.

Interest Rate Risk

  Our exposure to market risk is limited to interest income sensitivity, which is affected by changes in the general level of U.S. interest rates, particularly because the majority of our investments are in short-term debt securities issued by corporations. We place our investments with high-quality issuers and limit the amount of credit exposure to any one issuer. Due to the nature of our short-term investments, we believe that we are not subject to any material market risk exposure. We do not have any foreign currency or other derivative financial instruments.

                                    BUSINESS

Overview

  We are a leading provider of Internet media infrastructure services and applications that create a complete solution for the media, entertainment and corporate markets. Our solution, which encompasses the encoding, or the transformation of audio and video content into streaming media formats, as well as the management and distribution of digital media, simplifies and accelerates the process of delivering audio and video content to the Web. The benefits of our services and applications include high quality, large volume, fast time to market, format and platform independence, superior reliability and flexibility. Our proprietary technologies and processes enable scalable processing of large inventories of digital media.

  Digital media services and applications enable our customers to manage their Web-based audio and video content. Our customers include Atom Films, BMG Music, Disney Enterprises, Inc., EMusic.com Inc., Hewlett-Packard Company, Kanakaris Communications, Inc., Microsoft Corporation, Sony Music Entertainment, Inc. and Sony Trans Com.

Industry Background

Traditional Media

  The management of increasingly large inventories of audio and video content and the ability to leverage distribution channels are constant challenges to companies in a wide variety of global industries including corporate communications, advertising and music and video entertainment. With the millions of hours of existing audio and video content and the thousands of hours of new audio and video content created each day, media owners have become increasingly aggressive in exploring new ways to reach audiences and distribute their content. Until recently, media and entertainment companies and other enterprises have almost exclusively relied upon slowly evolving and inflexible formats to deliver content to target audiences. These technologies and standards that form the basis of traditional media and distribution, however, are not compatible with the infrastructure supporting the Internet. Audio and video content from compact disks and tapes, or film and video cannot be played to a global Internet audience without significant manipulation, processing and new technology. In order to further expand their markets and leverage the value of their content over the Internet, these industries need to find new methods that transfer the consistent formats and delivery methods of traditional media into the multi-faceted and changing technologies of the Web.

The Emergence of Digital Media on the Internet

  A major factor contributing to the rapid growth of the Internet is its ability to change the way people communicate by providing capabilities that improve traditional communication channels. Over the last few years, significant advances in, and adoption of, streaming media technologies as well as improved Internet infrastructure have begun to facilitate the Internet's evolution from a mass of static, text-oriented Web pages to a highly dynamic media environment combining text, graphics, audio and full-motion video. As a result, the Internet is emerging as a global medium for communications, information and transactions enabling millions of people worldwide to communicate, engage in commerce, gather information and be entertained. According to International Data Corporation, or IDC, there were 63 million Internet users in the United States and 142 million users worldwide in 1998. IDC estimates that by the end of 2003, there will be 177 million Internet users in the United States and 502 million users worldwide.

  We believe the introduction of Internet streaming technologies and improved access to broadband connections will increase demand for audio and video content on the Internet and the delivery of digital media at quality and reliability levels comparable to those of traditional media. According to Jupiter Communications, Internet users in the United States currently spend an average of 7.1 hours per week online as compared to 3.4 hours reading magazines, 4.0 hours reading newspapers, 12.6 hours listening to the radio and
15.6 hours watching television. The increased momentum of audio and video demand specifically is highlighted by the presence of over 50 million MP3 capable users today, according to Forrester Research Inc. In addition, over 140 million video digital players were downloaded by Internet users in the first six months of 1998, according to IDC. As a result, there exists a significant market opportunity for media, entertainment and corporate markets to expand the creation and use of their traditional audio and video to the Internet. In addition, new applications for digital media include application and service promotions for electronic commerce, Web radio, advertising, and communications within corporations and partner networks.

Challenges to the Growth of Digital Media

  Before companies can deliver traditional media over the new medium of the Internet, they must overcome several limitations of the current Internet infrastructure. Digital media distribution over the Internet is a highly fragmented process with a variety of evolving and competing media formats such as Apple, AT&T, Liquid Audio, Microsoft and RealNetworks. In most cases, these formats are incompatible with one another and providers are dedicated to the preservation of their own proprietary format. In addition, there are a wide and growing number of download technologies such as AVI, QuickTime and MPEG 1-n that are used to transfer and play files from personal computers. Digital content is also delivered in a streaming format that must support a number of speeds, or bit rates. In order to take full advantage of the compelling experience that Internet distribution of digital media can provide, distributors of audio and video content must be able to distribute their content in a manner optimized for each of these variables and must be able to respond as the underlying Internet technologies evolve.

  Companies must internally develop the ability to deliver, or hire outside firms to migrate, their existing and newly created audio and video content onto the Internet. The core competencies required to complete this migration process include the following three areas:

  . Media Capture. Capturing digital media involves the conversion of content from traditional analog or digital formats to digital Internet compatible files while maintaining the original quality. Since the Internet is still at a formative stage of development, the formats and technologies continue to conflict and evolve. As a result, the encoding process for a particular item of content may need to be repeated over time to keep pace with the introduction of new formats and the changing preferences of online users.

  . Data Management. The process of managing digital media is complex and requires a range of processes including the creation of metadata files, file indexing and copyright protection measures such as digital watermarking and support for new electronic commerce models. Managing this data effectively for archival and retrieval purposes is critical for both internal systems and Internet search technologies so that end users can find the content they seek.

  . Distribution. Scalable and reliable methods to deliver electronic media must be integrated with data management and encoding systems to manage the data flow process effectively.

  It is often difficult for organizations to migrate their audio and video content onto the Internet because they often do not have the internal resources or time, or it is not cost-effective, to develop the expertise necessary to address these problems without disrupting their core business activities. Some of the most significant hurdles contributing to these difficulties include:

  . encoding is hardware and resource intensive, making it difficult to scale in-house systems;

  .  access to quality equipment and trained operators is limited;

  . applications enabling management, distribution and tracking of encoded content are lacking;

  . existing streaming applications encumber access to digitized media by the entire Internet population because they only support a limited set of proprietary formats;

  . hosting companies have raw bandwidth but may not have the capability to distribute content across multiple formats and bit rates or the ability to integrate with data management and encoding systems; and

  . current streaming media applications do not provide sophisticated search or advanced media management tools.

  Current providers of narrowly defined services and technologies fail to meet all of the challenges associated with capturing, managing and distributing digital media, leaving a previously unfulfilled need in the Internet media infrastructure market. As a result, we believe companies increasingly seek a comprehensive, technology-agnostic, outsourced solution for enabling traditional audio and video content on the Internet.

The Loudeye Solution

  We are a leading provider of Internet media infrastructure services and applications that create an end-to-end solution for the media, entertainment and corporate markets. Our solution helps our customers reduce the barriers impeding delivery of audio and video content to Internet users, improve digital media content management and leverage the value of Internet distribution opportunities. Our solution is based on a proprietary architecture that can scale to meet the encoding and distribution demands of large-volume and complex digital media content. The primary elements of our solution include:

  Digital Media Services. Our digital media services provide a complete suite of services for customers who need to manage their audio and video content for the Web. We provide project-specific and ongoing contracts for conversion, encoding, management, and distribution through our industry leading specialized hosting providers. Our digital media experts can provide project analysis, as well as consulting, integration and custom application development.

  Digital Media Applications. Our digital media applications leverage our digital media services infrastructure to enable companies and Web sites to author and deliver digital media services to their end-user customers with a complete Web-based software solution. These solutions are delivered turnkey from a Web-based services model and can be customized or integrated into their existing systems.

  By providing this broad range of products and services, we enable the production, management and distribution of our customers' digital media content over the Internet. Our solutions offer customers the following key benefits:

  High Quality, Large Volume, Fast Time to Market. Our proprietary encoding process includes a combination of innovative technologies and software, trained media professionals and professional quality hardware and systems. We have developed proprietary products and services in an automated and distributed architecture of encoding, conversion and media enhancement systems so that we can process high volumes of digital media while simultaneously monitoring and enhancing its quality. By building our application platform and products on this architecture, we provide a high quality end-user experience while maintaining the scalability required by leading Web destinations. We have invested significant resources to provide the physical and technical capability to manage large scale encoding projects in the rapid time frame that Internet media customers require.

  End-to-End Integrated Solution. Our suite of applications and services provides a comprehensive solution ranging from the conversion, data entry and encoding of content to media storage, management and distribution. We offer customers a solution to collect and deliver new and legacy audio and video content to and from audiences over the Internet through a single outsourced solution provider. In addition, we provide many optional services for digital media asset protection, search engine indexing and automated updating, content indexing, consulting and integration services. As a result, customers receive quality and reliable service at less expense, without the need to purchase capital equipment, develop system expertise, train personnel, or manage an evolving industry process.

  Format and Platform Independence. We have developed proprietary processes that allow us to encode audio and video content across several streaming media platforms simultaneously, such as Microsoft Windows Media, RealNetworks G2, AT&T a2b or Liquid Audio. This platform flexibility enables customers to distribute their content to the entire Internet audience. We can also input any of the wide variety of traditional analog formats that our customers use, such as tape, film, compact disk, or CD, or digital video disk, or DVD, all across a range of formats during a single production run. Given that these formats and platforms continue to evolve, the benefits of our multiple platform approach remain applicable as new technologies emerge. We encode our customers' content in a parallel, rather than serial, process allowing us to rapidly and cost-effectively deliver encoded content to customers.

  Superior Reliability. By connecting our hosting facility and partner Internet service providers, or ISPs, we provide our customers with a high performance network connecting more than 40 Internet backbones for Internet data transmission across over 90 geographic locations, known as points of presence, or POPs. This system creates fewer points of failure than a single network and can be monitored for network bottlenecks or outages so the content can be re-routed and distributed to additional resources. Customers using our services or applications receive the benefit of redundant and high-quality Internet distribution without having to manage or aggregate multiple relationships.

  Flexible and Easy to Implement Online Audio and Video Applications. We have created a robust digital media application platform that allows us to develop audio and video applications for a variety of vertical markets, including personal photo and video content, corporate presentations, advertisements and auctions. By integrating various existing components of our core technology platform, we can satisfy the varied needs of individual customers quickly and cost effectively. Our development platform and turnkey applications enable Web destinations to offer early-market digital media applications for the consumer and corporate markets without having to expend on significant internal resources.

Strategy

  Our objective is to be the leading Internet media infrastructure provider of comprehensive digital media services and applications. We seek to achieve this objective through the following key strategies:

  Leverage Leadership Position in Encoding Technology and Services. All audio and video content must be processed in some type of encoding facility in order to be distributed over the Internet. As an early leader in the high-end, outsourced encoding market, we have been able to develop strong relationships with influential customers, strategic Internet infrastructure companies and leading streaming media industry providers. We intend to leverage these relationships along with our leadership and industry-focused brand into opportunities for additional products and services of managed distribution, consulting and applications. By managing the first step in the transformation of audio and video content onto the Internet in a dynamic technology environment, we are in a strategic position in the streaming media industry which we believe will enable an expansion of our technology and services as the market matures. For example, we logically extend our conversion and encoding services to include management and distribution applications that include electronic commerce, rights management and syndication for digital media publishers who want to expand their revenues and customer bases through secure and automated distribution to partners and affiliates.

  Utilize Core Technologies and Expertise to Advance Streaming Media Applications. We plan to leverage our core infrastructure and expertise in high quality and high capacity digital media systems into leading applications that address a variety of end-to-end solutions. We believe that by building and managing a leading applications platform for digital media, we can deploy applications that address the complete cycle of capture, management and distribution more efficiently and cost effectively than our competitors. We believe our brand identity in the streaming media industry, together with our industry-leading customers, gives us significant credibility. We also believe our industry specific knowledge and streaming media consulting group will allow us to effectively implement and integrate our applications into existing systems.

  Expand Superior Technologies and Processes. We will continue to leverage technology and sophisticated processes to further distance ourselves from alternative approaches that employ labor-intensive, non-automated processes. Given the rapidly changing requirements of this evolving industry, there are advantages in building complete systems that are optimized, tested and managed for high quality and high volume output. This strategy allows us to be the single, outsourced solution for digital media services and applications for our target customers. We plan to invest significantly in expanding our research and development efforts and building our intellectual property focused on Internet media infrastructure.

  Rapidly Deploy Format and Platform Independent Solutions. Because owners and distributors of content require flexibility in the ability to distribute media in the variety of competing streaming formats, we plan to maintain platform neutrality among the expanding number of digital media technologies. Thus, we intend to maximize flexibility for our customers as they leverage our technology to reach their markets. Our strategy of developing solutions independent of the underlying streaming format technology providers places us in a strategic position to rapidly respond to customers' needs and changing developments in streaming media technologies and provide our customers with technologically advanced solutions. In addition, we are able to rapidly develop solutions by leveraging and reusing components of our leading production and distribution technologies and processes across our suite of digital media services and applications.

  Target Major Media Centers Around the World. We believe that we are well positioned to leverage our current customer base in order to provide digital media services and applications to all major media and entertainment companies. In addition to expanding our presence in the United States, we plan to pursue the opportunity for providing digital media services to international media and entertainment companies. We have also developed relationships and plan to expand our application services to international markets through original equipment manufacturers, or OEM, agreements with target customers who are capable of working with our application platform and tools to localize the solution and interface for regional markets.

  Enable Strategic Internet Infrastructure Layer. Our digital media services and applications support the emerging media Internet infrastructure layer. This media infrastructure layer links content creators and hosting companies, providing final delivery of streaming media content to the consumer. By enabling this infrastructure, we provide a critical role in the streaming media product cycle that is distinct from the core businesses of our customers and partners. We plan to maintain a leadership role as a mission-critical enabler focused on technology trends in the streaming media industry.

  Leverage Platform Agnostic Position with Our Streaming Media Consulting Services. With so many competing and conflicting standards and technologies in the streaming media market, our customers typically need help and guidance in the design and implementation of their digital media solutions. Our expert team of consultants and integrators continue to work with and receive training across all platforms. This knowledge and focus establishes a credibility that helps differentiate our offering from single platform providers and is valued by our customers.

  Pursue Strategic Alliances and Acquisitions. We will continue to look to outside technology companies to expand and enhance our products and services. We focus our research and development efforts on improving and expanding upon capabilities that we believe do not currently exist in the market. We continuously look for components and technologies to augment our solutions through partnering with industry leaders outside of our core area of expertise. We intend to acquire companies or technologies in order to further expand our proprietary products and services.

Products and Services

  Our products and services are divided into two categories, digital media services and applications.

Digital Media Services

  We encode audio and video content and provide other value-added services for deployment of streaming media over the Internet. Typical digital media service projects involve conversion from thousands of analog source media and encoding of tens of thousands of audio compact disks and then encode those files into hundreds of thousands of format specific digital files. Once content has been encoded, we provide watermarking, encryption and other digital rights management technologies to our customers to protect and manage their content. A file created from the source materials containing specified database and attribute data relating to a particular piece of content is then linked to that content as part of the overall encoding process. For example, a 15-minute short film on video tape format may be encoded into more than nine different output files, supporting three different distribution formats, optimized for three different baud rates, encrypted and appended with information relating to the participants involved in producing the film.

  Encoding Services. We convert our customers' content from virtually all commercially available input formats, and from traditional analog or digital media to virtually all commercially available streaming media formats for distribution over the Internet at a variety of bit rates. Customers deliver their source content to us through a variety of means including satellite transfer, source tapes, compact disks and electronic file transfer.

  The following table illustrates some of the wide variety of input formats, output formats and bit rates we support.

   Input Formats                 Output Formats              Bit Rates



        AVI                     Apple QuickTime              28.8 kbps
      Beta SP                       AT&T a2b                 56.6 kbps
        CD-R                        Cinepak                     ISDN
        DAT                         Emblaze                     DSL
      D1 & D2                     Intel Indeo                    T1
      DigiBeta                        JPEG                  Cable Modem
       DVCAM                      Liquid Audio               Broadband
        DVD                 Microsoft Windows Media
        Hi-8                          MP3
     LaserDisc                        MPEG
      MiniDisc                  RealNetworks G2
        NTSC
        PAL
        VHS
       VHS-C
        WAV

  Distribution and Management. We provide turnkey audio and video solutions for management and distribution. Our customers can store video and audio clips at our hosting facility or at hosting or managed distribution facilities provided by our partners such as Enron, iBEAM, Digital Island and InterVU. We have built our own data centers and manage all aspects of servers and connectivity directly to global Internet service providers. We believe this strategy is superior in terms of quality control, scalability and cost control over time versus a co-location strategy. We use our internal hosting capabilities for managing our own applications and key customers with specific requirements. The primary distribution strategy is to service our customers through adding value to our hosting partner network that allows for higher capacity and more efficient routing across the global Internet.

  Digital Watermarking. We provide customers with the ability to protect their digital content by utilizing established vendors such as Verance Technologies who focus on watermarking applications. Through this technology, information can be embedded within digital audio or video without degrading the quality, providing copyright and intellectual property protection. We have developed proprietary technology to apply these watermarking technologies to audio and video in a scalable, cost-effective manner, making the technology practical for large-scale deployment.

  Indexing. Through relationships with companies such as Excalibur Technologies Corporation, we can provide turnkey applications for scalable, automated and content-based indexing of digital media content. This service prepares a customer's content for these sophisticated digital media library systems that can be used for internal asset management or end-user file management and search.

  Metadata Collection and Analysis. We offer customers the ability to record and utilize a wide array of metadata relating to the encoded content, such as artist, title, style, universal product code, album and track data and other data that a particular customer may find useful for their particular content. These metadata files enable customers to leverage their traditional content over the Internet by allowing them to track and manage their digital media content more efficiently.

  Search Engine Indexing. We offer customers the ability to automatically update the major rich media search engines, which include the traditional internet portals such as Yahoo! and Alta Vista and specialized Internet media portals which allow customers to find digital media content. These updates provide consumers with access to our customers' most current digital media content.

  Rights Management. By integrating technologies and third party solutions such as Recripicol, Inc. and Intertrust, we can provide services to our customers who want to secure their digital assets with certification and authentication systems that help to prevent unauthorized copying and distribution of content or piracy.

  Consulting Services. Our consulting services group helps companies create and integrate digital media technologies and applications into key business processes in order to increase the overall effectiveness, productivity and profitability of the organization. Our consulting services group specializes in enterprise-wide Internet application development for initiatives such as distance learning and training, digital media asset management and aggregation, digital media electronic commerce and in-house encoding and distribution systems. The team has a broad range of cross-platform technical expertise specific to the streaming media industry including, Web development tools and systems, database application programming interfaces, or APIs, and streaming server formats and integration layers. Specific areas of expertise include:

  .  project requirements and implementation analysis;

  .  project timing and resource management;

  .  system design and deployment;

  .  digital media and information security;

  .  custom development of Internet/intranet streaming media applications;

  .  legacy system integration;

  .  database design and development;

  .  digital media Web and user interface design;

  .  hosting and storage management;

  .  streaming server integration and implementation; and

  .  volume encoding of audio and video content.

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

Digital Media Applications

  We have developed a software applications platform based on our encoding infrastructure that enables companies and Web sites to easily incorporate digital media into their own Web-based products and services. The platform enables developers to build custom media input modules, as well as full custom turnkey solutions. We sell a set of targeted vertical applications based on our media application platform, such as online photo albums, media-enhanced auction and classified listings and media-enhanced advertising and marketing. The foundation for our media application platform has interfaces that allow content to be input in any form, including still digital images, analog video tapes, digital video, telephony-based audio, digital audio files and compact disk audio. In addition, our media application platform allows content to be packaged and converted into a variety of streaming media formats via our encoding services and hosted in a central media repository. By basing our vertical applications on an extensible, flexible platform, we are able to respond rapidly to market opportunities and provide customized digital media applications for Web sites or other customers that want to implement digital media, as well as create custom solutions for customers via our consulting services group.

  The following diagram illustrates our applications platform upon which we build our custom media applications and custom turnkey solutions.



           [DIAGRAM OF APPLICATION DEVELOPMENT PLATFORM APPEARS HERE]

  Our applications are deployed on an application services provider, or ASP, basis whereby the software runs on equipment managed and monitored by us. Our customers have flexibility and options to choose their individual level of customization or integration. Where there is enough customer demand, we intend to license components of the technology directly to corporations to run on their own hardware and in their own facilities.

  Our recent acquisition of Alive.com, a multimedia applications developer, provides us additional technology components to add to our existing platform in order to provide increased levels of customization in applications development. In addition, we added approximately 20 developers to our internal development resources enabling us to deliver a larger set of media applications and functionality in a faster timeframe.

  We currently provide the following software solutions from our application platforms:

  MediaUpgrade. We believe MediaUpgrade is the first Web-based application to allow publishers of Web content to simply and conveniently transform legacy source files, such as AVI, Quicktime and WAV files, to a variety of streaming media formats. MediaUpgrade is targeted at small- and medium-sized professional publishers that have regular encoding needs, providing a fully automated encoding, hosting, management and publishing solution for content. MediaUpgrade offers users a number of features and benefits:

  . fully automated and secure Web-based interface for content uploading, review and management;

  . electronic commerce, tracking and report-generation capabilities for streaming media content;

  .  integrated hosting of content as part of the service; and

  . support for all leading digital media file formats through a single browser based interface, without specialized desktop software for each format.

  MySlideShow. MySlideShow is a Web-based application that enables professional and consumer end-users to create streaming slideshows and presentations from digital photographs and standard non-streaming presentations. In a fully automated process, end-users upload digital photos, images or traditional non-streaming presentations, annotate the slides with words and music, choose for the slideshow to be public or private and receive an e-mail with a link to their hosted presentation fully assembled into a Web page. The primary customers for MySlideShow are Web sites and portals that service consumers and professional users and want to add Internet media creation and management to their site. The features and benefits of the application include:

  . increase of Web site "stickiness" and usage by allowing users to easily create and share online slideshows with friends and family;

  . easy integration and implementation into customer Web sites, with media hosting at our facilities;

  .  simple download and installation process for end-users; and

  . greater advertising inventory through targeted interstitial advertising as well as banner ads.

Customers

  The following table lists our media and entertainment customers and our corporate and government customers for which we have performed significant digital media services.

      Media & Entertainment                Corporate & Government
      ---------------------                ----------------------
      A2B Music                            2 Wire
      Always Independent Films             Ackerman McQueen
      Atom Films                           Cancer Education
      Beatnik, Inc.                        Digital Lava, Inc.
      BMG Music                            Efficient Marketing
      Cineports                            Federal Emergency Management Agency
      Collegemusic.com                     Fuji Films
      Columbia TriStar Interactive         Golfspan.com
      Deo.com                              Hewlett Packard Company
      Disney                               I Feel Good Network Corporation
      Eclips                               Network 24 Communications
      EMI                                  OnHealth Network Company
      EMusic.com Inc.                      Pile and Company
      EnergyFilm                           Qwest Communications
      Experience Music Project             Radio Active Media Partners
      FEG-TV LLC                           School Improvement.net
      GMN Classical                        3Com Corporation
      Kanakaris Communications, Inc.       VDAT
      Kataweb                              Wonderware
      Mainely A Cappella
      MetallicaClub
      MeTV.com
      Microsoft Corporation
      Mjuice.com
      MountainZone.com
      MovieHead.com, Inc.
      MyMusic Library.com
      Online Music Company
      Razor and Tie
      Screenplay
      Sony Music Entertainment Inc.
      Sony Trans Com
      TV Interactive
      TVT Records
      XOOM.com, Inc.

  In addition to customers with whom we have a direct relationship, we have established a variety of relationships with other streaming media companies and system integrators.

  In 1998, two customers, National Emergency Training Center and Microsoft Corporation, accounted for 14% and 12% of our revenues, respectively. In 1999, Kanakaris and Microsoft accounted for 13% and 11% of our revenues, respectively.

Strategic Relationships and Corporate Investors

  We have established a number of key strategic relationships to strengthen our technology development, increase the adoption of our products and services and increase the awareness of our brand. We have entered into significant agreements with the following companies:

Streaming Media Platform and Technology Alliances

  . Microsoft. We work closely with Microsoft on deployment of the Windows Media platform and related servers and applications. We are also one of four members of Microsoft's Net Credits program, which provides encoding services to customers for the Windows Media platform; the other members of the program provide hosting services. We are a member of the Windows Media Broadband Jumpstart program, where Microsoft has partnered with leading digital media service providers to provide encoding and hosting for broadband content at a discount to increase the adoption and availability of broadband content. We have a full-time account representative managing the strategic partnership.

  . RealNetworks. We have a reseller partnership which generates customer referrals from RealNetworks, a streaming media software company. We have engaged in a number of joint marketing efforts with RealNetworks.

  . Terran Interactive. We plan to work closely with the Media Cleaner Pro engineering team from Terran Interactive, a developer of multimedia compression tools, to customize and develop the Media Cleaner Pro product line for our automated encoding production system. We believe we are the only digital media service provider for streaming media to work with Terran in this fashion.

Hosting and Distribution Alliances

  . Akamai Technologies, Inc. In February 2000 we entered into a services agreement with Akamai in which we each agreed to promote the other's services and applications and to pursue definitive agreements to become resellers of the other's services. We also agreed to become a customer of Akamai's Internet content and streaming media delivery services and to purchase at least $1,000,000 of services from Akamai over a one year period, subject to Akamai providing services at a level of quality and on competitive price, payment and other essential terms which are reasonably satisfactory to us. Akamai agreed to designate us as a preferred provider for encoding services and for the other digital media applications offered by us and not internally developed by Akamai. Also in February 2000, we entered into a separate agreement with Akamai to sell $5.0 million of common stock in a private placement that will close at the same time or immediately after the closing of this offering. Akamai will pay the price per share paid by the public in this offering, less an amount equivalent to the underwriting discounts and commissions per share. We expect to recognize a deferred charge associated with this discount of approximately $376,000, which will be amortized over one year.

  . Digital Island, Inc. We have an agreement whereby Digital Island resells our digital media services and is a member of our integrated distribution network for the delivery of digital media.

  . Enron Corp. We have a letter of intent with Enron whereby Enron would resell our digital media services and is a member of our integrated distribution network for the delivery of digital media.

  . iBEAM. We have an agreement whereby iBEAM resells our digital media services and is a member of our integrated distribution network for the delivery of digital media.

  . InterVU. We have an agreement whereby InterVU resells our digital media services and is a preferred member of our integrated distribution network for the delivery of digital media.

Business Development Alliances

  . Valley Media, Inc. We have an agreement with Valley Media to encode their entire music catalog, which currently consists of over 150,000 commercial music compact disks. We will use this library of encoded song files to jointly create a digital media clip service and jointly explore other business opportunities. In connection with this agreement, we issued Valley Media a one-year warrant to acquire 650,000 shares of our common stock at an exercise price of $10.00 per share.

  Corporate Investors. In addition to preexisting industry and commercial relationships, America Online, Inc., CBS, Inc., Microsoft Corporation and National Broadcasting Company, Inc. among others recently invested an aggregate of $20.0 million in our $47.8 million December 1999 Series D preferred stock financing which was sold at a per share price of $6.37.


Research and Development

  We are focused on improving our digital media services and application through research and development. We believe that a strong emphasis on automation and product development are essential to our strategy of continuing to enhance and expand our capabilities.

  Since inception, we have focused our efforts on building the most efficient, scalable and quality based encoding process through superior hardware and software. Software built to optimize encoding, combined with our expertise learned through our automated encoding process has provided a platform upon which we build superior digital media products and services.

  Our team of developers, quality assurance engineers and program managers were recruited from top Internet and streaming media companies, including RealNetworks, Microsoft, Starwave and Intel. Within our development team, we have a combined experience level of over 50 years in Java development and database development, and significant experience in internet software development. In addition, we have recruited senior management with significant experience in the area of internet development, streaming media and networking.

  Our core team of developers is focused in the following areas:

  . digital media services, which focuses on automating capture and encoding;

  . media management which focuses on building a core component layer for streaming media online applications; and

  . media distribution and syndication, which focuses on building our distribution and business rules application.

  In addition, an application development team is focused on the fast development of online applications, such as myslideshow and media upgrade, based on the core components developed by the development team.

  All of our product development efforts are undertaken using a structured process developed within Loudeye. This process involves several functional groups at all levels within our organization and is designed to provide a framework for defining and addressing the activities required to bring product concepts and development projects to market successfully.

  Our research and development expenses were approximately $12,000 in 1997, approximately $204,000 in 1998 and approximately $1.2 million in 1999. As of December 31, 1999, approximately 48 employees were engaged in ongoing engineering and production development work for our services, solutions and applications.

Operations and Technology

  Our production operation is an efficient, highly automated process, optimized to produce high volumes of audio and video encoding. The production personnel are organized into functional teams which include project management, quality assurance, process traffic, data capture, audio encoding, video encoding, process research and development and engineering support.

  The production system is a combination of hardware and software, developed by our research and development organization and consists of a highly distributed encoding system. It is designed to automate the time consuming, error prone steps inherent in a complex encoding operation.

  The production system hardware is centered around a Silicon Graphics Origin 2000 file server, housing over 11 Terabytes of RAID 5 storage. The file server stores capture files and encoded files for both audio and video. Our distributed computing system, which performs the audio and video capture and encode operations, includes an array of over 100 dual Intel Pentium(R) processors and Apple Macintosh G4s.

  The encoding workflow is divided into a separated audio and video process, staffed with technicians trained for the specific encoding function.

Audio Capture Process

  The audio encoding process begins by capturing the content description information and attributes, or metadata. A range of information, including data on artists or speakers, track or topic titles, and copyright information, is collected along with any related images or graphics which are all captured electronically and entered into the centralized production database. The collection of metadata can be managed through an automated or manual process depending on the complexity of the data. The data is then checked for accuracy and merged as an embedded file as part of the encoded song file delivered to the customers.

  Audio files are captured using our proprietary capture stations. The audio capture process covers a broad spectrum of media formats and can be automated or managed as a manual system depending on volume and complexity of the project. Also, to significantly increase the audio capture process, additional capture stations can be inserted into the production system architecture and immediately begin capturing files.

  The production system has a queue that knows about the files to be encoded. To encode a file, the software locates available computing resources on the network and requests that the resource perform the encoding work. The software monitors the encoding operation and reports results to the control database.

  The capture file and metadata are automatically encoded into all of the streaming formats and bit rates specified by the production system job management software and database. If required, the encoded files can be automatically watermarked and indexed during the encoding operation. The resulting encoded files are checked for quality and then delivered to the customer as a collection of files or automatically routed to our partner hosting services for direct delivery as a hosted stream, over the Internet.

Video Capture Process

  The video encoding process begins with the conversion of the customer's source material from of wide variety of input formats, such as SVHS and Betacam SP, using commercial grade video tape decks into a digital file. As with the audio process, capture and quality control levels from the source can be highly automated or manually managed depending on customer requirements and complexity of the project. The video signals are routed through preprocessing stations to optimize the quality of the content prior to encoding.

  After capture, the video files are rendered and encoded in a single parallel operation into to all the formats and bit rates required by the customer. If required, the encoded files can be automatically watermarked and indexed during the encoding operation. The encoded video is checked for quality and delivered to the customer or hosted directly on the Internet.

  This encoding architecture creates an automated and highly scalable system. As capacity demands grow, additional computing resources can be added with little or no configuration effort, allowing us to rapidly respond to increased encoding demands.

Sales and Marketing

  We have implemented an integrated marketing campaign that consists of direct sales, reseller and co-marketing partners, trade show and conference participation and speakers program, our Web site, direct and email marketing programs, monthly newsletter, Internet promotions and sponsorships and embedded branding initiatives with customers and partners who promote our logo on the application or next to the streaming media being delivered. Each of these programs are deployed at various levels across the following target markets:

  Media and Entertainment. We target prominent companies in this category with a dedicated direct sales force. Smaller companies are primarily contacted through partnerships with hosting companies, integrators and resellers. The following outlines important vertical markets and applications in the media and entertainment industry:

       Markets                                   Applications
       -------                                   ------------


       Film Studios                              Product Promotions

       Record Labels                             Business to Business

       Stock Footage Houses                      Downloads

       Music Distribution/Aggregate              Electronic Marketing

       Video Distribution/Aggregate              Web Communities

       New Media                                 Content Acquisition

  Corporate. We target Fortune 1000 accounts with our direct sales force and our consulting services group. In addition, we work with several of the large and established system integrators, such as Andersen Consulting and KPMG who are expanding their practices to include digital media groups. The following outlines important industry markets and applications for the corporate segment:

       Markets                          Applications
       -------                          ------------


       High Tech                        Product Promotions

       Finance                          Rich Media Advertising

       Education                        Electronic Commerce

       Manufacturing                    Distance Learning & Training

       Industrial/Aerospace             Corporate Communications

       Government                       Electronic Marketing

  For smaller corporate customers, we provide customized and vertical applications to third parties who bundle various services to make-up a complete solution for small to medium sized businesses. We target these third parties with a direct sales force with special expertise in supporting the applications.

  Consumer. To address this mass-market opportunity, we use our direct sales force and business development resources to deliver customized and vertical applications to Web destinations that need streaming media solutions for their end-users.

  Industry Organizations. We maintain an active presence in industry standards and initiatives that help to mature and grow the streaming media industry. We are a founding and active member of Secure Digital Music Initiative, or SDMI, which includes the Recording Industry Association of America, or RIAA, and its members and is working to create a specification for the secure digital delivery and sale of music and help in the exposure and credibility of that help to advance the growth. We also work closely with the quality standards boards such as the Motion Picture Association of America, or MPAA. Our Seattle, Washington production and encoding facility is approved by the MPAA.

  As of December 31, 1999, we had 17 people in our sales organization and 19 in our marketing organization, all of which were in the United States. We intend to increase the size of our direct sales force and to establish additional sales offices domestically and internationally. The direct sales force primarily serves the large institutional customers and a telemarketing team focuses on smaller accounts and lead generation. We have also developed a network of over 20 resellers, whose efforts are coordinated by four sales people and one marketing person all dedicated to the reseller channel. There are two additional sales representatives dedicated respectively to servicing our relationships with RealNetworks and Microsoft.

Competition in our Industry

  We face competition from in-house encoding services by potential customers, other vendors that directly address the outsourced encoding services market and companies that directly address the digital media applications market. We compete on the basis of service quality, ability to handle a wide range of input and output formats, capacity of our recently expanded production facilities, turnaround time, and price and breadth of products and services offered, which include encoding, hosting, consulting and applications.

  Our most significant competition has been from potential customers who choose to invest in the resources and equipment to digitally encode their media themselves on an in-house basis. In-house service is expected to remain a significant competitor to our services, although we believe that as the volume of content requiring optimized encoding continues to increase, companies that currently encode their media in-house will see a significant economic advantage to outsourcing to a third-party expert for encoding and other value-added services.

  There are a small number of companies who are providing outsourced encoding solutions today, such as Globix, Magnum Design, Sonic Foundry and STV. We also anticipate that as the market for outsourced encoding services continues to grow, it will see competition from turn-key streaming media network providers such as InterVU, V-Stream and Yahoo! Broadcast Services; streaming media platform developers such as Apple, Liquid Audio, Microsoft and RealNetworks and from video post-production houses. There are a number of companies that are developing Internet media applications that will potentially compete with our applications, such as Audiosoft, AudioTrack, InterTrust, Microsoft, RealNetworks, Versifi and Vignette.

  We also may not compete successfully against current or future competitors, many of which have substantially more capital, longer operating histories, greater brand recognition, larger customer bases and significantly greater financial, technical and marketing resources than we do. These competitors may also engage in more extensive development of their technologies, adopt more aggressive pricing policies and establish more comprehensive marketing and advertising campaigns than we can. Our competitors may develop products and service offerings that are more sophisticated than our own. For these or other reasons, our competitors' products and services may achieve greater acceptance in the marketplace than our own, limiting our ability to gain market share and customer loyalty and to generate sufficient revenues to achieve a profitable level of operations.

Proprietary Rights and Intellectual Property

  We rely primarily on a combination of copyrights, trademarks, trade secret laws and contractual obligations with employees and third parties to protect our proprietary rights. We do not yet have any issued patents, but are in the processes of filing six patent applications that claim priority to six previously filed provisional applications. Despite our efforts to protect our proprietary rights, unauthorized parties may copy aspects of our products and obtain and use information that we regard as proprietary. In addition, other parties may breach confidentiality agreements or other protective contracts we have entered into and we may not be able to enforce our rights in the event of these breaches. Furthermore, we expect that we will increase our international operations in the future and the laws of many foreign countries do not protect our intellectual property rights to the same extent as the laws of the United States.

  The streaming media, digital media and software industry is characterized by the existence of a large number of patents and frequent litigation based on allegations of patent infringement and the violation of other intellectual property rights. Although we attempt to avoid infringing known proprietary rights of third parties in our product development efforts, we expect that we may be subject to legal proceedings and claims for alleged infringement by us or our licensees of third party proprietary rights, such as patents, trademarks or copyrights, by us or our licensees from time to time in the ordinary course of business. Any claims relating to the infringement of third party proprietary rights, even if not meritorious, could result in costly litigation, divert management's attention and resources or require us to enter into royalty or license agreements which are not advantageous to us. In addition, parties making these claims may be able to obtain an injunction, which could prevent us from providing our products or services in the United States or abroad. Any of these results could harm our business. We may increasingly be subject to infringement claims as the number of products and competitors in our industry grow and the functionalities of products overlap.

  Furthermore, former employers of our current and future employees may assert that our employees have improperly disclosed confidential or proprietary information to us.

Governmental Regulation

  We are not currently subject to direct regulation by any governmental agency other than laws and regulations generally applicable to businesses, although certain U.S. export controls and import controls of other countries, including controls on the use of encryption technologies, may apply to our products. Few existing laws or regulations specifically apply to the Internet. However, it is likely that a number of laws and regulations may be adopted in the United States and other countries with respect to the Internet. These laws may relate to areas such as content issues (such as obscenity, indecency and defamation), encryption concerns, including export contents, copyright and other intellectual property rights, caching of content by server products, electronic authentication or "digital signatures," personal privacy, advertising, taxation, electronic commerce liability, email, network and information security and the convergence of traditional communication services with Internet communications, including the future availability of broadband transmission capability. Other countries and political organizations are likely to impose or favor more and different regulation than that which has been proposed in the United States, thus furthering the complexity of regulation. The adoption of such laws or regulations, and uncertainties associated with their validity and enforcement, may affect our ability to provide our products and services and increase the costs associated with our products and services, and may affect the growth of the Internet. These laws or regulations may therefore harm our business.

  We do not know for certain how existing laws governing issues such as property ownership, copyright and other intellectual property issues, taxation, illegal or obscene content, retransmission of media and personal privacy and data protection apply to the Internet. The vast majority of such laws were adopted before the advent of the Internet and related technologies and do not address the unique issues associated with the Internet and related technologies. Most of the laws that relate to the Internet have not yet been interpreted. Changes to or the interpretation of these laws could:

  . limit the growth of the Internet;

  . create uncertainty in the marketplace that could reduce demand for our products and services;

  . increase our cost of doing business;

  . expose us to significant liabilities associated with content distributed or accessed through our products or services; or

  . lead to increased product and applications development costs, or otherwise harm our business.

Employees

  As of December 31, 1999, we had a total of 210 employees, of which 48 were in research and development, 36 were in sales and marketing, 83 were in production, 8 were in professional services and product support and 35 were in finance and administration. None of our employees are subject to a collective bargaining agreement. We consider our relations with our employees to be good.

Facilities

  We are headquartered in Seattle, Washington where we lease approximately 21,125 square feet under a lease that expires on October 31, 2004. We have exercised the option provided in the lease and will occupy an additional 14,056 square feet of space in the second quarter of 2000. In addition, we have three other Seattle, Washington locations: a 6,000 square foot space under a lease that expires on September 1, 2003, a 15,654 square foot space under a lease that expires August 31, 2004 and a 9,000 square foot space under a lease that expires November 15, 2004. We recently leased an additional location in Santa Monica, California of approximately 4,632 square feet under a lease that expires January 1, 2005.

Legal Proceedings

  We are not currently subject to any material legal proceedings. Two of our former employees have alleged that they are entitled to an equity interest in us in connection with their employment in 1997 by our predecessor limited liability company. Based upon our investigation to date, we believe that these allegations are wholly without merit and that the outcome of any formal claim brought by either of these former employees will not harm our business. We believe that we have valid defenses to these allegations and intend to vigorously defend ourselves.

                                   MANAGEMENT

Executive Officers, Key Employees and Directors

  The following table sets forth information with respect to our executive officers, key employees and directors as of December 31, 1999:

Name                     Age Position
----                     --- --------
Martin G. Tobias........  35 Chief Executive Officer and Chairman of the Board of
                              Directors
David C. Bullis.........  47 President and Chief Operating Officer
Larry G. Culver.........  50 Chief Financial Officer
Thomas S. Hodge.........  45 Vice President, General Counsel
Michael D. McHenry......  43 Vice President, Sales
Douglas F. Schulze......  40 Vice President, Marketing
James L. Van Kerkhove...  50 Vice President, Production
David L. Weld, Jr. .....  36 Senior Vice President, Product Development
Jeffrey R. Brown........  37 Vice President, Operations and New Business
                              Implementation
Beverley J. Kite........  30 Vice President, Core Development
Mark J. Richardson......  32 Vice President, Application Development
Brent D. Shepherd.......  39 Vice President, Consulting Services Group
Stuart J. Ellman
 (1)(2).................  33 Director
Johan Liedgren (2)......  35 Director
Charles P. Waite, Jr.
 (1)(2).................  44 Director

--------
(1) Member of Compensation Committee of the Board of Directors
(2) Member of Audit Committee of the Board of Directors

Executive Officers

  Martin G. Tobias, our founder, has served as our chief executive officer and chairman of our board of directors since our inception. From 1991 to 1997, he worked for Microsoft Corporation, a software company, in several positions, most recently as electronic software distribution strategy manager for the U.S. channel policies group of Microsoft. Mr. Tobias is a director of SoftwareBuyLine, Inc. Mr. Tobias holds a B.A. from Oregon State University.

  David C. Bullis has served as our president and chief operating officer since July 1999. From May 1998 to February 1999, he served as chief executive officer and president of Data I/O Corporation, an electronic manufacturing company. From June 1990 to April 1998, Mr. Bullis served as senior vice president and general manager of Synopsys, Inc., a design automation company. Mr. Bullis holds a B.S. from Iowa State University and an M.S. from Colorado State University.

  Larry G. Culver has served as our chief financial officer since August 1999. From February 1999 to August 1999, he served as senior vice president of finance and operations and chief financial officer of Metawave Communications Corporation, a cellular technology company. From July 1998 to January 1999, Mr. Culver served as senior vice president of finance and operations and chief financial officer for Metapath Software Corporation, a cellular software solutions company, which was acquired by Mobile Systems International Holding, Ltd. in December 1998. From 1991 to May 1998, Mr. Culver served as executive vice president, chief operating officer and chief financial officer for CellPro, Inc., a biotechnology company. Mr. Culver holds a B.S. from the University of Wisconsin, Stout and an M.B.A. from the University of Wisconsin, Oshkosh.

  Thomas S. Hodge has served as our vice president and general counsel since January 2000. From October 1994 to January 2000, he was a shareholder in the Seattle office of Heller Ehrman White & McAuliffe LLP, an international law firm, where he practiced corporate and securities law. From 1980 to October 1994, Mr. Hodge practiced corporate and securities law with Bogle & Gates LLP. Mr. Hodge holds a B.A. from Houghton College and a J.D. from the University of Virginia.

  Michael D. McHenry has served as our vice president of sales since September 1998. From October 1997 to September 1998, he served as vice president of sales of iCat Corporation, an electronic commerce company, which was acquired by Intel in February 1999. From October 1995 to October 1997, Mr. McHenry served as regional vice president of sales of Giga Information Group, Inc., an electronic commerce advisory company. From 1993 to October 1995, Mr. McHenry served as regional sales manager of FourGen Software, Inc., a software company. Mr. McHenry holds a B.S. from the University of Oregon.

  Douglas F. Schulze has served as our vice president of marketing since October 1999. From December 1998 to October 1999, he served as general manager of the Intel e-Commerce division of iCat Corporation. From March 1998 to December 1998, he served as iCat Corporation's senior vice president of sales and marketing, and from August 1996 to March 1998, he served as iCat's vice president of business development. From 1993 to August 1996, Mr. Schulze served as vice president of marketing for Excalibur Technologies Corporation, a software company. Mr. Schulze holds a B.A. from California State Polytechnic University, Pomona.

  James L. Van Kerkhove has served as our vice president of production since November 1999. From February 1999 to November 1999, he served as vice president of the assembly products group of Johnson Matthey Electronics, Inc., a manufacturing company, and from July 1998 to January 1999, he served as vice president of manufacturing of Johnson Matthey Electronics. From 1990 to April 1998, Mr. Van Kerkhove worked for Mitsubishi Silicon America Corporation, a manufacturing company, in several positions, most recently as executive vice president of operations. Mr. Van Kerkhove holds a B.S. from Cornell University and an M.B.A. from Rochester Institute of Technology.

  David L. Weld, Jr. has served as our senior vice president of product development since December 1999. From March 1998 to December 1999, Mr. Weld served as president and chief executive officer of Alive.com, Inc., a media application software company, which we acquired in December 1999. From January 1997 to November 1997, Mr. Weld served as president of the information applications division of Verity, Inc., a knowledge management software company. From April 1996 to January 1997, Mr. Weld served as chief executive officer of Cognisoft, a knowledge management software company, which was acquired by Verity in 1997. From 1991 to April 1996, Mr. Weld worked for Microsoft in several positions, most recently as group manager of the Microsoft Network. Mr. Weld holds both an A.B. and an M.B.A. from Dartmouth College.

Key Employees

  Jeffrey R. Brown has served as our vice president of operations and new business implementation since December 1999. From March 1998 to December 1999, he served as chief operating officer and senior vice president of Alive.com. From January 1997 to October 1997, Mr. Brown served as vice president of quality of the information applications division of verity. From November 1996 to January 1997, Mr. Brown served as vice president of quality of Cognisoft. From 1987 to October 1996, Mr. Brown worked for Microsoft in several positions, most recently as test manager of content technology for the Microsoft Network.

  Beverley J. Kite has served as our vice president of core development since December 1999. From October 1998 to December 1999, she served as vice president of development. From 1996 to October 1998, Ms. Kite served as an engineering manager for Starwave Corporation, an Internet technology company. From 1995 to 1996, Ms. Kite served as a senior developer for Midcom, Inc. a telecommunications company. From 1994 to 1995, Ms. Kite served as a consultant for Computer People, Inc., a computer consulting company. Ms. Kite holds a B.S.C. from Demontfort University in England.

  Mark J. Richardson has served as our vice president of application development since December 1999. From March 1998 to December 1999, he served as vice president of product development of Alive.com. From January 1997 to November 1997, Mr. Richardson served as vice president of technology of the information applications division of Verity. From April 1996 to January 1997, Mr. Richardson served as senior software engineer of Cognisoft. From 1989 to 1995, Mr. Richardson worked for Microsoft in several positions, most recently as a performance lead for Windows NT. Mr. Richardson holds a B.S. from the University of Akron.

  Brent D. Shepherd has served as our vice president of the consulting services group since July 1999. From 1994 to July 1999, he worked for Mosaix Inc., a customer relationship management company, in several positions, most recently as vice president of enterprise customer management consulting. Mr. Shepherd holds a B.A. from the University of Montana.

Directors

  Stuart J. Ellman has served as one of our directors since August 1999. Mr. Ellman has served as general partner of RRE Ventures II LP, a venture capital firm, since co-founding RRE Ventures in 1994. Mr. Ellman serves as a director of Watchguard Technologies, Inc., an internet security company, and several private companies. Mr. Ellman holds a B.A. from Wesleyan University and an M.B.A. from Harvard Business School.

  Johan Liedgren has served as one of our director of Loudeye since April 1998. Since October 1997, Mr. Liedgren has served as chief executive officer of Honkworm, International, an entertainment studio. From January 1994 to August 1997, he worked for Microsoft Corporation in several positions, most recently as director of channel policy. Mr. Liedgren serves as a director of Netsolutions of Sweden. Mr. Liedgren attended the University of Stockholm in Sweden.

  Charles P. Waite, Jr. has served as one of our directors since June 1998. Mr. Waite has served as a general partner of Olympic Venture Partners LP, a venture capital firm, since 1987. Mr. Waite serves as a director of Verity, Watchguard and several privately held companies. Mr. Waite holds an A.B. from Kenyon College and an M.B.A. from Harvard Business School.

Board Composition

  Our bylaws currently provide for a board of directors consisting of five directors. Following the closing of the offering, our amended and restated certificate of incorporation will provide for the division of our board of directors into three classes, as nearly as equal in size as possible, with staggered three year terms. Messrs. Tobias and Waite will serve for an initial term of three years, Mr. Ellman will serve for an initial term of two years and Mr. Liedgren will serve for an initial term of one year.

Board Committees

  The board of directors has a compensation committee and an audit committee.

  Compensation Committee. The compensation committee of the board of directors reviews and makes recommendations to the board regarding all forms of compensation and benefits provided to our officers. In addition, the compensation committee establishes and reviews general policies relating to the compensation and benefits of all of our employees. The current members of the compensation committee are Stuart Ellman and Charles Waite.

  Audit Committee. The audit committee of the board of directors reviews and monitors our internal accounting procedures, corporate financial reporting, external and internal audits, the results and scope of the annual audit and other services provided by our independent accountants, and our compliance with legal matters that have a significant impact on our financial reports. The current members of the audit committee are Stuart Ellman, Johan Liedgren and Charles Waite.

Compensation Committee Interlocks and Insider Participation

  The board of directors established its compensation committee in May 1999. Prior to establishing the compensation committee, the board of directors as a whole performed the functions delegated to the compensation committee. None of the members of the compensation committee is currently, or has even been at any time since our formation, one of our officers or employees. No member of the compensation committee serves as a member of the board of directors or compensation committee of any entity that has one or more officers serving as a member of our board of directors or compensation committee.

Director Compensation

  We currently do not provide any cash compensation to our directors for their service as members of the board of directors, although we do reimburse the directors for certain expenses in connection with attendance at board and committee meetings. Under our 1998 stock option plan, nonemployee directors are eligible to receive stock option grants at the discretion of the board or any other administrator of the plan. See "Stock Plans" for a description of option grants under the 1998 stock plan. In addition, following the closing of this offering, directors will be participating in the 2000 director stock option plan.

Executive Compensation

  The following table sets forth certain compensation awarded to, earned by, or paid to our chief executive officer, and our one other most highly compensated executive officer whose total cash compensation exceeded $100,000 during the year ended December 31, 1999, collectively, the "named officers."

                           Summary Compensation Table

                                            Annual
                                         Compensation   Long-Term Compensation
                                       ---------------- -----------------------
                                                        Securities
                                                        Underlying  All Other
                                        Salary   Bonus   Options   Compensation
     Name and Principal Position         ($)    ($)(1)     (#)        ($)(2)
     ---------------------------       -------- ------- ---------- ------------
Martin G. Tobias, Chief Executive
 Officer.............................  $129,167     --       --       $4,087
Michael D. McHenry, Vice President of
 Sales...............................   103,333 $75,000  350,000       6,427

--------
(1) Bonus represents the amount paid to the employee in 1999.

(2) Consists of health insurance premiums paid by us.

Option Grants

  The following table shows certain information regarding stock options granted to the named officers during the year ended December 31, 1999. No stock appreciation rights were granted to these individuals during the year.

                       Option Grants in Last Fiscal Year

                                                                    Potential
                                                                   Realizable
                                                                    Value at
                                                                     Assumed
                                                                  Annual Rates
                                                                    of Stock
                                  Percentage                          Price
                       Number of   of Total                       Appreciation
                         Shares    Options                         for Option
                       Underlying Granted to Exercise                Term(4)
                        Options   Employees    Price   Expiration -------------
         Name          Granted(2) in 1999(3) per Share    Date      5%    10%
         ----          ---------- ---------- --------- ---------- ------ ------
Martin G. Tobias(1)...      --        --         --         --       --     --
Michael D. McHenry....   25,000      0.6%      $0.25    6/10/09   $3,931 $9,961

--------
(1) Mr. Tobias did not receive any stock option grants during the year ended December 31, 1999.

(2) The exercise price per share of each option was equal to the fair market value on the date of grant as determined by the board of directors at such time.

(3) Based on an aggregate of 4,357,231 options granted by us during the year ended December 31, 1999 to our employees, including our executive officers.

(4) The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by the SEC and do not represent our estimate or projection of future common stock prices.

Option Exercises and Holdings

  There were no option exercises by the named officers in 1999. The following table provides certain information concerning the shares of common stock represented by outstanding stock options held by the named officers as of December 31, 1999.

   Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-end Option
                                     Values

                                                Number of
                                                 Shares           Value of
                                               Underlying        Unexercised
                                               Unexercised      In-the-Money
                                               Options at        Options at
                                              December 31,    December 31, 1999
                                                 1999(1)           ($)(2)
                                             --------------- -------------------
                    Name                     Vested Unvested  Vested   Unvested
                    ----                     ------ -------- -------- ----------
Martin G. Tobias............................    --      --        --         --
Michael D. McHenry.......................... 40,625 309,375  $566,312 $4,307,938

--------
(1) All options granted under the 1998 Stock Option Plan, the Alive 1998 Stock Option Plan and the 2000 Plan (for grants prior to the closing of this offering) may be exercised prior to full vesting, subject to the optionee's entering into a restricted stock purchase agreement with us with respect to any unvested shares. Under such agreement, the optionee grants us an option to repurchase any unvested shares at their original purchase price in the event the optionee's employment or consulting relationship with us is terminated. Our right of repurchase lapses as the shares vest in accordance with the vesting schedule of the exercised options.

(2) Based on an assumed initial public offering price of $14.00 per share, minus the exercise price, multiplied by the number of shares underlying the option.

Stock Plans

  1998 Stock Option Plan. Our 1998 stock option plan provides for the grant of incentive stock options to employees (including employee directors) and nonstatutory stock options and stock purchase rights to employees, directors and consultants. The purposes of the 1998 stock option plan are to attract and retain the best available personnel, to provide additional incentives to our employees and consultants and to promote the success of our business. Our board of directors originally adopted and our stockholders approved the 1998 stock option plan in March 1998 in March 1998. The 1998 stock option plan was amended in September and November 1999 by the board of directors and our stockholders. The 1998 stock option plan reserved 4,660,000 shares of common stock for stock option grants under the 1998 stock option plan. Unless terminated earlier by the board of directors, the 1998 stock option plan shall terminate in March 2008. As of December 31, 1999, options to purchase 3,778,928 shares of common stock were outstanding at a weighted average exercise price of $0.50 per share and 734,936 shares had been issued upon early exercise subject to our right to repurchase pursuant to restricted stock purchase agreements, 143,273 shares had been issued upon exercise of outstanding vested options, and 2,863 shares remained available for future grant.

  The 1998 stock option plan may be administered by the board of directors or a committee appointed by the board of directors. The administrator determines the terms of options granted under the 1998 stock option plan, including the number of shares subject to the option, exercise price, term and exercisability. Incentive stock options granted under the 1998 stock option plan must have an exercise price of at least 100% of the fair market value of the common stock on the date of grant and at least 110% of such fair market value in the case of an optionee who holds more then 10% of the total voting power of all classes of our stock. Nonstatutory stock options granted under the 1998 stock option plan must have an exercise price of at least 85% of the fair market value of the common stock on the date of grant and at least 110% of such fair market value in the case of an optionee who holds more then 10% of the total voting power of all classes of our stock. Payment of the exercise price may be made in cash or such other consideration as determined by the administrator.

  The administrator determines the term of options, which may not exceed ten years or five years in the case of an incentive stock option granted to a holder of more than 10% of the total voting power of all classes of our stock. No option may be transferred by the optionee other than by will or the laws of descent or distribution. Each option may be exercised during the lifetime of the optionee only by such optionee or permitted transferee. The administrator determines when options become exercisable. Options granted under the 1998 stock option plan generally must be exercised within three months after the termination of the optionee's status as an employee, director or consultant of Loudeye, within six months if such termination is due to the death of the optionee, or within twelve months if such termination is due to the disability of the optionee, but in no event later than the expiration of the option's term. Options granted under the 1998 stock option plan generally vest over a four and half year period at a rate of 12.5% of the total number of shares subject to the option nine months after the date of grant, an additional 12.5% of the total number of shares subject to the option 18 months after the date of grant, with the remaining shares vesting in equal quarterly installments thereafter.

  If we are acquired by another corporation in a transaction in which options and stock purchase rights outstanding under the 1998 stock option plan are being assumed or replaced with substitute options by our acquiror, or are being replaced with a cash incentive program of our acquiror based on the value of the awards at the time of the acquisition, the vesting of these outstanding awards will accelerate as to 25% of the underlying shares then unvested upon closing of the transaction. If our acquiror did not agree to assume or substitute outstanding awards or replace such awards with a cash incentive program, then the vesting of such awards will accelerate in full upon the closing. If we experience a change in control event and the position of an executive officer is terminated within twelve months of the change of control event, vesting will accelerate with respect to 100% of the executive officer's options. Outstanding awards, as well as the number of shares remaining available for issuance under the plan, will adjust in the event of a stock split, stock dividend or other similar change in our capital stock. The board of directors has the authority to amend or terminate the 1998 stock option plan provided that no action that impairs the rights of any holder of an outstanding option may be taken without the holder's consent. In addition, we will obtain stockholder approval for any such amendments to the extent required by applicable law.

  Alive.com, Inc. 1998 Stock Option Plan. In connection with the Alive.com merger, we will assume the Alive.com, Inc. 1998 stock option plan. Upon closing of the merger, options outstanding under the Alive.com plan became options to purchase an aggregate of 91,181 shares of our common stock. The terms of the Alive.com options are similar to the terms of options issuable under our 1998 stock plan, except that options granted under the 1998 Alive.com stock option plan generally vest over a four year period at a rate of 25% of the total number of shares subject to the option one year after the date of grant, with the remaining shares vesting in equal quarterly installments thereafter. In addition, in the event of a sale of all or substantially all of our assets or our merger with or into another corporation, or other change in control event, the Alive.com, Inc. 1998 stock option plan provides for 100% acceleration of vesting for options granted prior to March 18, 1999 and 50% vesting for options granted after March 18, 1999 if the optionee had been employed by Alive.com for more than six months. If Alive.com's executive officers are terminated within six months of a change of control event, the 1998 Alive.com stock option plan provides 100% acceleration of vesting.

  As of December 31, 1999, 89,981 options to purchase shares of common stock were outstanding under the Alive plan at a weighted average exercise price of $0.86 per share and 1,200 shares had been issued upon exercise of outstanding options since the date of the merger.

  2000 Stock Option Plan. Our 2000 stock option plan provides for the grant of incentive stock options to employees, including employee directors, and of nonstatutory stock options and stock purchase rights to employees, directors and consultants. The purposes of the 2000 stock option plan are to attract and retain the best available personnel, to provide additional incentives to our employees and consultants and to promote the success of our business. The 2000 stock option plan was originally adopted by our board of directors in December 1999 and will be approved by our stockholders prior to completion of this offering. The 2000 stock option plan provides for this issuance of options and rights to purchase up to 2,500,000 shares of our common stock, plus an automatic annual increase on the first day of each of our fiscal years beginning in 2001, 2002, 2003, 2004 and 2005 equal to the lesser 5% of our outstanding common stock on the last day of the immediately preceding fiscal year, 2,500,000 shares or a lesser number of shares as our board of directors determines. Unless terminated earlier by the board of directors, the 2000 stock option plan will terminate in December 2009.

  As of December 31, 1999, 354,300 options to purchase shares of common stock were outstanding under the 2000 stock option plan at a weighted average exercise price of $6.00 per share, no shares had been issued upon exercise of outstanding options or pursuant to stock purchase rights, and 2,145,700 shares remained available for future grant.

  The 2000 stock option plan may be administered by the board of directors or a committee of the board, each known as the administrator. The administrator determines the terms of options and stock purchase rights granted under the 2000 stock option plan, including the number of shares subject to the award, the exercise or purchase price, and the vesting and/or exercisability of the award and any other conditions to which the award is subject. No employee may receive awards under the plan for more than 2,500,000 shares in any one calendar year. Incentive stock options granted under the 2000 stock option plan must have an exercise price of at least 100% of the fair market value of the common stock on the date of grant. Generally, the plan does not impose restrictions on the exercise or purchase price applicable to nonstatutory stock options and stock purchase rights, although we expect that nonstatutory stock options and stock purchase rights granted to our chief executive officer and our four other most highly compensated officers will generally equal at least 100% of the grant date fair market value. Payment of the exercise or purchase price may be made in cash or any other consideration allowed by the administrator.

  With respect to options granted under the 2000 stock option plan, the administrator determines the term of options, which may not exceed 10 years, or 5 years in the case of an incentive stock option granted to a holder of more than 10% of the total voting power of all classes of our stock. Generally, an option is nontransferable other than by will or the laws of descent and distribution, and may be exercised during the lifetime of the optionee only by such optionee. In certain circumstances, the administrator has the discretion to grant nonstatutory stock options with limited transferability rights. Stock options are generally subject to vesting, meaning that the optionee earns the right to exercise the option over a specified period of time only if he or she continues to provide services to us over that period. Shares of stock issued pursuant to stock purchase rights granted under the 2000 stock option plan are generally subject to a repurchase right exercisable by us upon the termination of the holder's employment or consulting relationship with us for any reason (including death or disability). This repurchase right will lapse in accordance with terms established by the administrator at the time of grant.

  If we are acquired by another corporation in a transaction in which options and stock purchase rights outstanding under the 2000 stock option plan are being assumed or replaced with substitute options by our acquiror, or are being replaced with a cash incentive program of our acquiror based on the value of the awards at the time of the acquisition, the vesting of these outstanding awards will accelerate as to 25% of the underlying shares then unvested upon closing of the transaction. If our acquiror did not agree to assume or substitute outstanding awards or replace such awards with a cash incentive program, then the vesting of such awards will accelerate in full upon the closing. Outstanding awards,the number of shares remaining available for issuance under the plan, the number of shares added to the plan each year under the plan's evergreen provision and the annual per-employee share limit will adjust in the event of a stock split, stock dividend or other similar change in our capital stock. The administrator has the authority to amend or terminate the 2000 stock option plan, but no action may be taken that impairs the rights of any holder of an outstanding option or stock purchase right without the holder's consent. In addition, we must obtain stockholder approval of amendments to the plan as required by applicable law.

  2000 Director Stock Option Plan. The 2000 director stock option plan was adopted by the board of directors in December 1999 and will be submitted for approval by our stockholders prior to completion of this offering. It will become effective upon the date of this offering. A total of 250,000 shares of common stock has been reserved for issuance under the 2000 director stock option plan, all of which remain available for future grants. The 2000 director stock option plan provides for the grant of nonstatutory stock options to our nonemployee directors. The 2000 director stock option plan is designed to work automatically without administration; however, to the extent administration is necessary, it will be performed by the board of directors. To the extent they arise, it is expected that conflicts of interest will be addressed by abstention of any interested director from both deliberations and voting regarding matters in which a director has a personal interest. Unless terminated earlier, the directors' plan will terminate in December 2009.

  The 2000 director stock option plan provides that each nonemployee director at the time of completion of this offering will automatically receive an option to purchase 20,000 shares of our common stock. In addition, the 2000 director stock option plan provides that each person who becomes a nonemployee director after the completion of this offering will be granted a nonstatutory stock option to purchase 20,000 shares of common stock on the date on which such individual first becomes a member of our board of directors. On the date of each annual stockholders meeting, each nonemployee director who will continue serving on the board following the meeting and who has been a director of Loudeye for at least six months prior to the meeting date will be granted an option to purchase 7,500 shares of common stock.

  All options granted under the 2000 director stock option plan will have a term of ten years and an exercise price equal to the fair market value of on the date of grant (except for options granted on the date of this offering which will have an exercise price equal to the price at which shares are first sold to the public in the offering) and will be nontransferable. All initial options granted under the 2000 director stock option plan shall vest as to 25% of the shares underlying the option on each of the first four anniversaries of the date of the option grant. The subsequent options to purchase 7,500 shares granted under the director plan shall vest as to 100% of the shares underlying the option on the first anniversary of the date of the option grant. If a nonemployee director ceases to serve as a director for any reason other than death or disability, he or she may, but only within 90 days after the date he or she ceases to be a director, exercise options granted under the director plan. If he or she does not exercise the option within such 90-day period, the option will terminate. If a director's service terminates as a result of his or her disability or death, or if a director dies within three months following termination for any reason, the director or his or her estate will have 12 months after the date of termination or death, as applicable, to exercise options that were vested as of the date of termination. In addition, if we determine that a director has engaged in fraud, embezzlement or similar acts against us, or if a director has disclosed information that is confidential to us or engaged in any conduct constituting unfair competition against us, we have the right to suspend or terminate that director's right to exercise an option under the 2000 director stock option plan.

  If we are acquired by another corporation, each option outstanding under the 2000 director stock option plan will be assumed or equivalent options substituted by our acquiror, unless our acquiror does not agree to such assumption or substitution, in which case the options will terminate upon consummation of the transaction to the extent not previously exercised. In connection with any acquisition, each director holding options under the 2000 director stock option plan will have the right to exercise his or her options immediately before the consummation of the transaction as to all shares underlying the options, including shares which would not have been vested and exercisable but for the acquisition. Outstanding awards, the number of shares remaining available for issuance under the plan and the number of shares subject to the automatic director option grants as provided in the plan will adjust in the event of a stock split, stock dividend or other similar change in our capital stock. Our board of directors may amend or terminate the director plan as long as such action does not adversely affect any outstanding option. We will obtain stockholder approval for any amendment to the plan to the extent required by applicable law.

  2000 Employee Stock Purchase Plan. Our 2000 employee stock purchase plan was adopted by the board of directors in December 1999 and will be submitted for approval by our stockholders prior to completion of this offering. A total of 200,000 shares of common stock has been reserved for issuance under the 2000 employee stock purchase plan, none of which have been issued as of the date of this offering. The number of shares reserved for issuance under the 2000 employee stock purchase plan will be subject to an automatic annual increase on the first day of each of our fiscal years beginning in 2001, 2002, 2003, 2004 and 2005 equal to the lesser of 0.75% of our outstanding common stock on the last day of the immediately preceding fiscal year, 300,000 shares or a lesser number of shares as the board of directors determines. The 2000 employee stock purchase plan becomes effective upon the date of this offering. Unless terminated earlier by the board of directors, the 2000 employee stock purchase plan will terminate in December 2019.

  The 2000 employee stock purchase plan, which is intended to qualify under
Section 423 of the Internal Revenue Code, will be implemented by a series of overlapping offering periods of approximately 24 months' duration, with new offering periods (other than the first offering period) commencing on May 1 and November 1 of each year. Each offering period will generally consist of four consecutive purchase periods of six months' duration, at the end of which an automatic purchase will be made for participants. The initial offering period is expected to commence on the date of this offering and end on April 30, 2002; the initial purchase period is expected to begin on the date of this offering and end on October 31, 2000, with subsequent purchase periods ending on April 30, 2001, October 31, 2001 and April 30, 2002. The 2000 employee stock purchase plan will be administered by the board of directors or by a committee appointed by the board. Our employees (including officers and employee directors), or of any majority-owned subsidiary designated by the board, are eligible to participate in the 2000 employee stock purchase plan if they are employed by us or a designated subsidiary for at least 20 hours per week and more than five months per year. The 2000 employee stock purchase plan permits eligible employees to purchase common stock through payroll deductions at a rate of not more than 20% of an employee's compensation. The purchase price is equal to the lower of 85% of the fair market value of the common stock at the beginning of each offering period or at the end of each purchase period, subject to certain adjustments as provided in the plan. Employees may end their participation in the 2000 employee stock purchase plan at any time during an offering period, and participation ends automatically on termination of employment.

  An employee is not eligible to participate in the 2000 employee stock purchase plan if immediately after the grant of an option to purchase stock under the plan such employee would own stock and/or hold outstanding options to purchase stock equaling 5% or more of the total voting power or value of all classes of our stock or stock of our subsidiaries, or if such option would permit an employee's rights to purchase stock under the 2000 employee stock purchase plan at a rate that exceeds $25,000 of fair market value of such stock for each calendar year in which the option is outstanding. In addition, no employee may purchase more than 2,000 shares of common stock under the 2000 employee stock purchase plan in any one purchase period. If the fair market value of the common stock on a purchase date is less than the fair market value at the beginning of the offering period, each participant in that offering period shall automatically be withdrawn from the offering period as of the end of the purchase date and re-enrolled in the new 24-month offering period beginning on the first business day following the purchase date.

  If we merge or consolidate with or into another corporation or sell all or substantially all of our assets, each right to purchase stock under the 2000 employee stock purchase plan will be assumed or an equivalent right substituted by our acquiror. If our acquiror did not agree to assume or substitute stock purchase rights, any offering period and purchase period then in progress would be shortened and a new exercise date occurring prior to the closing of the transaction would be set. Outstanding awards, the number of shares remaining available for issuance under the plan, the number of shares added to the plan each year under the plan's evergreen provision and the maximum number of shares that may be purchased by a participant during a purchase period will adjust in the event of a stock split, stock dividend or other similar change in our capital stock. Our board of directors has the power to amend or terminate the 2000 employee stock purchase plan and to change or terminate offering periods as long as such action does not adversely affect any outstanding rights to employee stock purchase stock thereunder. However, the board of directors may amend or terminate the 2000 purchase plan or an offering period even if it would adversely affect outstanding options in order to avoid our incurring adverse accounting charges.

Employee Benefit Plans

  401(k) Plan. In 1999, we adopted our 401(k) plan covering our full-time employees over age twenty-one . Employees are eligible after three months employment. The 401(k) plan is intended to qualify under Section 401(k) of the Internal Revenue Code of 1986, as amended, so that contributions to the 401(k) plan by employees or by us, and the investment earnings thereon, are not taxable to employees until withdrawn from the 401(k) plan, and so that our contributions, if any, will be deductible by us when made. Under the 401(k) plan, employees may elect to reduce their current compensation by up to 20% up to the statutorily prescribed annual limit ($10,500 in 2000) and to have the amount of such reduction contributed to the 401(k) plan. The 401(k) plan permits, but does not require, additional matching contributions to our 401(k) plan on behalf of all participants in the 401(k) plan. To date, we have not made any matching contributions to the 401(k) plan.

Employment Offer Letters

  In connection with the hiring of David Bullis as our president and chief operating officer in July 1999, we entered into a letter agreement with Mr. Bullis. Mr. Bullis's options vest over a four year period at a rate of 18.75% of the number of shares subject to the option nine months after the date of grant, with the remaining shares vesting in equal installments at the end of each quarter thereafter. If we experience a change in control within Mr. Bullis's first two years of employment, the vesting will accelerate with respect to 50% of these options. Mr. Bullis's employment is for no specified length of time, and either party has the right to terminate Mr. Bullis's employment at any time with or without cause.

  In connection with the hiring of Larry Culver as our chief financial officer in August 1999, we entered into a letter agreement with Mr. Culver. In addition, prior to Mr. Culver joining us as chief financial officer, Mr. Culver had been hired by us as a consultant in August 1999, and in connection with such consulting agreement, Mr. Culver was granted a nonqualified stock option. Mr. Culver's incentive stock options vest over a four year period with 12.5% of the total number of shares subject to the option vesting twenty-seven months after the date of grant, with the remaining shares vesting in equal installments at the end of each quarter thereafter. Mr. Culver's nonqualified options vest over a two year period at a rate of 37.5% of the total number of shares subject to the option nine months after the date of grant, with the remaining shares vesting in equal installments at the end of each quarter thereafter. If we experience a change in control within Mr. Culver's first two years of employment, the vesting on his nonqualified option will accelerate completely. Mr. Culver's employment is for no specified length of time, and either party has the right to terminate Mr. Culver's employment at any time with or without cause.

  In connection with the hiring of Douglas Schulze as our vice president of marketing in October 1999, we entered into a letter agreement with Mr. Schulze. Mr. Schulze's options vest over a four year period at a rate of 18.75% of the total number of shares subject to the option nine months after the date of grant, with the remaining shares vesting in equal installments at the end of each quarter thereafter. Mr. Schulze's employment is for no specified length of time, and either party has the right to terminate Mr. Schulze's employment at any time with or without cause.

  In connection with the hiring of James Van Kerkhove as our vice president of production in November 1999, we entered into a letter agreement with Mr. Van Kerkhove. Mr. Van Kerkhove's options generally vest over a four year period at a rate of 18.75% of the total number of shares subject to the option nine months after the date of grant, with the remaining shares vesting in equal installments at the end of each quarter thereafter. Mr. Van Kerkhove's employment is for no specified length of time, and either party has the right to terminate Mr. Van Kerkhove's employment at any time with or without cause.

  In connection with the hiring of David Weld as our senior vice president of product development in December 1999, we entered into a letter agreement with Mr. Weld. Mr. Weld's options generally vest over a four year and three month period at a rate of 12.5% of the total number of shares subject to the option nine months after the date of grant, with the remaining shares vesting in equal installments at the end of each quarter thereafter. Mr. Weld is treated as an executive officer in the event of a change in control of Loudeye. In addition, in connection with our acquisition of Alive.com Mr. Weld's right to purchase shares of Alive.com common stock converted into a right to purchase shares of our common stock. Mr. Weld's employment is for no specified length of time, and either party has the right to terminate Mr. Weld's employment at any time with or without cause.

  In connection with the hiring of Thomas Hodge as our Vice President, General Counsel in January 2000, we entered into a letter agreement with Mr. Hodge. Mr. Hodge's options generally vest over a four year period at a rate of 18.75% of the total number of shares subject to the option nine months after the date of grant, with the remaining shares vesting in equal installments at the end of each quarter thereafter. Mr. Hodge's employment is for no specified length of time, and either party has the right to terminate Mr. Hodge's employment at any time with or without cause.

  In addition, we have a severance arrangement with each of our officers which provides that if an officer is terminated without cause, he or she will receive the then-current base salary and benefits for three months, or for six months in the case of our executive officers.

Limitation of Liability and Indemnification Matters

  Our certificate of incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for:

  . any breach of their duty of loyalty to the corporation or its stockholders;

  . acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  . unlawful payments of dividends or unlawful stock repurchases or redemptions; or

  . any transaction from which the director derived an improper personal benefit.

  This limitation of liability does not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

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

  Our certificate of incorporation and bylaws provide that we shall indemnify our directors and executive officers and may indemnify our other officers and employees and other agents to the fullest extent permitted by law. We believe that indemnification under our bylaws covers at least negligence and gross negligence on the part of indemnified parties. Our bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether the bylaws would permit indemnification.

  We have entered into agreements to indemnify our directors and officers, in addition to indemnification provided for in our bylaws. These agreements, among other things, provide for indemnification of our directors and officers for expenses specified in the agreements, including attorneys' fees, judgments, fines and settlement amounts incurred by any such person in any action or proceeding arising out of such person's services as our director or officer, any of our subsidiaries or any other company or enterprise to which the person provides services at our request. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and officers.

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

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Private Placements of Securities

  Since our inception in August 1997, we have issued shares of our capital stock as follows:

  . a total of 5,288,000 shares of common stock and 4,712,000 shares of Series A preferred stock in connection with the conversion of the predecessor limited liability company into a Delaware corporation in March 1998;

  . a total of 2,508,848 shares of common stock in connection with the acquisition of Alive.com;

  . a total of 271,787 shares of Series A preferred stock at a price of $0.843 per share in June 1998;

  . a total of 3,259,194 shares of Series B preferred stock at a price of $0.843 per share in June and August 1998;

  . a total of 5,309,266 shares of Series C preferred stock at a price of $1.90 per share in April and August 1999; and

  . a total of 7,510,989 shares of Series D preferred stock at a price of $6.37 per share in December 1999.

All shares of our preferred stock will convert into common stock on a one-for-one basis upon the closing of this offering. The following table summarizes the shares of capital stock purchased by executive officers, directors and five-percent stockholders and their affiliates in these transactions:

                                       Series A  Series B  Series C  Series D
                              Common   Preferred Preferred Preferred Preferred
Investor (1)                   Stock     Stock     Stock     Stock     Stock
---------------------------- --------- --------- --------- --------- ---------
Martin G. Tobias (2)(3)..... 5,288,000 4,983,787        --   278,949  117,739
Olympic Venture Partners
 (2)........................   362,987        -- 1,779,360 1,539,474  706,437
RRE Ventures (2)............        --        --        -- 2,105,263  470,957
EnCompass Group (2).........        --        -- 1,186,240   157,895  305,023
David C. Bullis(4)..........        --        --        --   105,263       --

--------
(1) Shares held by affiliated persons and entities have been added together for the purposes of this chart. See "Principal Stockholders" for a chart of beneficial owners.
(2) Holder of 5% or more of a class of our capital stock. Mr. Tobias is our chief executive officer. Charles P. Waite, one of our directors, is a general partner of entities affiliated with Olympic Venture Partners. Stuart J. Ellman, one of our directors, is a general partner of entities affiliated with RRE Ventures.
(3) Includes shares held by Martin Tobias's wife, Alex Tobias. In consideration of Martin Tobias, our founder and chief executive officer, and his wife's conversion of their membership interests in Encoding.com LLC, we issued 5,288,000 shares of common stock and 4,712,000 shares of Series A preferred stock. In addition, we repaid $225,000 in outstanding principal and issued 271,787 shares of Series A preferred stock at a price of $0.843 per share in exchange for a cancellation of the remaining indebtedness from a note issued by us to Mr. Tobias in the aggregate principal amount of $454,117.06.
(4)  Mr. Bullis is our president and chief operating officer.

Transactions with Officers and Directors

  On December 14, 1999, we acquired Alive.com and issued 2,508,848 shares of common stock and 91,181 options to purchase our common stock in exchange for all outstanding capital stock and the assumption of all outstanding options of Alive.com. In exchange for their shares of Alive.com, entities affiliated with Olympic Venture Partners were issued 362,987 shares of our common stock. In addition, three officers of Alive.com became officers of Loudeye. David Weld was issued 84,896 shares of our common stock, Jeffrey Brown was issued 41,600 shares of our common stock and Mark Richardson was issued 41,600 shares of our common stock, in each case in exchange for their shares of Alive.com common stock. Weld Brown LLC, of which Mr. Weld and Mr. Brown are managers, was issued 412,559 shares of our common stock.

  Martin Tobias, our chief executive officer, is the landlord on our 3406 East Union Street, Seattle, Washington lease and the owner of that property. We lease 6,000 square feet under that lease that expires on September 1, 2003 with an annual rental expense of approximately $120,000.

  We have a severance arrangement with each of our officers. See "Employment Offer Letters" for a description of the offer letters and a description of the severance arrangement.

  All future transactions, including any loans from us to our officers, directors, principal stockholders or affiliates, will be approved by a majority of our board of directors, including a majority of the independent and disinterested members of the board, and if required by law, a majority of disinterested stockholders.

                             PRINCIPAL STOCKHOLDERS

  The following table sets forth information regarding the beneficial ownership of our common stock as of December 31, 1999, assuming conversion of all outstanding shares of preferred stock into common stock and as adjusted to reflect the sale of common stock offered hereby by:

  . each stockholder known by us to own beneficially more than 5% of our common stock;

  .  each director;

  .  our chief executive officer and other executive officers; and

  .  all directors and executive officers as a group.

  Except as otherwise noted, the address of each person listed in the table is c/o Loudeye Technologies, Inc., Times Square Building, 414 Olive Way, Suite 300, Seattle, WA 98101.

  As of December 31, 1999, there were 29,759,493 shares of common stock outstanding. The percent of beneficial ownership for each stockholder is based on 29,759,493 shares of common stock outstanding prior to this offering, on an as converted basis, and 34,643,518 shares of common stock outstanding after this offering and the concurrent private placement. Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or warrants held by that person that are currently exercisable or will become exercisable within 60 days after December 31, 1999 are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership for any other person. Unless otherwise indicated in the footnotes below, the persons and entities named in the table have sole voting and investment power with respect to all shares beneficially owned, subject to community property laws where applicable. In addition, the percentage calculation after the offering assumes no exercise of the underwriters' over-allotment option.

                                                      Percentage of Shares
                                          Number of        Outstanding
                                            Shares    -----------------------
                                         Beneficially   Before       After
Name and Address of Beneficial Owner        Owned      Offering     Offering
------------------------------------     ------------ ----------   ----------
Martin G. Tobias (1)...................   10,631,634        35.7%         30.7%
Olympic Venture Partners (2)...........    4,388,258        14.8%         12.7%
 2420 Carillon Point
 Kirkland, WA 98033
RRE Ventures (3).......................    2,576,220         8.7%          7.4%
 126 East 56th Street
 New York, NY 10022
EnCompass Group U.S. Information           1,649,158         5.5%          4.8%
 Technology Partners (4)...............
 777 108th Avenue NE, Suite 2300
 Bellevue, WA 98004
David C. Bullis (5)....................      555,263         1.9%          1.6%
David L.Weld, Jr. (6)..................      547,455         1.8%          1.6%
Larry Culver (7).......................      400,000         1.3%          1.1%
Michael D. McHenry (8).................      350,000         1.2%          1.0%
Douglas F. Schulze (9).................      350,000         1.2%          1.0%
James L. Van Kerkhove (10).............      250,000           *             *
Charles P. Waite, Jr. (11).............    4,388,258        14.8%         12.7%
Stuart J. Ellman (12)..................    2,576,220         8.7%          7.4%
Johan Liedgren (13)....................       60,000           *             *
All directors and executive officers as
 a group (10 persons)..................   20,108,830        64.8%         56.0%

--------
  *  Represents ownership less than one percent.

 (1) Includes 10,197,338 shares held by Martin Tobias and 434,297 shares held by Alex Tobias.

 (2) Includes 3,644,753 shares held by Olympic Venture Partners IV, LP, 423,862 shares held by Olympic Venture Partners V, LP, 272,547 shares held by OVP IV Entrepreneurs' Fund, LP and 47,096 shares of OVP V Entrepreneurs' Fund, LP. Charles P. Waite, Jr., a general partner of Olympic Venture Partners, is one of our directors. Mr. Waite disclaims beneficial ownership of shares held by these entities except to the extent of his pecuniary interest therein. The general partner of each of the foregoing entities is OVMC IV, L.L.C. The managing members of OVMC IV, L.L.C. are George H. Clute, Gerard H. Langeler, William D. Miller and Charles P. Waite, Jr.

 (3) Includes 510,156 shares held by RRE Ventures Fund II, LP and 2,066,064 shares held by RRE Ventures II, LP. Stuart J. Ellman, a general partner of RRE Ventures II, LP and RRE Ventures Fund II, LP and a member of RRE Ventures GP II, LLC, is one of our directors. Mr. Ellman disclaims beneficial ownership of shares held by these entities except to the extent of his pecuniary interest therein. The general partner of each of the foregoing entities is RRE Ventures GP II, L.L.C. The managing members of RRE Ventures GP II, L.L.C. are James D. Robinson III, James D. Robinson IV, Stuart J. Ellman and Andrew L. Zalasin.

 (4) Includes 1,422,628 shares held by EnCompass Group U.S. Information Technology Partners I, LP, 156,986 shares held by EnCompass U.S. Information Technology Partners II, LP and 69,544 shares held by Northwest Financing, LLC. The general partner of EnCompass Group U.S. Information Technology Partners I, LP, is EGI Fund Management Company, L.L.C. The general partner of EnCompass U.S. Information Technology Partners II, LP is EGI Fund Management Company II, L.L.C. The managing members of EGI Fund Management Company, L.L.C. and EGI Fund Management Company II, L.L.C. are Wayne Wager, Scot Land, Yasuki Matsumoto and Kiyoyuki Kubota. The general partner of Northwest Financing, L.L.C. is EGI Fund Management Company, L.L.C. The managing members of EGI Fund Management Company, L.L.C. are Wayne Wager, Scot Land and Yasuki Matsumoto.

 (5)  Includes 450,000 shares subject to our right of repurchase.

 (6) Includes 62,400 shares subject to our right of repurchase, 412,559 shares held by Weld Brown LLC and 50,000 shares issuable upon exercise of outstanding options within 60 days of December 31, 1999 but subject to our right of repurchase. Mr. Weld disclaims beneficial ownership of shares held by Weld Brown LLC except to the extent of his pecuniary interest in those shares.

 (7) Includes 200,000 shares issuable upon exercise of outstanding options within 60 days of December 31, 1999, and 200,000 shares, all which are subject to our right of repurchase.

 (8) Includes 73,750 shares issuable upon exercise of outstanding options within 60 days of December 31, 1999 and 306,250 shares issuable upon exercise of outstanding options, within 60 days of December 31, 1999 but subject to our right of repurchase.

 (9) Includes 345,000 shares issuable upon exercise of outstanding options within 60 days of December 31, 1999, and 5,000 shares, all of which are subject to our right of repurchase.

(10) Includes 250,000 shares issuable upon exercise of outstanding options within 60 days of December 31, 1999 but subject to our right of repurchase.

(11) Charles P. Waite, Jr. is one of our directors and is a general partner of Olympic Venture Partners, Mr. Waite disclaims beneficial ownership of shares held by Olympic Venture Partners except to the extent of his pecuniary interest in those shares.

(12) Stuart J. Ellman is one of our directors and is a general partner of RRE Ventures II, LP and RRE Ventures Fund II, LP, and a member of RRE Ventures GP II, LLC. Mr. Ellman disclaims beneficial ownership of shares held by RRE Ventures except to the extent of his pecuniary interest in those shares.

(13) Includes 22,500 shares issuable upon exercise of outstanding options within 60 days of December 31, 1999 and 37,500 shares issuable upon exercise of outstanding options within 60 days of December 31, 1999 but subject to our right of repurchase.

                          DESCRIPTION OF CAPITAL STOCK

  As of December 31, 1999, there were 29,759,493 shares of common stock outstanding, assuming the conversion of all outstanding shares of preferred stock into shares of common stock held by approximately 138 stockholders of record. Upon completion of this offering, we will be authorized to issue 100,000,000 shares of common stock, $0.001 par value, and 5,000,000 shares of undesignated preferred stock, $0.001 par value.

  The following description of our capital stock is not complete and is qualified in its entirety by our certificate of incorporation and bylaws, which are included as exhibits to the registration statement of which this prospectus forms a part, and by the provisions of applicable Delaware law.

Common Stock

  The holders of common stock are entitled to one vote per share on all matters to be voted on by the stockholders. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of funds legally available for that purpose. See "Dividend Policy" for a description of our policy of distribution of dividends. In the event of a liquidation, dissolution or winding up of Loudeye, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable, and the shares of common stock to be issued upon the closing of this offering will be fully paid and nonassessable.

Preferred Stock

  Upon the closing of this offering, the board of directors will have the authority, without action by the stockholders, to designate and issue up to 5,000,000 shares of preferred stock in one or more series and to designate the rights, preferences and privileges of each series, any or all of which may be greater than the rights of the common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of the common stock until the board of directors determines the specific rights of the holders of such preferred stock. However, the effects might include, among other things, restricting dividends on the common stock, diluting the voting power of the common stock, impairing the liquidation rights of the common stock and delaying or preventing a change in control of Loudeye without further action by the stockholders. We have no present plans to issue any shares of preferred stock.

Warrants

  In June, 1999 in connection with an equipment line of credit, we issued a warrant to Dominion Capital Management, L.L.C. to purchase 41,053 shares of Series C preferred stock at an exercise price of $1.90 per share which will expire on the earlier of June 22, 2008, or four years after the effective date of this offering. In December 1999 in connection with a commercial agreement, we issued a warrant to Valley Media to purchase 650,000 shares of common stock at an exercise price of $10.00 per share which will expire on December 17, 2000.

Registration Rights

  Upon completion of this offering and the concurrent private placement, the holders of 28,914,012 shares of common stock or their permitted transferees will be entitled to certain rights with respect to registration of such shares under the Securities Act. These rights are provided under the terms of an agreement between Loudeye and the holders of registrable securities. Under these registration rights, beginning on the earlier of June 3, 2005, or twelve months after the effective date of the offering contemplated by this prospectus, holders of at least a majority of the then-outstanding registrable securities may require on two occasions that we register their shares for public resale. We are obligated to register these shares only if the shares to be registered would have an anticipated public offering price of at least $10,000,000. In addition, holders of at least 25% of the then-outstanding registrable securities may require that we register their shares for public resale on form S-3 or similar short-form registration up to two times per year, provided we are eligible to use form S-3 or similar short-form registration statement and provided further that the value of the securities to be registered is at least $500,000. Furthermore, in the event we elect to register any of our shares of common stock for purposes of effecting any public offering, the holders of registrable securities are entitled to include their shares of common stock in the registration, subject however to our right to reduce the number of shares proposed to be registered in view of market conditions. All expenses in connection with any registration, other than underwriting discounts and commissions, will be borne by us. All registration rights will terminate four years after the date of this public offering or, with respect to each holder of registrable securities, at such time as the holder is entitled to sell all of its shares in any three month period under Rule 144 of the Securities Act.

  Upon closing of this offering and the concurrent private placement to Akamai Technologies, Inc., Akamai will become a holder of registrable securities and, therefore, will have the same registration rights as those described in the preceding paragraph. These shares are included in the numbers stated above.

Delaware and Washington Anti-Takeover Law and Certain Charter and Bylaw
Provisions

  Provisions of Delaware and Washington law and our certificate of incorporation and bylaws could make more difficult the acquisition of Loudeye by a third party and the removal of incumbent officers and directors. These provisions, summarized below, are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to first negotiate with us. We believe that the benefits of increased protection of our ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging such proposals because, among other things, negotiation of such proposals could result in an improvement of their terms.

  We are subject to Section 203 of the Delaware General Corporation Law, which regulates corporate acquisitions. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years following the date the person became an interested stockholder, unless:

  . the board of directors approved the transaction in which such stockholder became an interested stockholder prior to the date the interested stockholder attained such status;

  . upon consummation of the transaction that resulted in the stockholder's becoming an interested stockholder, he or she owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers; or

  . on or subsequent to such date the business combination is approved by the board of directors and authorized by 66 2/3% vote at an annual or special meeting or stockholders.

  A business combination generally includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. In general, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status, did own, 15% or more of a corporation's voting stock.

  The laws of the state of Washington, where our principal executive offices are located, also impose restrictions on certain transactions between certain foreign corporations and significant stockholders. Chapter 23B.19 of the Washington Business Corporation Act, or the WBCA, prohibits a "target corporation," with certain exceptions, from engaging in certain "significant business transactions" with a person or group of persons who beneficially own 10% or more of the voting securities of the target corporation (an acquiring person) for a period of five years after such acquisition unless the transaction or acquisition of such shares is approved by a majority of the members of the target corporation's board of directors prior to the time of acquisition.

  Such prohibited transactions include, among other things:

  . a merger or consolidation with, disposition of assets to, or issuance or redemption of stock to or from, the acquiring person;

  . termination of 5% or more of the employees of the target corporation as a result of the acquiring person's acquisition of 10% or more of the shares; or

  . allowing the acquiring person to receive disproportionate benefit as a stockholder.

  After the five-year period, a significant business transaction may take place as long as it complies with certain fair price provisions of the statute.

  A target corporation includes a foreign corporation if:

  .  the corporation has a class of voting stock registered pursuant to
     Section 12 or 15 of the Exchange Act;

  .  the corporation's principal executive office is located in Washington;

  . any of (a) more than 10% of the corporation's stockholders of record are Washington residents, (b) more than 10% of its shares are owned of record by Washington residents, or (c) 1,000 or more of its stockholders of record are Washington residents;

  . a majority of the corporation's employees are Washington residents or more than 1,000 Washington residents are employees of the corporation; and

  . a majority of the corporation's tangible assets are located in Washington or the corporation has more than $50.0 million of tangible assets located in Washington.

  A corporation may not "opt out" of this statute and, therefore, we anticipate this statute will apply to us. Depending upon whether we meet the definition of a target corporation, Chapter 23B.19 of the WBCA may have the effect of delaying, deferring or preventing a change in control.

  Our certificate of incorporation and bylaws do not provide for the right of stockholders to act by written consent without a meeting or for cumulative voting in the election of directors. In addition, our certificate of incorporation permits the board of directors to issue preferred stock with voting or other rights without any stockholder action. The authorization of undesignated preferred stock makes it possible for the board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of Loudeye.

  Our Certificate of Incorporation provides for the division of our board of directors into three classes, as nearly as equal in size as possible, with staggered three year terms. The classification of the board of directors has the effect of requiring more than one annual stockholder meeting to replace a majority of the directors. Our bylaws provide that special meetings of stockholders can be called only by the board of directors, the chairman of the board, if any, the president and holders of 25% of the votes entitled to be cast at a meeting. Moreover, the business permitted to be conducted at any special meeting of stockholders is limited to the business brought before the meeting by the board of directors, the chairman of the board, if any, the president or any 25% holder. Our bylaws set forth an advance notice procedure with regard to the nomination, other than by or at the direction of the board of directors, of candidates for election as directors and with regard to business to be brought before a meeting of stockholders. These and other provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of Loudeye.

Concurrent Private Placement

  In February 2000, we entered into a common stock purchase agreement with Akamai Technologies, Inc., under which we agreed to sell to Akamai shares of our common stock in a private placement concurrent with and conditioned upon the sale of shares in this offering. The price of the shares in the concurrent private placement will be the initial public offering price per share less the underwriting discounts and commissions. The number of shares we will sell to Akamai is equal to $5.0 million worth of common stock priced at the initial public offering price per share less the underwriting discounts and commissions. We expect to recognize a deferred charge associated with this discount of approximately $376,000, which will be amortized over a period of approximately one year.

  Transfer Restrictions. Akamai has agreed not to sell, transfer, encumber or otherwise dispose of any of the shares of common stock acquired in the concurrent private placement in a public or private sale for a period of 180 days following the closing of the offering.

  Registration Rights. We have committed to grant Akamai registration rights relating to the shares of common stock they will purchase in the concurrent private placement. See "--Registration Rights."

Transfer Agent and Registrar

  The transfer agent and registrar for common stock is ChaseMellon Shareholders Service, telephone number (206) 674-3030.

Listing

  We have applied for approval for quotation on the Nasdaq National Market under the symbol "LOUD" for our common stock.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Prior to this offering, there has been no market for our common stock. Future sales of substantial amounts of common stock in the public market could adversely affect prevailing market prices. Furthermore, since only a limited number of shares will be available for sale shortly after this offering because of certain contractual and legal restrictions on resale, as described below, sales of substantial amounts of our common stock in the public market after the restrictions lapse could adversely affect the prevailing market price and impair our ability to raise equity capital in the future.

  Upon completion of the offering and the concurrent private placement, we will have outstanding 34,643,518 shares of common stock. Of these shares, the 4,500,000 shares sold in the offering, plus any shares issued upon exercise of the underwriters' over-allotment option, will be freely tradable without restriction under the Securities Act, unless purchased by our "affiliates" as that term is defined in Rule 144 under the Securities Act.

  The remaining 30,143,518 shares outstanding are "restricted securities" within the meaning of Rule 144 under the Securities Act. Restricted shares may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144, 144(k) or 701 promulgated under the Securities Act, which are summarized below. Sales of the restricted shares in the public market, or the availability of such shares for sale, could adversely affect the market price of the common stock.

  Our directors, officers and securityholders have entered into lock-up agreements in connection with this offering generally providing that they will not offer, sell, contract to sell or grant any option to purchase or otherwise dispose of our common stock or any securities exercisable for or convertible into our common stock owned by them for a period of 180 days after the date of this prospectus without the prior written consent of FleetBoston Robertson Stephens Inc., the representative of the underwriters. As a result of these contractual restrictions, notwithstanding possible earlier eligibility for sale under the provisions of Rules 144, 144(k) and 701, shares subject to lock-up agreements will not be salable until such agreements expire or are waived by the designated underwriters' representative. Taking into account the lock-up agreements, and assuming FleetBoston Robertson Stephens Inc. does not release stockholders from these agreements, the following shares will be eligible for sale in the public market at the following times:

  . Beginning on the effective date of this prospectus, only the shares sold in the offering will be immediately available for sale in the public market.

  . Beginning 180 days after the effective date, approximately 878,159 shares will be eligible for sale pursuant to Rule 701 and approximately 18,840,247 additional shares will be eligible for sale pursuant to Rule 144, of which all but 2,796,992 shares are held by affiliates.

  . An additional 7,774,939 shares will be eligible for sale pursuant to Rule 144 after December 14, 2000, 2,244,898 shares will be eligible for sale pursuant to Rule 144 after December 17, 2000 and 384,025 additional shares will be eligible for sale pursuant to Rule 144 one year after the date of this offering. Shares eligible to be sold by affiliates pursuant to Rule 144 are subject to volume restrictions as described below.

  In general, under Rule 144 as currently in effect, and beginning after the expiration of the lock-up agreements, which is 180 days after the date of this prospectus, a person or persons whose shares are aggregated who has beneficially owned restricted securities for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of: (i) one percent of the number of shares of common stock then outstanding (which will equal approximately

346,435 shares immediately after the offering); or (ii) the average weekly trading volume of the common stock during the four calendar weeks preceding the sale. Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us. Under Rule 144(k), a person who is not deemed to have been our affiliate at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

  In general Rule 701, as currently in effect, permits resales of shares issued pursuant to certain compensatory benefit plans and contracts commencing 90 days after we become subject to the reporting requirements of the Exchange Act in reliance upon Rule 144 but without compliance with certain restrictions, including the holding period requirement, of Rule 144. Any of our employees, officers, directors or consultants who purchased shares pursuant to a written compensatory plan or contract may be entitled to rely on the resale provisions of Rule 144. Rule 701 permits affiliates to sell their Rule 701 shares under Rule 144 without complying with the holding period requirement of Rule 144. Rule 701 further provides that non-affiliates may sell such shares in reliance on Rule 144 without having to comply with the holding period, public information, volume limitation or notice provisions of Rule 144. In addition, we intend to file registration statements under the Securities Act as promptly as possible after the effective date to register shares to be issued pursuant to our employee benefit plans. As a result, any options exercised under the 1998 stock option plan, the Alive.com 1998 stock option plan, the 2000 stock option plan, the 2000 director option plan, the 2000 employee stock purchase plan or any other benefit plan after the effectiveness of such registration statement will also be freely tradable in the public market, except that shares held by affiliates will still be subject to the volume limitation, manner of sale, notice and public information requirements of Rule 144 unless otherwise resalable under Rule 701. As of December 31, 1999, there were outstanding options for the purchase of 4,223,209 shares of our common stock under our employee benefit plans.

                                  UNDERWRITERS

  The underwriters named below, acting through their representatives, FleetBoston Robertson Stephens Inc., Chase Securities Inc. and CIBC World Markets Corp. have severally agreed with us, subject to the terms and conditions of the underwriting agreement, to purchase from us the number of shares of common stock indicated opposite their names below. The underwriters are committed to purchase and pay for all of the shares if any are purchased. FleetBoston Robertson Stephens Inc. expects to deliver the shares of common
stock to purchasers on           , 2000.

                                                                       Number of
   Name                                                                 Shares
   ----                                                                ---------
   FleetBoston Robertson Stephens Inc. ...............................
   Chase Securities Inc. .............................................
   CIBC World Markets Corp. ..........................................
                                                                       ---------
       Total..........................................................
                                                                       =========

  We have been advised that the underwriters propose to offer the shares of common stock to the public at the initial public offering price located on the cover page of this prospectus and to certain dealers at that price less a
concession of not in excess of $      per share, of which $           may be
reallocated to other dealers. After the initial public offering, the public offering price, concession and reallowance to dealers may be reduced by the representatives. No reduction in this price will change the amount of proceeds to be received by us as indicated on the cover page of this prospectus.

  The underwriters have advised us that they do not expect sales to discretionary accounts to exceed five percent of the total number of shares offered.

  Over-Allotment Option. We have granted to the underwriters an option, exercisable during the 30-day period after the date of this prospectus, to purchase up to 675,000 additional shares of common stock at the same price per share as we will receive for the 4,500,000 shares that the underwriters have agreed to purchase. To the extent that the underwriters exercise this option, each of the underwriters will have a firm commitment to purchase approximately the same percentage of additional shares that the number of shares of common stock to be purchased by it shown in the above table represents as a percentage of the 4,500,000 shares offered by this prospectus. If purchased, the additional shares will be sold by the underwriters on the same terms as those on which the 4,500,000 shares are being sold. We will be obligated, under this option, to sell shares to the extent the option is exercised. The underwriters may exercise the option only to cover over-allotments made in connection with the sale of the 4,500,000 shares of common stock offered by this prospectus.

  Indemnity. The underwriting agreement contains covenants of indemnity among the underwriters and us against certain civil liabilities including liabilities under the Securities Act of 1933 and liabilities arising from breaches of representations and warranties contained in the underwriting agreement.

  Lock-Up Agreements. Each of our executive officers, directors and other significant stockholders of record has agreed with the representatives, for a period until 180 days after the date of this prospectus, not to offer to sell, contract to sell or otherwise sell, dispose of, loan, pledge or grant any rights with respect to any shares of common stock, any options or warrants to purchase any shares of common stock, or any securities convertible into or exchangeable for shares of common stock owned as of the date of this prospectus or acquired directly from us by these holders or with respect to which they have or may acquire the power of disposition, without the prior written consent of FleetBoston Robertson Stephens Inc. However, FleetBoston Robertson Stephens Inc. may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to lock-up agreements. There are no agreements between the representatives and any of our stockholders providing consent by the representatives to the sale of shares prior to the expiration of the 180-day lock-up period.

  Future Sales By Us. In addition, we have generally agreed that, during the 180-day lock-up period, we will not, without the prior written consent of FleetBoston Robertson Stephens Inc., (a) consent to the disposition of any shares held by stockholders prior to the expiration of the 180-day lock-up period or (b) issue, sell, contract to sell or otherwise dispose of, any shares of common stock, any options or warrants to purchase any shares of common stock, or any securities convertible into, exercisable for or exchangeable for shares of common stock, other than our sale of shares in the offering, our issuance of common stock upon the exercise of currently outstanding options and warrants, our issuance of incentive awards under our stock incentive plans and certain other conditions. See "Shares Eligible for Future Sale."

  Directed Shares. We have requested that the underwriters reserve up to ten percent of the shares of common stock for sale in this offering, at the initial public offering price, to directors, officers, employees and other individuals designated by us. As a result, the number of shares of common stock available for sale to the general public in the offering will be reduced to the extent these individuals and entities purchase the directed shares. Any directed shares not so purchased will be offered by the underwriters to the general public on the same terms as the other shares.

  No Prior Public Market. Prior to this offering, there has been no public market for the common stock. Consequently, the initial public offering price for the common stock offered by this prospectus has been determined through negotiations between us and the representatives. Among the factors considered in these negotiations were prevailing market conditions, our financial information, market valuations of other companies that we and the representatives believe to be comparable to us, estimates of our business potential and the present state of our development.

  Stabilization. The representatives have advised us that, under Regulation M under the Securities Exchange Act, some participants in the offering may engage in transactions, including stabilizing bids, syndicate covering transactions or the imposition of penalty bids, that may have the effect of stabilizing or maintaining the market price of the common stock at a level above that which might otherwise prevail in the open market. A "stabilizing bid" is a bid for or the purchase of the common stock on behalf of the underwriters for the purpose of fixing or maintaining the price of the common stock. A "syndicate covering transaction" is the bid for or purchase of the common stock on behalf of the underwriters to reduce a short position incurred by the underwriters in connection with the offering. A "penalty bid" is an arrangement permitting the representatives to reclaim the selling concession otherwise accruing to an underwriter or syndicate member in connection with the offering if the common stock originally sold by the underwriter or syndicate member is purchased by the representatives in a syndicate covering transaction and has therefore not been effectively placed by the underwriter or syndicate member. The representatives have advised us that these transactions may be effected on the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

  Share Purchases. On December 17, 1999, an entity affiliated with FleetBoston Robertson Stephens Inc., one of the representatives, purchased 78,493 shares of Series D preferred stock at a price of $6.37 per share, for an aggregate purchase price of $500,000. On December 14, 1999, entities affiliated with Chase Securities Inc., one of the representatives, purchased 235,479 shares of Series D preferred stock at a price of $6.37 per share, for an aggregate purchase price of $1,500,001, of which 48,980 shares of Series D preferred stock may be deemed beneficially owned by Chase Securities Inc.

  Additional Lock-Up Agreements of Representatives' Affiliates. Bayview (Encoding.com), L.P., Access Technology Partners, L.P., Access Technology Partners Brokers Fund, L.P., H&Q Encoding.com Investors, LLC, Hambrecht & Quist California and H&Q Employee Venture Fund 2000, L.P., as affiliates of the Representatives, have agreed not to sell, transfer, assign or hypothecate any of their shares of Series D preferred stock, which will convert into common stock upon the closing of this offering for a period of one year following the effective date of this offering, except to officers or partners of the underwriters and members of the selling group and their officers or partners and except that Access Technology Partners, L.P. has agreed to lock-up only one percent of its shares of Series D preferred stock.

  Expenses of the Offering. The expenses of the offering are estimated at $1,081,180 and are payable entirely by us.

  E*OFFERING Corp. A copy of the prospectus in electronic format will be made available on the Internet web sites hosted by E*OFFERING Corp. and E*TRADE Securities, Inc. E*TRADE Securities, Inc. will accept conditional offers to purchase shares from all of its customers that pass and complete an online eligibility profile. In the event that the demand for shares from the customers of E*TRADE Securities, Inc. exceeds the amount of shares allocated to it, E*TRADE Securities, Inc. will use a random allocation methodology to distribute shares in even lots of 100 shares per customer.

                                 LEGAL MATTERS

  The validity of the common stock offered hereby will be passed upon by Venture Law Group, Professional Corporation, Kirkland, Washington. Certain legal matters will be passed upon for the underwriters by Brobeck, Phleger & Harrison LLP. Investment partnerships associated with Venture Law Group and individual attorneys of Venture Law Group beneficially own an aggregate of 48,399 shares of our common stock.

                                    EXPERTS

  The audited financial statements included in this prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                    CHANGE IN INDEPENDENT PUBLIC ACCOUNTANTS

  Effective November 3, 1999, Arthur Andersen LLP was engaged as our independent auditors and replaced other auditors who were dismissed as our independent accountants on the same date. The decision to change auditors was approved by our board of directors on November 27, 1999.

  Prior to November 3, 1999, our former auditors issued a report on the period from inception (August 12, 1997) to December 31, 1998. The report of our former auditors did not contain an adverse opinion or disclaimer of opinion qualified or modified as to audit scope or accounting principle. In connection with the audit for the period from inception (August 12, 1997) through December 31, 1998 and through November 3, 1999, there were no disagreements with our former auditors on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements if not resolved to the satisfaction of our former auditors, would have caused them to make reference thereto in their report. Our former auditors have not audited or reported on any of the financial statements or information included in this prospectus.

  Prior to November 3, 1999, we had not consulted with Arthur Andersen LLP on items that involved our accounting principles or the form of audit opinion to be issued on our financial statements. We have requested that our former auditors furnish us with a letter addressed to the SEC stating whether or not they agree with the above statements. A copy of this letter is filed as an exhibit to the registration statement of which this prospectus forms a part.

                             ADDITIONAL INFORMATION

  We have filed with the SEC, a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock offered hereby. This prospectus does not contain all the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to Loudeye and our common stock, we refer you to the registration statement and to the exhibits and schedules filed therewith. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference. A copy of the registration statement may be inspected by anyone without charge at the public reference section of the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of all or any portion of the registration statement may be obtained from the public reference section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of prescribed fees. Information on the operation of the public reference room can be obtained by calling 1-800-SEC-0330. The SEC maintains a Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

                          Glossary of Technical Terms

"Apple Quicktime" is a proprietary audio and video technology developed by Apple Computer.

"AT&T a2b" is a proprietary audio compression/decompression technology developed by AT&T.

"AVI" or "Audio Video Interleaved" animation file is a Windows multimedia video format developed by Microsoft.

"Betacam SP" is an input format.

"Bit rate" is the data transfer rate at which a digital file is encoded to transfer, indicating the amount of network bandwidth required to play the file and is usually measured in Kbps.

"Broadband" refers to high speed transfer rates across the Internet and typically refers to network transfer speeds in excess of 100 Kbps.

"Digital media" is any audio or video content that is in an electronic format.

"Digital video players" are any software applications that "play" video files. For example, Windows Media Player is a digital video player.

"Digital Watermarking" is the process of embedding an unremovable and unalterable pattern of bits into a digital media electronic file in order to identify the source of illegal copies. For example, if a digital watermark is placed into a master copy of an audio CD or a DVD movie, then all copies of that disc are uniquely identified. The digital watermark enables the owner of a copyright to trace unauthorized copies of its work to the holder of the master copy from which the unauthorized copies were made.

"DSL" or "Digital Subscriber Line" is a technology that significantly increases the digital capacity of ordinary telephone lines into a home or office.

"Gigabyte" refers to 1,000,000 kilobytes.

"Hosting facility" refers to a physical location that houses the hardware and software needed to store the software and data files necessary to enable applications, content and services available over the Internet.

"Indexing" is a process by which timing signals are created and embedded in a video clip to identify visual scene changes, spoken words, names and faces of recognized speakers, or other specified information, enabling the viewer to search, fast-forward or rewind the clip and view the segment(s) of their choice.

"Input formats" refers to the various types of electronic or analog (videotape, film) media source materials received and processed through digital media services, such as AVI, DVCAM (an international standard for recording high-quality digital video), NTSC (an international standard for recording analog video), and PAL (an international standard for recording analog video).

"ISDN" or "Integrated Services Digital Network" is an international telecommunications standard for transmitting voice, video and data over digital lines running at 64 Kbps.

"JPEG" or "Joint Photographic Experts Group" is a standard for compressing digital still image files.

"Kbps" or "Kilobits-per-second" is the number of bits (in thousands) of data that can be transferred across a network or telephone line in one second.

"Liquid Audio" is a proprietary audio compression/decompression technology developed by Liquid Audio.

"Metadata collection" and "metadata files" is the process of gathering information associated with a single audio or video electronic file and the digital files that store the information. Sample data could include song title, copyright and artist.

"Microsoft Windows Media" is a proprietary audio and video technology developed by Microsoft.

"MP3" or "Motion Picture Entertainment Group, Layer 3" is an audio compression/decompression technology developed by the Fraunhofer Institute.

"MPEG" or "Motion Picture Entertainment Group" is a standard for compressing digital video files. There are various levels of MPEG technology, indicated by MPEG-1 (used in CD-ROMs and Video CDs), MPEG-2 (used in DVDs), and MPEG-4.

"Output formats" refers to the various types of digital files and streaming media formats produced through digital media services, such as Apple Quicktime, RealNetworks Realmedia, and Microsoft Windows Media.

"Scalable" and "scalability" refers to the ability to increase the output of a system or process.

"Streaming media formats" refers to the structure of digital media files that enables audio and video content to be played in real time over the Internet. Microsoft Windows Media, Apple Quicktime and RealNetworks G2 are examples of streaming media formats.

"Streaming media technologies/software" are applications and technologies created to produce, enhance or enable audio and video content to be played in real-time (vs. downloaded for viewing later) over the Internet.

"SVHS" is an input format.

"T1" refers to a data/voice communication line that provides a connection speed of approximately 1.4 Mbps.

"Terabyte" refers to 1,000,000,000 kilobytes.

                           LOUDEYE TECHNOLOGIES, INC.

                         INDEX TO FINANCIAL STATEMENTS

                                                                           Page
                                                                           ----

Report of Independent Public Accountants.................................   F-2

Balance Sheets--Loudeye Technologies, Inc. ..............................   F-3

Statements of Operations--Loudeye Technologies, Inc. ....................   F-4

Statements of Stockholders' Equity (Deficit)--Loudeye Technologies,
 Inc. ...................................................................   F-5

Statements of Cash Flows--Loudeye Technologies, Inc. ....................   F-6

Notes to Financial Statements--Loudeye Technologies, Inc. ...............   F-7

Unaudited Pro Forma Combined Financial Information--Loudeye Technologies,
 Inc. ...................................................................  F-23

Unaudited Pro Forma Combined Statements of Operations for the year ended
 December 31, 1999.......................................................  F-24

Notes to Unaudited Pro Forma Combined Statements of Operations--Loudeye
 Technologies, Inc. .....................................................  F-25

Report of Independent Public Accountants.................................  F-27

Balance Sheets--Alive.com, Inc. .........................................  F-28

Statements of Operations--Alive.com, Inc. ...............................  F-29

Statements of Changes in Shareholders' Deficit--Alive.com, Inc. .........  F-30

Statements of Cash Flows--Alive.com, Inc. ...............................  F-31

Notes to Financial Statements--Alive.com, Inc. ..........................  F-32

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors
of Loudeye Technologies, Inc.:

  We have audited the accompanying balance sheets of Loudeye Technologies, Inc. as of December 31, 1998 and 1999, and the related statements of operations, stockholders' equity (deficit) and cash flows for the period from inception (August 12, 1997) to December 31, 1997 and for each of the two years in the period ended December 31, 1999. These financial statements are the responsibility of Loudeye's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Loudeye Technologies, Inc. as of December 31, 1998 and 1999, and the results of its operations and its cash flows for the period from inception to December 31, 1997 and for each of the two years in the period ended December 31, 1999, in conformity with generally accepted accounting principles.

/s/ Arthur Andersen LLP

Seattle, Washington,
February 15, 2000

                           LOUDEYE TECHNOLOGIES, INC.

                                 BALANCE SHEETS

                                                                     Pro Forma
                                                                   Stockholders'
                                                                       Equity
                                           As of December 31,      (Note 2) as of
                                        -------------------------   December 31,
                                           1998          1999           1999
                                        -----------  ------------  --------------
                                                                    (Unaudited)
                ASSETS
 Current assets:
   Cash and cash equivalents..........  $ 1,442,307  $ 49,272,656
   Accounts receivable, net of
    allowance of $20,000 and $187,000,
    respectively......................       86,687       955,357
   Short-term investments.............          --        530,000
   Prepaid and other assets...........       27,190       596,940
                                        -----------  ------------
     Total current assets.............    1,556,184    51,354,953
 Property and equipment, net..........    1,383,174     5,282,267
 Other assets, net....................          --      1,394,589
 Goodwill, net........................          --     14,206,942
 Other intangibles, net...............          --      4,536,326
                                        -----------  ------------
     Total assets.....................  $ 2,939,358  $ 76,775,077
                                        ===========  ============
 LIABILITIES AND STOCKHOLDERS' EQUITY
               (DEFICIT)
 Current liabilities:
   Accounts payable...................      274,990     4,778,380
   Accrued compensation and benefits..       17,784       388,373
   Accrued liabilities................      112,720       587,136
   Customer deposits..................      292,298       437,743
   Current portion of long-term
    obligations.......................       99,670     1,131,587
                                        -----------  ------------
     Total current liabilities........      797,462     7,323,219
 Long-term obligations, less current
  portion.............................      900,330     1,962,602
                                        -----------  ------------
     Total liabilities................    1,697,792     9,285,821
                                        -----------  ------------
 Stockholders' equity (deficit):
   Preferred stock, $0.001 par value,
    41,000,000 shares authorized,
    8,242,981, 21,063,236 issued and
    outstanding, preference in
    liquidation of $60,903,932........    2,981,329    58,535,704   $        --
   Common stock, $0.001 par value,
    100,000,000 shares authorized;
    5,288,000 and 8,696,257 issued and
    outstanding, and 29,759,493 pro
    forma, respectively, and
    additional paid in capital........     (133,169)   27,146,582     85,682,286
   Stock warrants.....................          --      1,158,574      1,158,574
   Deferred stock compensation........          --     (6,842,786)    (6,842,786)
   Beneficial conversion feature......          --     14,120,659     14,120,659
   Accumulated deficit................   (1,606,594)  (26,629,477)   (26,629,477)
                                        -----------  ------------   ------------
     Total stockholders' equity
      (deficit).......................    1,241,566    67,489,256   $ 67,489,256
                                        -----------  ------------   ============
       Total liabilities and
        stockholders' equity
        (deficit).....................  $ 2,939,358  $ 76,775,077
                                        ===========  ============

      The accompanying notes are an integral part of these balance sheets.

                           LOUDEYE TECHNOLOGIES, INC.

                            STATEMENTS OF OPERATIONS

                                         Period from
                                          Inception
                                         (August 12,         Year Ended
                                           1997) to         December 31,
                                         December 31, -------------------------
                                             1997        1998          1999
                                         ------------ -----------  ------------
Revenues...............................    $ 10,141   $   285,635  $  2,645,279
Cost of revenues (exclusive of non-cash
 compensation expense of $202,000 in
 1999 shown below).....................      16,645       504,187     2,870,850
                                           --------   -----------  ------------
  Gross margin.........................      (6,504)     (218,552)     (225,571)
                                           --------   -----------  ------------
Operating expenses:
  Research and development (exclusive
   of non-cash compensation expense of
   $126,000 in 1999 shown below).......      12,270       203,506     1,248,081
  Sales and marketing (exclusive of
   non-cash compensation expense of
   $333,000 in 1999 shown below).......      38,841       587,998     3,981,975
  General and administrative (exclusive
   of non-cash compensation expense of
   $893,000 in 1999 shown below).......      37,164       673,965     3,612,054
  Amortization of intangibles..........         --            --        301,978
  Stock-based compensation.............         --            --      1,554,131
                                           --------   -----------  ------------
  Total operating expenses.............      88,275     1,465,469    10,698,219
                                           --------   -----------  ------------
Other income (expense):
  Interest income......................         --         54,365       204,741
  Interest expense.....................         --        (20,616)     (183,175)
                                           --------   -----------  ------------
Net loss...............................     (94,779)   (1,650,272)  (10,902,224)
Beneficial conversion feature of
 convertible preferred stock...........         --            --    (14,120,659)
                                           --------   -----------  ------------
Net loss to common shareholders........    $(94,779)  $(1,650,272) $(25,022,883)
                                           ========   ===========  ============
Basic and diluted net loss per share...         --    $     (0.41) $      (4.62)
                                           ========   ===========  ============
Weighted average shares outstanding
 used to compute basic and diluted net
 loss per share........................         --      4,039,444     5,410,507
                                           ========   ===========  ============
Basic and diluted pro forma net loss
 per share.............................               $     (0.17) $      (1.50)
                                                      ===========  ============
Weighted average shares outstanding
 used to compute basic and diluted pro
 forma net loss per share..............                 9,585,049    16,659,800
                                                      ===========  ============


        The accompanying notes are an integral part of these statements.

                          LOUDEYE TECHNOLOGIES, INC.

                 STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                                           Common Stock and
                       Convertible        Additional Paid-in
                     Preferred Stock            Capital                     Stock Warrants   Beneficial    Deferred
                  ---------------------- ---------------------  Members'  ------------------ Conversion     Stock
                    Shares     Amount     Shares     Amount      Equity   Shares    Amount     Feature   Compensation
                  ---------- ----------- --------- -----------  --------  ------- ---------- ----------- ------------
Balances, August
12, 1997........          -- $        --        -- $        --  $10,000        -- $       -- $        -- $        --
Net loss........          --          --        --          --       --        --         --          --          --
                  ---------- ----------- --------- -----------  -------   ------- ---------- ----------- -----------
Balances,
December 31,
1997............          --          --        --          --   10,000        --         --          --          --
Issuance of
common stock, in
conjunction with
conversion from
LLC to C
corporation.....          --          -- 5,288,000       5,288   (5,288)       --         --          --          --
Issuance of
Series A
convertible
preferred stock
in conjunction
with conversion
from LLC to C
corporation.....   4,712,000       4,712        --          --   (4,712)       --         --          --          --
Conversion from
LLC to C
corporation.....          --          --        --    (138,457)      --        --         --          --          --
Conversion of
advances to
Series A
convertible
preferred
stock...........     271,787     229,116        --          --       --        --         --          --          --
Conversion of
notes payable
into Series B
convertible
preferred
stock...........     593,120     500,000        --          --       --        --         --          --          --
Issuance of
Series B
convertible
preferred
stock...........   2,666,074   2,247,501        --          --       --        --         --          --          --
Net loss........          --          --        --          --       --        --         --          --          --
                  ---------- ----------- --------- -----------  -------   ------- ---------- ----------- -----------
Balances,
December 31,
1998............   8,242,981   2,981,329 5,288,000    (133,169)      --        --         --          --          --
Issuance of
Series C
convertible
preferred
stock...........   4,914,529   9,327,603        --          --       --        --         --          --          --
Conversion of
notes payable
into Series C
convertible
preferred
stock...........     394,737     750,000        --          --       --        --         --          --          --
Deferred stock
compensation....          --          --        --   7,824,681       --        --         --          --  (7,824,681)
Stock-based
compensation-
consultants.....          --          --        --     572,236       --        --         --          --          --
Issuance of
common stock for
the purchase of
certain assets..          --          --    20,000      30,000       --        --         --          --          --
Acquisition of
Alive.com.......          --          -- 2,508,848  18,663,564       --        --         --          --          --
Issuance of
Series D
convertible
preferred
stock...........   7,510,989  45,476,772        --          --       --        --         --          --          --
Amortization of
deferred stock
compensation....          --          --        --          --       --        --         --          --     981,895
Common stock
options
exercised.......          --          --   879,409     189,270       --        --         --          --          --
Warrants issued
in conjunction
with the
issuance of
certain credit
facilities......          --          --        --          --       --    41,053     34,074          --          --
Warrants issued
in conjunction
with strategic
sales
agreements......          --          --        --          --       --   650,000  1,124,500          --          --
Beneficial
Conversion
feature of
convertible
preferred
stock...........          --          --        --          --       --        --         --  14,120,659          --
Net loss........          --          --        --          --       --        --         --          --          --
                  ---------- ----------- --------- -----------  -------   ------- ---------- ----------- -----------
Balances,
December 31,
1999............  21,063,236 $58,535,704 8,696,257 $27,146,582  $    --   691,053 $1,158,574 $14,120,659 $(6,842,786)
                  ========== =========== ========= ===========  =======   ======= ========== =========== ===========
                                    Total
                                Stockholders'
                  Accumulated      Equity
                    Deficit       (Deficit)
                  ------------- --------------
Balances, August
12, 1997........  $         --  $     10,000
Net loss........       (94,779)      (94,779)
                  ------------- --------------
Balances,
December 31,
1997............       (94,779)      (84,779)
Issuance of
common stock, in
conjunction with
conversion from
LLC to C
corporation.....            --            --
Issuance of
Series A
convertible
preferred stock
in conjunction
with conversion
from LLC to C
corporation.....            --            --
Conversion from
LLC to C
corporation.....       138,457            --
Conversion of
advances to
Series A
convertible
preferred
stock...........            --       229,116
Conversion of
notes payable
into Series B
convertible
preferred
stock...........            --       500,000
Issuance of
Series B
convertible
preferred
stock...........            --     2,247,501
Net loss........    (1,650,272)   (1,650,272)
                  ------------- --------------
Balances,
December 31,
1998............    (1,606,594)    1,241,566
Issuance of
Series C
convertible
preferred
stock...........            --     9,327,603
Conversion of
notes payable
into Series C
convertible
preferred
stock...........            --       750,000
Deferred stock
compensation....            --            --
Stock-based
compensation-
consultants.....            --       572,236
Issuance of
common stock for
the purchase of
certain assets..            --        30,000
Acquisition of
Alive.com.......            --    18,663,564
Issuance of
Series D
convertible
preferred
stock...........            --    45,476,772
Amortization of
deferred stock
compensation....            --       981,895
Common stock
options
exercised.......            --       189,270
Warrants issued
in conjunction
with the
issuance of
certain credit
facilities......            --        34,074
Warrants issued
in conjunction
with strategic
sales
agreements......            --     1,124,500
Beneficial
Conversion
feature of
convertible
preferred
stock...........   (14,120,659)           --
Net loss........   (10,902,224)  (10,902,224)
                  ------------- --------------
Balances,
December 31,
1999............  $(26,629,477) $ 67,489,256
                  ============= ==============

       The accompanying notes are an integral part of these statements.

                           LOUDEYE TECHNOLOGIES, INC.

                            STATEMENTS OF CASH FLOWS

                                         Period from
                                          Inception
                                         (August 12,         Year Ended
                                           1997) to         December 31,
                                         December 31, -------------------------
                                             1997        1998          1999
                                         ------------ -----------  ------------
Cash flows from operating activities:
 Net loss..............................   $ (94,779)  $(1,650,272) $(10,902,224)
 Adjustments to reconcile net loss to
  net cash used in operating
  activities:
 Depreciation and amortization.........      12,965       215,726     1,225,786
 Stock-based compensation..............          --            --     1,554,131
 Changes in assets and liabilities:
  Accounts receivable..................          --       (86,687)     (856,070)
  Prepaids and other assets............      (1,532)      (25,658)     (563,747)
  Other assets.........................          --            --      (189,283)
  Bank overdraft.......................       7,590        (7,590)           --
  Accounts payable.....................       1,150       273,840     4,203,820
  Accrued compensation and benefits....          --        17,784       279,984
  Accrued liabilities..................          --       112,720       220,226
  Customer deposits....................          --       292,298       145,445
                                          ---------   -----------  ------------
   Net cash used in operating
    activities.........................     (74,606)     (857,839)   (4,881,932)
                                          ---------   -----------  ------------
Cash flows from investing activities:
 Purchases of property and equipment...    (133,773)   (1,478,092)   (4,423,053)
 Purchases of short-term investments...          --            --      (530,000)
                                          ---------   -----------  ------------
   Net cash used in investing
    activities.........................    (133,773)   (1,478,092)   (4,953,053)
                                          ---------   -----------  ------------
Cash flows from financing activities:
 Proceeds from issuance of common
  stock................................          --            --       189,270
 Advances from stockholder.............     198,579       255,537            --
 Repayment of stockholder advances.....          --      (225,000)           --
 Borrowings on long-term obligations...          --     1,500,000     3,104,824
 Principal payments on long-term
  obligations..........................          --            --      (433,135)
 Equity contributed at inception.......      10,000            --            --
 Proceeds from issuance of convertible
  preferred stock, net of offering
  costs................................          --     2,247,501    54,804,375
                                          ---------   -----------  ------------
   Net cash provided by financing
    activities.........................     208,579     3,778,038    57,665,334
                                          ---------   -----------  ------------
Increase in cash and cash equivalents..         200     1,442,107    47,830,349
Cash and cash equivalents, beginning of
 period................................          --           200     1,442,307
                                          ---------   -----------  ------------
Cash and cash equivalents, end of
 period................................   $     200   $ 1,442,307  $ 49,272,656
                                          =========   ===========  ============
Supplemental disclosure of cash flow
 information:
 Cash paid for interest................   $      --   $    20,616  $    182,134
                                          =========   ===========  ============

SUPPLEMENTAL DISCLOSURES OF NONCASH INVESTING AND FINANCING ACTIVITIES:

  . $4,712 of members' equity was converted into 4,712,000 shares of Series A convertible preferred stock on March 26, 1998

  . $5,288 of members' equity was converted into 5,288,000 shares of common stock on March 26, 1998

  . $229,116 of advances from a stockholder was converted into 271,787 shares of Series A convertible preferred stock on June 5, 1998

  . $500,000 of debt was converted into 593,120 shares of Series B convertible preferred stock on June 5, 1998

  . $750,000 of debt was converted into 394,737 shares of Series C convertible preferred stock on April 30, 1999

  . 20,000 shares of common stock were issued for the purchase of $30,000 of certain assets in August 1999

  . 2,508,848 shares of common stock were issued for the purchase of Alive.com on December 14, 1999

  . 650,000 warrants to purchase common stock were issued on December 17, 1999 in connection with a commercial agreement.

        The accompanying notes are an integral part of these statements.

                           LOUDEYE TECHNOLOGIES, INC.

                         NOTES TO FINANCIAL STATEMENTS

                               DECEMBER 31, 1999

1. ORGANIZATION AND DEVELOPMENT STAGE RISKS:

The Company

  Loudeye Technologies, Inc. (the Company) provides digital media infrastructure services and applications that transform audio and video content from traditional sources into Internet compatible formats. The Company is headquartered in Seattle, Washington and to date has conducted business in the United States in one business segment. The Company was organized on August 12, 1997 (date of inception) as a Washington limited liability company (LLC). On March 26, 1998, the Company was converted to a Delaware C Corporation.

  The Company is subject to a number of risks similar to other companies in a comparable stage of development including reliance on key personnel, successful marketing of its services in an emerging market, competition from other companies with greater technical, financial management and marketing resources, successful development of new services and the enhancement of existing services, and the ability to secure adequate financing to support future growth.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Initial Public Offering and Unaudited Pro Forma Amounts

  In December 1999, the Board of Directors of the Company authorized the filing of a registration statement with the Securities and Exchange Commission (the
SEC) that would permit the Company to sell shares of the Company's common stock in connection with a proposed initial public offering (IPO). If the offering is consummated under the terms presently anticipated, all the outstanding shares of the Company's convertible preferred stock will automatically convert into 21,063,236 shares of common stock upon the closing of the proposed IPO. The unaudited pro forma stockholders' equity at December 31, 1999 is adjusted for the conversion of preferred stock.

Cash and Cash Equivalents

  Cash and cash equivalents consist of demand deposits and money market accounts maintained with financial institutions. Recorded amounts approximate fair value. The Company considers all cash deposits and highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

Short-term Investments

  In December, the Company established irrevocable standby letters of credit totalling $530,000 in conjunction with the lease of the Company's primary office facility and a remote production facility. The letters of credit are secured by certificates of deposit in the same amount which are required to remain until the expiration of the letters of credit. The letters of credit expire October 31, 2000 and December 31, 2000, however, they will be automatically renewed during the term of the leases. The letters of credit contain an automatic reduction schedule reducing the amount of the letter of credit each year by $70,000 until they each reach $100,000, and remains through the end of the term.

                           LOUDEYE TECHNOLOGIES, INC.

Financial Instruments and Concentrations of Credit Risk

  Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash and cash equivalents, short-term investments, trade accounts receivable, accounts payable and long-term obligations. Fair values of cash and cash equivalents and short-term investments, which is a certificate of deposit securing the letter of credit, approximate cost due to the short period of time to maturity. The fair values of financial instruments that are short-term and/or that have little or no market risk are considered to have a fair value equal to book value. Assets and liabilities that are included in this category are receivables, accounts payable and accrued liabilities.

  The Company performs initial and ongoing evaluations of its customers' financial position, and generally extends credit on open account, requiring collateral as deemed necessary. The Company maintains allowances for potential credit losses.

  During 1998, two customers made up 14% and 12%, respectively, of the Company's revenue. During 1999, two customers made up 13% and 11% of the Company's revenues, respectively.

Property and Equipment

  Property and equipment is stated at historical cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, as follows:

     Improvements....................................................... 5 years
     Computer and production equipment.................................. 3 years
     Office equipment................................................... 5 years
     Software........................................................... 3 years

Long-Lived Assets

  The Company assesses potential impairments to its long-lived assets when there is evidence that events or changes in circumstances have made recovery of the asset's carrying value unlikely. An impairment loss would be recognized when the sum of the expected future undiscounted net cash flows is less than the carrying amount of the asset. The Company has identified no such impairment losses.

Revenue Recognition

  The Company generates revenues from three sources: (1) digital media services, (2) consulting and hosting services and (3) licensing digital media applications. To date, substantially all of our revenues have been generated by sales of digital media services.

  Digital Media Services Revenues consist of encoding services to convert audio and video content into internet media formats. Sales of digital media services are generally under nonrefundable time and material contracts. Under these time and material contracts, the Company recognizes revenues as services are rendered and the Company has no continuing involvement in the goods and services delivered, which is the date of shipment of the finished media to the customer.

  Consulting and Hosting Services consist of services provided by our consulting services group to enable customers to utilize streaming media within their websites and internet applications and

                           LOUDEYE TECHNOLOGIES, INC.

fees associated with hosting content and internet applications for customers. To date, insignificant revenues have been generated from consulting and hosting services. Hosting services revenues are generated under noncancelable contracts with the fees paid by the customer on a recurring monthly basis generally based upon bandwidth provided and amount of content hosted. Consulting services are provided under both long-term and short-term contracts that are either fixed-price contracts, time and materials contracts or milestone-based contracts. Revenues from long-term contracts are recognized on the percentage-of-completion method, measured by the cost incurred to date relative to the estimated total cost for the contracts. To date, there have been no revenues associated with consulting contracts extending beyond one year, and therefore there have been no revenues recognized under such contracts. Consulting services revenues generated by short-term fixed-price contracts will be recognized ratably over the term of the contract. To date, there have been no revenues associated with such contracts. For milestone-based contracts with customer acceptance clauses, revenues are recognized under the outputs method, with output being measured by the completion of milestones and acceptance by the customer. To date, revenues generated under milestone-based contracts have been insignificant.

  Digital Media Applications revenues are generated from licenses of software. Our revenue recognition policies are in accordance with Statement of Position (SOP 97-2), Software Revenue Recognition as amended by SOP 98-9. To date, the Company has not recognized any revenue associated with licensing digital media applications. Under SOP 97-2, in general, license revenues are recognized when a non-cancelable license agreement has been signed and the customer acknowledges an unconditional obligation to pay, the software product has been delivered, there are no uncertainties surrounding customer acceptance, the fees are fixed and determinable, and collection is considered probable. Revenues recognized from multiple-element software arrangements are allocated to each element of the arrangement based on the fair values of the elements, such as software products, upgrades, enhancements, post contract customer support, or training. The determination of fair value is based on objective evidence that is specific to the Company. If such evidence of fair value for each element of the arrangement does not exist, all revenue from the arrangement is deferred until such time that evidence of fair value does exist or until all elements of the arrangement are delivered. The Company records unearned revenue for software arrangements when cash has been received from the customer and the arrangement does not qualify for revenue recognition under the Company's revenue recognition policy. The Company intends to enter into agreements whereby it will license digital media applications to customers or provide customers the right to multiple copies. These agreements will generally provide for nonrefundable fixed fees, which will be recognized at delivery of the product master or the first copy, provided that the fee is fixed and determinable, collectibility is probable and no further Company obligations exist. Certain of these arrangements will provide for royalties based upon the number of sites into which the digital media applications are deployed. Under such multi-site arrangements, revenues are recognized at deployment. Additionally, these arrangements may provide for payments to the Company based on the amount of revenues generated by the sites into which the digital media applications have been deployed. These fees will be recognized as earned. For arrangements that include significant customization or modification of the software, revenue will be recognized using contract accounting in the same manner as for consulting services.

                           LOUDEYE TECHNOLOGIES, INC.

Warranty Obligations

  The Company generally provides warranties for 30 days after date of delivery. Estimated warranty obligations are provided at the time of delivery of the encoded product to the customer. Warranty liabilities are included in accrued liabilities in the accompanying balance sheets.

Research and Development Costs

  Costs incurred in connection with research and development are charged to operations as incurred.

Software Development Costs

  Under the criteria set forth in SFAS No. 86, "Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed," capitalization of software development costs begins upon the establishment of technological feasibility of the product, which the Company has defined as the completion of beta testing of a working product. The establishment of technological feasibility and the ongoing assessment of the recoverability of these costs require considerable judgment by management with respect to certain external factors, including, but not limited to, anticipated future gross product revenues, estimated economic life and changes in software and hardware technology. Amounts that could have been capitalized under this statement after consideration of the above factors were immaterial and, therefore, no software development costs have been capitalized by the Company to date.

Advertising Costs

  Advertising costs are expensed as incurred. The Company incurred $164,000 and $636,000 in advertising costs for the years ended December 31, 1998 and 1999, respectively. Advertising costs prior to December 31, 1997 were not significant.

Income Taxes

  Before March 26, 1998, the Company was taxed as an LLC, which provided that, in lieu of corporate income taxes, the members of the LLC were taxed on their proportionate shares of the Company's taxable income. After March 26, 1998, when the Company converted to a C corporation, income taxes were accounted for under the liability method.

  The Company recognizes deferred income tax assets and liabilities for the expected future income tax consequences, based on enacted tax laws, of temporary differences between the financial reporting and tax bases of assets, liabilities and tax carryforwards. Deferred tax assets are then reduced, if deemed necessary, by a valuation allowance for the amount of any tax benefits which, more likely than not based on current circumstances, are not expected to be realized (see Note 8).

                           LOUDEYE TECHNOLOGIES, INC.

Stock-Based Compensation

  The Company has elected to apply the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS 123). In accordance with the provisions of SFAS 123, the Company applies Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25), and related interpretations in accounting for its stock option plan. The Company accounts for stock issued to non-employees in accordance with the provisions of SFAS 123 and the Emerging Issues Task Force consensus in Issue No. 96-18, "Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction With Selling, Goods or Services" (EITF 96-18).

Use of Estimates in the Preparation of Financial Statements

  The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Net Loss Per Share

  In accordance with Statement of Financial Accounting Standards (SFAS) No. 128, "Earnings Per Share," basic earnings per share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the period. Diluted earnings per share is computed by dividing net loss by the weighted average number of common and dilutive common equivalent shares outstanding during the period. Common equivalent shares consist of shares of common stock issuable upon the conversion of the convertible preferred stock (using the if-converted method) and shares issuable upon the exercise of stock options and warrants (using the treasury stock method); common equivalent shares are excluded from the calculation if their effects is antidilutive. The Company has not had any issuances or grants for nominal consideration as defined under Staff Accounting Bulletin 98. Diluted net loss per share for all periods shown does not include the effects of the convertible preferred stock and shares issuable upon the exercise of stock options and warrants as the effect of their inclusion is antidilutive during each period.

  Pro forma basic and diluted net loss per share is computed based on the weighted average number of shares of common stock outstanding giving effect to the conversion of convertible preferred stock outstanding that will automatically convert upon completion of the Company's initial public offering (using the if-converted method from the original issue date). Pro forma diluted net loss per share excludes the impact of stock options and warrants as the effect of their inclusion would be antidilutive.

  At December 31, 1999 there were 734,936 stock options which had been exercised under the 1998 Stock Option Plan but which were subject to repurchase at a weighted average exercise price of $0.24. Additionally, as part of the terms of the acquisition of Alive.com on December 14, 1999, the following shares were subject to repurchase:

  . 229,754 outstanding shares issued under exercise of stock options were subject to repurchase at a weighted average price of $0.48.

                           LOUDEYE TECHNOLOGIES, INC.

  . 272,825 outstanding vested shares issued as consideration under the terms of a stock purchase agreement with Allaire Corporation repurchaseable at fair market value within 90 days of the termination date of the licensing and stock purchase agreement assumed by Loudeye as part of the terms of the acquisition of Alive.com.

  . 173,619 outstanding unvested shares issued as consideration under the terms of a stock purchase agreement with Allaire Corporation repurchaseable at a weighted average exercise price of $0.20 within 90 days of the termination date of the licensing and stock purchase agreement assumed by Loudeye as part of the terms of the acquisition of Alive.com.

  The impact of the above unvested shares subject to repurchase has been removed from the calculation of weighted average shares outstanding for purposes of calculating basic and diluted earnings per share. The following table presents a reconciliation of shares used to calculate basic and diluted earnings per share:

                                                         Actual    Pro Forma
                                                        ---------  ----------
   Weighted average shares outstanding................. 5,703,655  16,952,948
   Impact of 1998 Stock Option Plan shares subject to
    repurchase.........................................  (274,099)   (274,099)
   Impact of Allaire unvested shares subject to
    repurchase.........................................    (8,199)     (8,199)
   Impact of Alive Option Plan shares subject to
    repurchase.........................................   (10,850)    (10,850)
                                                        ---------  ----------
   Weighted average shares used to calculate basic and
    diluted earnings per share......................... 5,410,507  16,659,800
                                                        =========  ==========

Segment Reporting

  The Company adopted Statement of Financial Accounting Standards No. 131, "Disclosures About Segments of an Enterprise and Related Information," (SFAS
131) during 1998. SFAS 131 requires companies to disclose certain information about operating segments. Based on the criteria within SFAS 131, the Company has determined that it has one reportable segment, digital media services.

Recent Accounting Pronouncements

  In March 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1 (SOP 98-1), "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." SOP 98-1 is effective for financial statements for years beginning after December 15, 1998. SOP 98-1 provides guidance over accounting for computer software developed or obtained for internal use including the requirement to capitalize specific costs and amortization of such costs. The implementation of SOP 98-1 did not have a material impact on the Company's financial position or results of operations.

  In April 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-5 (SOP 98-5), "Reporting on the Costs of Start-Up Activities." SOP 98-5, which is effective for fiscal years beginning after December 15, 1998, provides guidance on the financial reporting of start-up costs and organization costs. It requires costs of start-up activities and organization costs to be expensed as incurred. The implementation of SOP 98-5 did not have a material impact on the Company's financial position or results of operations.

                           LOUDEYE TECHNOLOGIES, INC.

  In December 1998, the Accounting Standards Executive Committee, or AcSEC, issued SOP 98-9, "Modification of SOP 97-2, Software Revenue Recognition, With Respect to Certain Transactions." SOP 98-9 amends SOP-97-2 to require that an entity recognize revenues for multiple element arrangements by means of the "residual method" when (1) there is vendor-specific objective evidence, or VSOE, of the fair values of all the undelivered elements that are not accounted for by means of long-term contract accounting, and (2) VSOE of fair value does not exist for one or more of the delivered elements, and (3) all revenue recognition criteria of SOP 97-2 and SOP 98-9 will be effective for transactions entered into in fiscal years beginning after March 15, 1999. We do not expect SOP 98-9 to have any effect, on our results of operations.

  In December 1999, the Staff of the Securities and Exchange Commission released Staff Accounting Bulletin (SAB) No. 101, "Revenue Recognition," to provide guidance on the recognition, presentation and disclosure of revenues in financial statements. The Company believes its revenue recognition practices are in conformity with SAB No. 101.

3. PROPERTY AND EQUIPMENT:

  Property and equipment were as follows:

                                                             December 31,
                                                        -----------------------
                                                           1998        1999
                                                        ----------  -----------
   Office equipment.................................... $   85,369  $   440,489
   Software............................................     53,215      472,515
   Improvements........................................    294,102      853,785
   Computer and production equipment...................  1,179,179    4,588,015
   Construction in progress............................         --       79,962
   Accumulated depreciation............................   (228,691)  (1,152,499)
                                                        ----------  -----------
   Property and equipment, net......................... $1,383,174  $ 5,282,267
                                                        ==========  ===========

  Depreciation expense was $13,000, $216,000 and $924,000 in 1997, 1998 and
1999, respectively.

4. LONG-TERM OBLIGATIONS:

  In August 1998, the Company established an equipment line of credit for up to $1.0 million secured by the Company's property and equipment. Advances under the equipment line are payable over 36 equal monthly installments commencing on August 30, 1999. The equipment line bears interest at the bank's prime rate (7.75% at December 31, 1998 and 8.50% at December 31, 1999) and had an outstanding balance of $1,000,000 and $861,111 as of December 31, 1998 and December 31, 1999, respectively.

  In June 1999, the Company established a debt facility totaling up to $2.6 million that allows the Company to borrow funds through June 2000. Loans made under this facility will be secured by assets financed under the agreement. Advances under the debt agreement bear interest at 8%, adjusted for prevailing interest rates. Rates in effect for advances outstanding range from 8.57% to 9.40% and are payable over 36 equal monthly installments plus a final payment equal to 15% of the principal amount. As of December 31, 1999, $2,027,087 was outstanding under this debt facility.

                           LOUDEYE TECHNOLOGIES, INC.

  As a part of this debt facility, the lender received a warrant to purchase 41,053 shares of Series C preferred stock at a purchase price of $1.90 per share. This warrant expires upon the earlier of June 22, 2008 or four years after an initial public offering. The outstanding warrant contains provisions for the adjustment of the exercise price and the aggregate number of shares issuable upon the exercise of the warrant in the case of stock dividends, stock splits, reorganizations, reclassifications, consolidations and dilutive issuances of securities at prices below the then existing warrant exercise price. The determination of fair value of the warrant was made using the Black-Scholes option pricing model and assuming a term of two years, a risk-free interest rate of 5.5% and expected volatility of 75%.

  Pursuant to the acquisition of Alive.com on December 14, 1999, the Company assumed a $250,000 bank line of credit, under which $172,500 was outstanding at December 31, 1999. Borrowings bear interest at the bank's prime rate plus 1.0% (9.50% at December 31, 1999) and are collateralized by property and equipment.

  Future payments of long-term debt are as follows: as of December 31, 1999

     2000............................................................  1,131,587
     2001............................................................  1,186,666
     2002............................................................    775,936
                                                                      ----------
                                                                      $3,094,189
                                                                      ==========

5. STOCKHOLDERS' EQUITY:

Convertible Preferred Stock

The Company is authorized to issue 41,000,000 shares of preferred stock. Shares of preferred stock may be issued from time to time in one or more series, with designations, rights, preferences and limitations established by the Company's Board of Directors.

As of December 31, 1999, the Company had designated four series of convertible preferred stock (Series A through D). Amounts are as follows:

                                                      December 31, December 31,
                                                          1998         1999
                                                      ------------ ------------
   Series A preferred stock: Issued 4,983,787 shares
    in 1998, aggregate liquidation preference
    $233,828, with participation to $500,000 in the
    event of the liquidation or sale of the
    Company.........................................   $  233,828  $   233,828
   Series B preferred stock: Issued 3,259,194 shares
    in 1998, aggregate liquidation preference
    $2,747,501 with participation to $5,495,001 in
    the event of the liquidation or sale of the
    Company.........................................    2,747,501    2,747,501
   Series C preferred stock: Issued 5,309,266 shares
    in 1999, aggregate liquidation preference
    $10,077,603, with participation to $20,175,211
    in the event of the liquidation or sale of the
    Company.........................................           --   10,077,603
   Series D preferred stock: Issued 7,510,989 shares
    in 1999, aggregate liquidation preference
    $47,845,000, with participation to $95,690,000
    in the event of the liquidation or sale of the
    Company.........................................           --   45,476,772
                                                       ----------  -----------
                                                       $2,981,329  $58,535,704
                                                       ==========  ===========

                           LOUDEYE TECHNOLOGIES, INC.

  The rights and privileges of the preferred stock are as follows:

    Dividends--Holders of Series A, B, C and D are entitled to receive dividends of $0.07, $0.07, $0.15 and $0.52, respectively, per share per annum, when and if declared by the Board of Directors. Such dividends are not cumulative. As of December 31, 1999, none have been declared.

    Conversion--Each share of Series A, B, C and D is convertible, at the option of the holders, into common stock. Each share of Series A, B, C and D automatically converts into common stock upon the closing of a public offering that meets certain conditions.

    Liquidation Preferences--The Series A, B, C and D shares have liquidation preferences of $0.843, $0.843, $1.90 and $6.37 per share, respectively, (with participation up to $500,000, $5,495,001, $20,175,211 and
  $95,690,000, respectively) in the event of the liquidation of the Company.

    If the value of the Company on liquidation is insufficient to pay the entire preferential amount, distribution shall be made pro rata to all preferred shareholders in proportion to the preferential amount the preferred shareholder is otherwise entitled to receive.

    Any assets remaining after the preferential distribution will be paid to holders of common stock in proportion to shares held by each.

    Voting Rights--The holders of each share of Series A, B, C and D shall be entitled to the number of votes equal to the number of shares of common stock into which such shares could be converted, and have voting rights equal to holders of common stock.

  The Company is prohibited from taking certain corporate actions without the approval of the holders of the majority of outstanding Series A, B, C and D shares, as well as separate class votes of the individual series in certain circumstances. In conjunction with the sale of Series A and Series B redeemable preferred stock, the Company, its founders, and the redeemable preferred stock investors also entered into an investor rights agreement, voting agreement, cosale agreement and a stock restriction agreement. In subsequent sales of preferred stock the investor rights agreement, voting agreement and cosale have been amended and restated.

Beneficial Conversion Feature

  In December 1999, the Company issued 7,510,989 shares of Series D convertible preferred stock at a purchase price of $6.37 per share. Such shares are convertible into shares of common stock on a one-for-one basis. The deemed fair value of the common stock was based on the lowpoint of the anticipated filing range for the initial public offering. Consequently, the transaction resulted in a beneficial conversion feature of $14,120,659. The beneficial conversion feature has been reflected as a preferred dividend in the accompanying financial statements as of December 31, 1999.

                           LOUDEYE TECHNOLOGIES, INC.

Reserved for Future Issuance

  The following shares of common and preferred stock have been reserved for future issuance as of December 31, 1999 (in thousands):

     Employee stock option plans.....................................  6,371,772
     2000 Director stock option plan.................................    250,000
     2000 Employee stock purchase plan...............................    200,000
     Convertible preferred stock..................................... 41,000,000
     Common stock warrants...........................................    650,000
     Preferred stock warrants........................................     41,053
                                                                      ----------
                                                                      48,512,825
                                                                      ==========

6. STOCK OPTION PLANS:

 1998 Stock Option Plan

  Under the Company's 1998 Stock Option Plan, the Board of Directors and any of its committees may grant to employees, consultants and directors options to purchase the Company's common stock at terms and prices determined by the Board of Directors. Incentive stock options may be granted to employees at a price set by the plan administrator. Options may generally be exercised after six months of employment, and within 10 years of the date of grant, whether or not fully vested, or within three months of termination of employment, and typically vest over 4.5 years. Unvested shares issued are subject to repurchase upon termination of service. The Plan provides for the issuance of options to purchase up to 4,660,000 shares of the Company's stock. The Company accounts for the Plan under APB 25.

 2000 Stock Option Plan

  In December 1999 the board of directors approved the creation of the 2000 Stock Option Plan. This plan provides for the grant of incentive stock options to employees, including employee directors, and of nonstatutory stock options to employees, directors and consultants. The 2000 plan provides for the issuance of options to purchase up to 2,500,000 shares of the Company's common stock, plus an automatic annual increase on the first day of each of the fiscal years beginning in 2001, 2002, 2003, 2004 and 2005 equal to the lesser of 5% of our outstanding common stock on the last day of the immediately preceding fiscal year or a lesser number of shares as our Board determines. Options granted prior to the initial public offering may be exercised whether or not fully vested. Unvested shares issued are subject to repurchase upon termination of service.

 2000 Directors Stock Option Plan

  In December 1999 the board of directors approved the creation of the 2000 Directors' Stock Option Plan. 250,000 shares of common stock has been reserved for issuance under the 2000 directors' plan, all of which remain available for future grants. This plan provides for the grant of nonstatutory stock options to the Company's nonemployee directors.

                           LOUDEYE TECHNOLOGIES, INC.

 2000 Employee Stock Purchase Plan

  In December 1999, the board of directors approved the creation of the 2000 Employee Stock Purchase Plan (ESPP). A total of 200,000 shares of common stock has been reserved for issuance under the ESPP, none of which have been issued as of December 17, 1999. The number of shares reserved for issuance under the ESPP will be subject to an automatic annual increase on the first day of each of the fiscal years beginning in 2001, 2002, 2003, 2004 and 2005 equal to the lesser of 0.75% of the Company's outstanding common stock on the last day of the immediately preceding fiscal year or a lesser number of shares as the board of directors determines.

 Alive Stock Option Plan

  As part of the terms of the acquisition of Alive.com, Alive's stock option plan (Alive Plan) was assumed by the Company. There were no alterations to any of the provisions of the Alive Plan. This plan provides for the issuance of 737,038 incentive and nonqualified common stock options for employees, directors, consultants, or advisors of the Company and options to purchase 89,981 shares are currently outstanding. Options issued under this plan typically vest over a four-year period, expire five years from the date of grant, and generally expire ninety days after termination of employment or services. Stock options are immediately exercisable as of the vesting commencement date, however, unvested shares issued are subject to repurchase upon termination of service at the individual's exercise price. No further options will be issued under the Alive Plan.

  The Company has adopted the disclosure-only provisions of SFAS 123. Had compensation expense been recognized on stock options issuance based on the fair value of the options at the date of grant and recognized over the vesting period, the Company's net loss would have been increased to the pro forma amounts indicated below.

                                                     December 31,
                                           -----------------------------------
                                             1997       1998          1999
                                           --------  -----------  ------------
   Net loss to common shareholders:
     As reported.......................... $(94,779) $(1,650,272) $(25,022,883)
     Pro forma............................  (94,779)  (1,650,938)  (25,396,414)
   Basic and diluted net loss per share:
     As reported..........................       --  $     (0.41) $      (4.62)
     Pro forma............................       --  $     (0.41) $      (4.69)

  To determine compensation expense under SFAS 123, the Company used the following assumptions:

  .  Risk-free interest rates of 5.0 to 5.5%

  .  Expected lives of 5 years

  .  Expected dividend yields of 0%

  .  Expected volatility of 0%

                           LOUDEYE TECHNOLOGIES, INC.

  Option activity under the plans was as follows:

                                                              Weighted  Weighted
                                                              Average   Average
                                                             Grant Date Exercise
                                                   Number    Fair Value  Price
                                                  ---------  ---------- --------
   Outstanding, January 1, 1998
     Granted..................................... 1,420,500    $0.01     $0.07
     Cancelled...................................  (125,000)    0.01      0.06
                                                  ---------
   Outstanding, December 31, 1998................ 1,295,500     0.02      0.07
     Granted..................................... 4,387,431     2.15      0.98
     Exercised...................................  (879,409)    0.62      0.22
     Cancelled...................................  (580,313)    0.15      0.16
                                                  ---------
   Outstanding, December 31, 1999................ 4,223,209     2.09      0.97

  The following information is provided for options outstanding and exercisable at December 31, 1999:

                       Outstanding                   Exercisable
              ------------------------------ ----------------------------
                                  Weighted                     Weighted
                        Weighted   Average           Weighted   Average
                        Average   Remaining          Average   Remaining
                        Exercise Contractual         Exercise Contractual
     Range     Number    Prices     life     Number   Prices     life
     -----    --------- -------- ----------- ------- -------- -----------
    .05-.25   1,724,307   0.12      8.94     293,612   0.11      8.85
    .40-.81   1,253,486   0.41      9.68     396,134   0.42      9.69
   1.00-2.54    824,316   1.02      9.86       7,033   1.55      9.35
     6.00       421,100   6.00      9.96          --     --        --
              ---------
              4,223,209

  The options outstanding at December 31, 1999 have a weighted average remaining contractual life of approximately 9.4 years.

  Included in the exercised options outstanding are 734,936 shares subject to repurchase at a weighted average exercise price of $0.24 under provisions of the 1998 stock option plan. Also included in the exercised options outstanding are 229,756 options exercised under the Alive stock option plan but subject to repurchase at a weighted average price of $0.48.

7. STOCK-BASED COMPENSATION

  The Company records deferred stock compensation for the difference between the exercise price of stock options granted and the deemed fair value for financial statement presentation purposes of the Company's common stock at the date of grant. The deferred compensation is amortized over the vesting period of the related options, which is generally 4.5 years. No deferred compensation or related stock-based compensation expense was recorded at December 31, 1998. Through December 31, 1999, the Company recorded gross deferred compensation totaling $7.8 million and related stock-based compensation expense totaled approximately $982,000.

  The Company has granted approximately 220,000 options to consultants which vest on the same terms as options granted to employees. These terms require that the individuals continue their current consulting relationship with the Company in order to continue vesting. These options are accounted

                           LOUDEYE TECHNOLOGIES, INC.

for in accordance with the provisions of SFAS 123 and EITF 96-18. Accordingly, using the Black-Scholes option pricing model and assuming a term of five years, a risk-free interest rate of 5.50% and expected volatility of 75%, the options are marked to fair value at each reporting period through charges to stock-based compensation in the statements of operations. Approximately $572,000 was recognized in stock-based compensation expense related to these options in the year ended December 31, 1999.

  For the year ended December 31, 1999, the Company recorded in total approximately $1.5 million in stock-based compensation charges as a component of operating expenses. This amount represents both the consulting expenses as well as amortization of stock options granted below fair market value. These amounts can be allocated to the other expense categories in the accompanying statements of operations as follows:

   Production (cost of revenues).................................... $  202,270
   Research and development.........................................    125,683
   Sales and marketing..............................................    332,862
   General and administrative.......................................    893,316
                                                                     ----------
                                                                     $1,554,131
                                                                     ==========

8. FEDERAL INCOME TAXES:

  At December 31, 1999, the Company had net operating loss carryforwards of approximately $9.4 million related to U.S. federal and state jurisdictions. Utilization of net operating loss carryforwards are subject to certain limitations under Section 382 of the Internal Revenue Code of 1986, as amended. These carryforwards will begin to expire in 2018.

  The Company did not provide any current or deferred United States federal or state income tax provision or benefit for any of the periods presented because it has experienced operating losses since inception, and has provided full valuation allowances on deferred tax assets because of uncertainty regarding their realizability. This valuation allowance increased in 1998 and 1999 by $477,712 and $2,112,022, respectively. Deferred taxes consist primarily of net operating loss carryforwards and timing differences for customer deposits, stock compensation expense and excess book depreciation.

  The difference between the statutory federal tax rate of 35% (34% federal and 1% state, net of federal benefits) and the tax benefit of zero recorded by the Company is primarily due to the Company's full valuation allowance against its net deferred tax assets.

  The components of the deferred tax assets and liabilities were as follows:

                                                       December 31,
                                              --------------------------------
                                                1997      1998        1999
                                              --------  ---------  -----------
Deferred tax assets:
  Net operating loss carryforward............ $ 31,226  $ 411,724  $ 3,724,594
  Other......................................       --     97,214      438,717
  Deferred tax liabilities related to
   intangible assets.........................       --         --  (1,542,351)
                                              --------  ---------  -----------
    Total net deferred tax assets............   31,226    508,938    2,620,960
Valuation allowance..........................  (31,226)  (508,938)  (2,620,960)
                                              --------  ---------  -----------
    Total.................................... $     --  $      --  $        --
                                              ========  =========  ===========

                           LOUDEYE TECHNOLOGIES, INC.

9. COMMITMENTS:

Operating Leases

  During 1999, the Company entered into an agreement for its office facility under an operating lease which expires in 2004. Additionally, the Company entered into a five-year office lease with annual payments of approximately $243,000, a five year office lease with annual payments of approximately $500,000, and a five-year office lease with annual payments of approximately $180,000. Prior to 1999, the Company had leased office space from a related party. Minimum lease commitments as of December 31, 1999 under noncancellable leases are as follows:

     2000............................................................ $1,369,311
     2001............................................................  1,488,873
     2002............................................................  1,584,629
     2003............................................................  1,634,599
     2004............................................................  1,451,153
                                                                      ----------
                                                                      $7,528,565
                                                                      ==========

  Rent expense under operating leases totaled $61,328 and $267,149 for the years ended December 31, 1998 and 1999, respectively.

 Services Agreement

  On December 17, 1999 the Company entered into a services agreement with a distributor of music and video entertainment products. In conjunction with the services agreement, the Company granted a warrant to acquire 650,000 shares of common stock at $10 per share. The warrant is exercisable immediately and expires in December 2000. According to EITF 96-18, the fair market value of this warrant was calculated using the Black-Scholes pricing model, using a risk-free interest rate of 5.0%, volatility of 70% and an expected life of one year. The value of the warrant was calculated to be $1,124,500 and has been capitalized within other assets. This asset will be amortized over the initial term of the agreement, which is three years.

10. RELATED PARTY TRANSACTIONS:

  On September 1, 1998, the Company entered into a five-year lease agreement with the Company's primary officer. The total monthly rental payments are approximately $10,000 per month. Total payments during the years ended December 31, 1998 and 1999 were approximately $40,000 and $120,000. The lease agreement provides for an early termination payment of $52,000.

11. ACQUISITION OF ALIVE.COM, INC.:

  Effective December 14, 1999, the Company acquired Alive.com, Inc., a developer of multimedia applications. In connection with the acquisition, the Company issued 2,508,848 shares of common stock and 91,181 options to purchase shares of common stock valued at fair market value using the Black-Scholes option pricing model in exchange for all of the outstanding capital stock and the assumption of all outstanding options of Alive.com, Inc. The deemed fair value of the common stock and options issued in the acquisition, for accounting purposes, was approximately $18.7 million. The Company also incurred $74,000 in acquisition costs and assumed net liabilities of $300,000, for a

                           LOUDEYE TECHNOLOGIES, INC.

total purchase price of $19.0 million. The acquisition was accounted for as a purchase and, accordingly, the results of operations of Alive.com, Inc. have been included in the consolidated financial statements commencing on the date of acquisition. The excess purchase price of approximately $19.0 million was allocated to goodwill, work force in place and acquired technology, which is being amortized on a straight-line basis over an estimated useful life of three years.

  In connection with the acquisition, net assets purchased and liabilities assumed were as follows:

     Cash, receivables and other current assets..................... $  92,828
     Property and equipment, and other noncurrent assets............   424,714
     Total liabilities..............................................  (817,542)
                                                                     ---------
                                                                     $(300,000)
                                                                     =========

  The following table presents the purchase price and excess purchase price associated with the acquisition of Alive.com.

     Value of common stock and common stock options issued......... $18,664,000
     Net liabilities assumed.......................................     300,000
     Transaction costs.............................................      74,000
                                                                    -----------
       Excess purchase price....................................... $19,038,000
                                                                    ===========

  The following table presents the unaudited pro forma results assuming that the Company had acquired Alive.com, Inc. at the beginning of fiscal year 1998. This information may not necessarily be indicative of the future combined results of the operations of the Company.

                                                     Year Ended    Year Ended
                                                    December 31,  December 31,
                                                        1998          1999
                                                    ------------  ------------
     Total revenues................................ $   286,259   $  2,718,211
     Net loss to common shareholders............... $(8,962,387)  $(35,835,979)
     Basic and diluted net loss per share.......... $     (1.37)  $      (4.58)

  Included in the outstanding shares purchased as part of the Alive.com acquisition were 229,756 shares subject to repurchase which were assumed as part of the terms of the purchase agreement. 446,444 shares had been issued by Alive.com in exchange for a license of certain of Allaire Corporation's technology, on a royalty free basis, coupled with an agreement by Allaire to provide certain technological, sales, distribution and marketing support. 272,825 of these shares were vested as of December 31, 1999, however, in the event of the termination of the agreement, the shares may be repurchased by the Company within 90 days of termination at the then fair market value of the Company's common stock. 173,619 of these shares remained unvested as of December 31, 1999 and may be repurchased by the Company within 90 days of termination at the weighted average exercise price of $0.20. The unvested shares vest at the rate of 24,802 shares at the end of each three-month period. The effect of the 173,619 shares subject to repurchase has been eliminated from the computation of earnings per share as described in Note 2.

                           LOUDEYE TECHNOLOGIES, INC.

12. SUBSEQUENT EVENTS

  Subsequent to year-end, in February 2000 the Company entered into a services agreement to sell to Akamai Technologies, Inc. $5.0 million of common stock in a private placement that will close concurrent with and conditioned on closing of the Company's initial public offering. The price per share for this subscription agreement is equal to the initial offering price to the public for this offering less 7%. Should the private placement occur, the related discount of approximately $376,000 is expected to be capitalized within other assets. This other asset will be amortized over a period of approximately one year, which is the term of the services agreement.

                           LOUDEYE TECHNOLOGIES, INC.

               UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

  The unaudited pro forma combined statement of operations of Loudeye Technologies, Inc. for the year ended December 31, 1999 gives effect to the acquisition of Alive.com, Inc. as if it had been acquired on January 1, 1999.

  The unaudited pro forma combined statements of operations are presented for informational purposes only and do not purport to represent what the Company's financial position and results of operations for the year ended December 31, 1999 would actually have been had the acquisition, in fact, occurred on January 1, 1999, or the Company's results of operations for any future period. The unaudited pro forma combined statement of operations should be read in conjunction with the financial statements and related notes thereto included elsewhere in this prospectus and the information set forth in "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  Unaudited pro forma adjustments have been applied to the financial information derived from the financial statements of Loudeye Technologies and Alive.com to account for the merger as a purchase. Accordingly, assets acquired and liabilities assumed are reflected at their estimated fair values which are subject to further refinement, including appraisals and other analysis. The unaudited pro forma consolidated financial information has been prepared based on the assumptions described in the notes thereto and includes assumptions relating to the allocation of the consideration paid for the assets and liabilities of Alive.com based on preliminary estimates of their fair value. The actual allocation of such consideration may differ from that reflected in the unaudited pro forma combined financial information after valuations and other procedures to be performed after the closing of the merger. In the opinion of Loudeye Technologies, all adjustments necessary to present fairly such unaudited pro forma combined financial information have been made based on the proposed terms and structure of the merger. The unaudited pro forma information is presented for illustrative purposes only and is not necessarily indicative of future operating results or financial position. These unaudited pro forma combined financial statements and accompanying notes should be read in conjunction with historical financial statements and the related notes thereto of Loudeye Technologies and Alive.com.

             UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1999

                                         (January 1, 1999
                                       to December 14, 1999)  Pro Forma      Pro Forma
                           Loudeye             Alive         Adjustments       Total
                         ------------  --------------------- -----------    ------------
Revenues................ $  2,645,279       $    72,932                     $  2,718,211
Cost of revenues........    2,870,850             5,017                        2,875,867
                         ------------       -----------                     ------------
  Gross margin..........     (225,571)           67,915                         (157,656)
Operating expenses:
  Research and
   development..........    1,248,081         1,503,736                        2,751,817
  Sales and marketing...    3,981,975         1,769,224                        5,751,199
  General and
   administrative.......    3,612,054         1,481,864                        5,093,918
  Amortization of
   intangibles..........      301,978               --        6,081,276(b)     6,383,254
  Stock-based
   compensation.........    1,554,131            28,456                        1,582,587
                         ------------       -----------                     ------------
    Total operating
     expenses...........   10,698,219         4,783,280                       21,562,775
Other income (expense),
 net....................       21,566           (16,455)                           5,111
                         ------------       -----------                     ------------
Net loss................ $(10,902,224)       (4,731,820)                    $(21,715,320)
                         ------------       -----------                     ------------
Beneficial conversion
 feature of convertible
 preferred stock........  (14,120,659)              --                      $(14,120,659)
                         ------------       -----------                     ------------
Net loss to common
 shareholders........... $(25,022,883)      $(4,731,820)                    $(35,835,979)
                         ============       ===========                     ============
Basic and diluted net
 loss per share......... $      (4.62)                                      $      (4.58)
                         ============                                       ============
Weighted average shares
 outstanding used to
 compute basic and
 diluted net loss per
 share..................    5,410,507                                          7,816,252
                         ============                                       ============
Basic and diluted pro
 forma net loss per
 share.................. $      (1.50)                                      $      (1.88)
                         ============                                       ============
Weighted average shares
 outstanding used to
 compute basic and
 diluted pro forma net
 loss per share.........   16,659,800                                         19,065,545
                         ============                                       ============

                           LOUDEYE TECHNOLOGIES, INC.

         NOTES TO UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

                               December 31, 1999

1. BASIS OF PRESENTATION:

  The pro forma combined statement of operations for the year ended December 31, 1999 gives effect to the acquisition of Alive.com, Inc. as if it had been acquired January 1, 1999. The pro forma adjustments are based on consideration exchanged, including the estimated fair value of assets acquired, liabilities assumed and common stock issued. The actual adjustments, which will be based on valuations of fair value as of the date of acquisition, may differ from that made herein.

  The pro forma combined financial statement is presented for illustrative purposes only and should not be construed to be indicative of the actual combined results of operations as may exist in the future. The pro forma adjustments are based on the common stock consideration exchanged by Loudeye Technologies, Inc. for the fair value of the assets acquired and liabilities assumed.

2. PRO FORMA ADJUSTMENTS:

(a) To record the acquisition of Alive.com, Inc. as follows:

     Common stock consideration.................................... $18,664,000
     Estimated transaction costs...................................      74,000
     Net liabilities acquired......................................     300,000
                                                                    -----------
     Excess purchase price......................................... $19,038,000
                                                                    ===========

The purchase price of Alive.com, Inc. consists of 2,508,848 shares of common stock based on the price of Loudeye Technologies, Inc. common stock with an assumed fair value of $7.25 as determined by the Company's Board of Directors and 91,181 options to purchase shares of common stock valued at fair market value using the Black-Scholes option pricing model.

  Transaction costs associated with this merger have been estimated to be $74,000. Should the actual amount differ, the intangible asset recorded would increase and related amortization would increase.

  (b) To record amortization of intangibles as follows:

     Eleven and one-half months of 1999 amortization................ $6,081,276

     All intangibles are amortized over a period of three years.

  (c) Basic and diluted net loss per share is computed by dividing net loss by the weighted average number of shares outstanding during the period assuming that shares issued for acquisitions were outstanding for the entire period. Pro forma basic and diluted net loss per share is computed based on the weighted average number of shares outstanding giving effect to shares issued in acquisitions as if they were outstanding for the entire period and to the conversion of convertible preferred stock on an as-if converted basis from the original issuance date.

                           LOUDEYE TECHNOLOGIES, INC.

3. RECONCILIATION OF HISTORICAL WEIGHTED AVERAGE SHARES TO PRO FORMA WEIGHTED AVERAGE SHARES:

                                                               December 31, 1999
                                                               -----------------
     Historical...............................................     5,410,507
     Alive.com, January 1, 1999-December 14, 1999.............     2,405,745
                                                                   ---------
     Pro forma................................................     7,816,252
                                                                   =========

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors
Alive.com, Inc.:

  We have audited the accompanying balance sheet of Alive.com, Inc. (a development stage company) as of December 31, 1998, and the related statements of operations, changes in shareholders' deficit, and cash flows for the period from inception (February 27, 1998) to December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Alive.com, Inc. as of December 31, 1998, and the results of its operations and cash flows for the period from inception to December 31, 1998, in conformity with generally accepted accounting principles.

/s/ Arthur Andersen LLP

Seattle, Washington,
December 21, 1999

                                ALIVE.COM, INC.
                         (A Development Stage Company)

                                 BALANCE SHEETS

                                                     December 31,  December 14,
                                                         1998          1999
                                                     ------------  ------------
                                                                   (unaudited)
                      ASSETS
Current assets:
  Cash and cash equivalents........................  $   243,665   $    74,225
  Accounts receivable, net allowance of $11,384 as
   of December 14, 1999............................          --         12,600
  Prepaids and other assets........................      114,967         6,003
                                                     -----------   -----------
    Total current assets...........................      358,632        92,828
Property and equipment, net........................      241,257       392,849
Other assets.......................................       90,887        31,865
                                                     -----------   -----------
                                                     $   690,776   $   517,542
                                                     ===========   ===========
       LIABILITIES AND SHAREHOLDERS' DEFICIT
Current liabilities:
  Accounts payable.................................  $   429,550   $   299,570
  Accrued liabilities..............................       42,910       344,795
  Note payable, current portion....................       75,000        90,000
  Convertible notes payable........................    1,000,000           --
                                                     -----------   -----------
    Total current liabilities......................    1,547,460       734,365
Note payable, net of current portion...............      150,000        82,500
Deferred rent......................................       36,512        83,393
                                                     -----------   -----------
    Total liabilities..............................    1,733,972       900,258
                                                     -----------   -----------
Mandatorily redeemable convertible preferred stock,
 902,886 and 2,770,119 shares authorized, issued
 and outstanding, liquidation preference of
 $6,189,976 at December 14, 1999...................      673,698     6,017,172
Shareholders' deficit:
  Preferred stock, undesignated series, $.01 par
   value, authorized 7,229,881 shares, none issued
   and outstanding.................................          --            --
  Common stock, $.01 par value, 20,000,000 shares
   authorized, 2,301,581 and 2,322,752 issued and
   outstanding at December 31, 1998 and December
   14, 1999, respectively, and additional paid-in
   capital.........................................      295,221       369,149
  Deferred stock compensation......................          --        (25,102)
  Deficit accumulated during the development
   stage...........................................   (2,012,115)   (6,743,935)
                                                     -----------   -----------
    Total shareholders' deficit....................   (1,716,894)   (6,399,888)
                                                     -----------   -----------
      Total liabilities and shareholders' deficit..  $   690,776   $   517,542
                                                     ===========   ===========

        The accompanying notes are an integral part of these statements.

                                ALIVE.COM, INC.
                         (A Development Stage Company)

                            STATEMENTS OF OPERATIONS

                                        Period from   Period from
                                         Inception     Inception
                                       (February 27, (February 27,
                                         1998) to      1998) to   Period Ended-
                                       December 31,  December 14,  December 14,
                                           1998          1999          1999
                                       ------------- ------------- ------------
                                                            (unaudited)
Revenues..............................  $       624   $    73,556  $    72,932
Cost of revenues......................           21         5,038        5,017
                                        -----------   -----------  -----------
  Gross margin........................          603        68,518       67,915
                                        -----------   -----------  -----------
Operating expenses:
  Research and development............      631,793     2,135,529    1,503,736
  Sales and marketing.................      941,577     2,710,801    1,769,224
  General and administrative..........      424,941     1,935,261    1,510,320
                                        -----------   -----------  -----------
    Total operating expenses..........    1,998,311     6,781,591    4,783,280
Other income (expense), net...........      (14,407)      (30,862)     (16,455)
                                        -----------   -----------  -----------
Net loss..............................  $(2,012,115)  $(6,743,935) $(4,731,820)
                                        ===========   ===========  ===========



        The accompanying notes are an integral part of these statements.

                                ALIVE.COM, INC.
                         (A Development Stage Company)

                 STATEMENTS OF CHANGES IN SHAREHOLDERS' DEFICIT

                          Common Stock and
                         Additional Paid-in
                              Capital           Deferred                    Total
                         -------------------     Stock       Deficit    Shareholders'
                          Shares     Amount   Compensation Accumulated     Deficit
                         ---------  --------  ------------ -----------  -------------
Balances,
 February 27, 1998......        --  $     --    $     --   $        --   $        --
 Issuance of common
  stock................. 1,753,298   188,600          --           --        188,600
 Common stock options
  exercised.............   548,283   106,621          --            --       106,621
 Net loss...............        --        --          --    (2,012,115)   (2,012,115)
                         ---------  --------    --------   -----------   -----------
Balances,
 December 31, 1998...... 2,301,581   295,221          --    (2,012,115)   (1,716,894)
 Common stock options
  exercised.............   106,671    27,195          --            --        27,195
 Repurchase of common
  stock.................   (85,500)   (9,300)         --            --        (9,300)
 Issuance of stock
  warrants..............        --     2,475          --            --         2,475
 Deferred stock
  compensation..........        --    36,280     (36,280)           --            --
 Amortization of
  deferred stock
  compensation..........        --        --      11,178            --        11,178
 Compensation
  attributable to stock
  options...............        --    17,278          --            --        17,278
 Net loss...............        --        --          --    (4,731,820)   (4,731,820)
                         ---------  --------    --------   -----------   -----------
Balances,
 December 14, 1999
  (unaudited)........... 2,322,752  $369,149    $(25,102)  $(6,743,935)  $(6,399,888)
                         =========  ========    ========   ===========   ===========



        The accompanying notes are an integral part of these statements.

                                ALIVE.COM, INC.
                         (A Development Stage Company)

                            STATEMENTS OF CASH FLOWS

                                        Period from   Period from
                                         Inception     Inception
                                       (February 27, (February 27,
                                         1998) to      1998) to    Period Ended
                                       December 31,  December 14,  December 14,
                                           1998          1999          1999
                                       ------------- ------------- ------------
                                                                   (unaudited)
Cash flows from operating activities:
 Net loss.............................  $(2,012,115)  $(6,743,935) $(4,731,820)
 Adjustments to reconcile net loss to
  net cash used in operating
  activities:
 Depreciation and amortization........       28,714       182,242      153,528
 Common stock and warrant expense.....      132,213       148,978       16,765
 Amortization of deferred stock
  compensation........................           --        11,178       11,178
 Non-employee common stock
  compensation expense................           --        17,278       17,278
 Changes in assets and liabilities:
 Accounts receivable..................           --       (12,600)     (12,600)
 Prepaids and other assets............     (149,467)      (28,592)     120,875
 Accounts payable.....................      429,550       299,570     (129,980)
 Accrued liabilities..................       46,216       348,101      301,885
 Deferred rent........................       36,512        83,393       46,881
                                        -----------   -----------  -----------
   Net cash used in operating
    activities........................   (1,488,377)   (5,694,387)  (4,206,010)
                                        -----------   -----------  -----------
Cash flows from investing activities:
 Purchases of property and equipment..     (269,971)     (524,025)    (254,054)
                                        -----------   -----------  -----------
   Net cash used in investing
    activities........................     (269,971)     (524,025)    (254,054)
                                        -----------   -----------  -----------
Cash flows from financing activities:
 Proceeds from issuance of common
  stock, net..........................  $   106,621   $   124,476  $    17,855
 Proceeds from issuance of preferred
  stock, net..........................      370,392     4,195,661    3,825,269
 Proceeds from issuance of convertible
  notes payable.......................    1,300,000     1,800,000      500,000
 Proceeds from issuance of note
  payable.............................      225,000       225,000           --
 Repayment of note payable............           --       (52,500)     (52,500)
                                        -----------   -----------  -----------
   Net cash provided by financing
    activities........................    2,002,013     6,292,637    4,290,624
                                        -----------   -----------  -----------
Change in cash and cash equivalents...      243,665        74,225     (169,440)
Cash and cash equivalents, beginning
 of period............................           --            --      243,665
                                        -----------   -----------  -----------
Cash and cash equivalents, end of
 period...............................  $   243,665   $    74,225  $    74,225
                                        ===========   ===========  ===========
Supplemental disclosure of cash flow
 information:
 Cash paid--interest..................  $    15,630   $    37,315  $    21,685
                                        ===========   ===========  ===========
Supplemental disclosures of noncash
 investing and financing activities:
 Conversion of convertible notes
  payable and accrued interest to
  redeemable convertible preferred
  stock...............................  $   303,306   $ 1,821,511  $ 1,518,205
                                        ===========   ===========  ===========
 Deferred compensation on grants of
  stock options.......................  $        --   $    36,280  $    36,280
                                        ===========   ===========  ===========
 Issuance of common stock and warrants
  in exchange for software licenses
  and services........................  $   188,600   $   191,075  $     2,475
                                        ===========   ===========  ===========

        The accompanying notes are an integral part of these statements.

                                ALIVE.COM, INC.
                         (a development stage company)

                         NOTES TO FINANCIAL STATEMENTS

                               DECEMBER 31, 1998
               (Amounts and disclosures as of and for the period
                     ended December 14, 1999 are unaudited)

1. DESCRIPTION OF THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Description of the Company

  Alive.com, Inc. (the "Company") is engaged in the development of software products which enable users to develop multimedia presentations over the Internet and intranets. The Company was incorporated in the State of Washington on February 27, 1998 (date of inception). The Company has devoted substantially all of its efforts to date in product development, establishment of sales and marketing distribution channels, and raising capital.

  Inherent in the Company's business are various risks and uncertainties, including the Company's limited operating history and development of the Internet as a communications medium. The Company's success depends upon the acceptance of the Company's technology and the Company's ability to generate license revenues from the use of its technology.

  On December 14, 1999, the Company was acquired by Loudeye Technologies, Inc.

Cash and Cash Equivalents

  Cash and cash equivalents consist of demand deposits and money market accounts maintained with financial institutions. Recorded amounts approximate fair value. The Company considers all cash deposits and highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

Financial Instruments and Concentrations of Credit Risk

  Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash and cash equivalents, and trade accounts receivable, accounts payable and long-term debt. Fair values of cash and cash equivalents approximate cost due to the short period of time to maturity. The fair values of financial instruments that are short-term and/or that have little or no market risk are considered to have a fair value equal to book value. Assets and liabilities that are included in this category are receivables, accounts payable and accrued liabilities.

Property and Equipment

  Property and equipment is stated at historical cost less accumulated depreciation and depreciation is computed using the straight-line basis over the estimated useful lives of the assets, which are generally three to seven years. Leasehold improvements are amortized using the straight-line method over the shorter of the respective lease term or estimated useful life of the asset.

                                ALIVE.COM, INC.

Revenue Recognition

  The Company recognizes revenues from software license fees upon delivery of the software product to the end-user, unless the fee is not fixed or determinable or collectibility is not probable. Revenue from packaged product sales to and through distributors and resellers is recorded when related products are shipped, net of an allowance for estimated returns.

Research and Development Costs

  Costs incurred in connection with research and development are charged to operations as incurred.

Software Development Costs

  Under the criteria set forth in SFAS No. 86, "Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed," capitalization of software development costs begins upon the establishment of technological feasibility of the product, which the Company has defined as the completion of beta testing of a working product. The establishment of technological feasibility and the ongoing assessment of the recoverability of these costs require considerable judgment by management with respect to certain external factors, including, but not limited to, anticipated future gross product revenues estimated economic life and changes in software and hardware technology. Amounts that could have been capitalized under this statement after consideration of the above factors were immaterial and, therefore, no software development costs have been capitalized by the Company to date.

Advertising Expenses

  Advertising costs are expensed as incurred. The Company incurred $280,500 and $635,594 in advertising for the period from February 27, 1998 (date of inception) to December 31, 1998, and for the period ended December 14, 1999, respectively.

Income Taxes

  The Company recognizes deferred income tax assets and liabilities for the expected future income tax consequences, based on enacted tax laws, of temporary differences between the financial reporting and tax bases of assets, liabilities and tax carryforwards. Deferred tax assets are then reduced, if deemed necessary, by a valuation allowance for the amount of any tax benefits which, more likely than not based on current circumstances, are not expected to be realized (see Note 8).

Stock-Based Compensation

  The Company has elected to apply the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS 123). In accordance with the provisions of SFAS 123, the Company applies Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25), and related interpretations in accounting for its stock option plan.

                                ALIVE.COM, INC.

  The Company accounts for stock issued to non-employees in accordance with the provisions of SFAS No. 123 and the Emerging Issues Task Force consensus in Issue No. 96-18, "Accounting for Equity Instruments that Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services."

Use of Estimates in the Preparation of Financial Statements

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Unaudited Interim Financial Data

  The unaudited interim financial statements for the period ended December 14, 1999 have been prepared on the same basis as the audited financial statements and, in the opinion of management, include all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the financial information set forth therein, in accordance with generally accepted accounting principles. Results of operations for interim period presented herein are not necessarily indicative of results of operations for the entire year.

Segment Reporting

  The Company adopted Statement of Financial Accounting Standards No. 131, "Disclosures About Segments of an Enterprise and Related Information," (SFAS
131) during 1998. SFAS 131 requires companies to disclose certain information about operating segments. Based on the criteria within SFAS 131, the Company has determined that it has one reportable segment, software product development.

Recent Accounting Pronouncements

  In March 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1 (SOP 98-1), "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." SOP 98-1 is effective for financial statements for years beginning after December 15, 1998. SOP 98-1 provides guidance over accounting for computer software developed or obtained for internal use including the requirement to capitalize specific costs and amortization of such costs. The implementation of SOP 98-1 did not have a material impact on the Company's financial position or results of operations.

  In April 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-5 (SOP 98-5), "Reporting on the Costs of Start-Up Activities." SOP 98-5, which is effective for fiscal years beginning after December 15, 1998, provides guidance on the financial reporting of start-up costs and organization costs. It requires costs of start-up activities and organization costs to be expensed as incurred. The implementation of SOP 98-5 did not have a material impact on the Company's financial position or results of operations.

                                ALIVE.COM, INC.

2. PROPERTY AND EQUIPMENT:

  Property and equipment were as follows:

                                                       December 31, December 14,
                                                           1998         1999
                                                       ------------ ------------
     Office equipment.................................   $108,161    $ 122,092
     Software.........................................      2,356       56,582
     Improvements.....................................     47,461       84,848
     Computer equipment...............................    111,993      260,503
     Accumulated depreciation.........................    (28,714)    (131,176)
                                                         --------    ---------
       Property and equipment, net....................   $241,257    $ 392,849
                                                         ========    =========

3. OTHER ASSETS:

  Other assets were as follows:

                                                      December 31, December 14,
                                                          1998         1999
                                                      ------------ ------------
     Deferred charges, net...........................   $56,387      $   --
     Deposits........................................    25,000       25,400
     Trade name, net.................................     9,500        6,465
                                                        -------      -------
                                                        $90,887      $31,865
                                                        =======      =======

4. NOTE PAYABLE:

  In August 1998, the Company entered into a financing arrangement with a bank which provided for a $250,000 line of credit for operating needs and equipment financing. Under the terms of the agreement, the maximum borrowing on the revolving line of credit is reduced by the amount of equipment financed. Borrowings under the line of credit bear interest at the bank's prime rate plus 1.0% (9.00% at December 31, 1998 and 9.25% at December 14, 1999) and are
collateralized by substantially all of the Company's property and equipment. The line of credit matures in February 2000, and equipment financing is payable in 30 equal installments of principal, plus interest, commencing on March 27, 1999.

  During 1998, the Company financed $225,000 of equipment purchases under the terms of the arrangement.

  Future principal payments are as follows:

     2000.............................................................. $ 90,000
     2001..............................................................   82,500
                                                                        --------
                                                                        $172,500
                                                                        ========

                                ALIVE.COM, INC.

5. CONVERTIBLE NOTES PAYABLE:

  The Company issued convertible notes payable in connection with the Series A redeemable preferred stock and Series B redeemable preferred stock financings. The notes were unsecured and due on demand with interest at the federal short-term interest rate. Note principal and accrued interest were converted to Series A redeemable preferred stock and Series B redeemable preferred stock at a conversion price of $0.858358 and $2.90 per share, respectively.

6. MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED STOCK:

  During July 1998, the Company issued 902,886 shares of Series A mandatorily redeemable preferred stock at $.858358 per share. In March and April 1999, the Company issued 1,867,233 shares of Series B mandatorily redeemable preferred stock at $2.90 per share.

  A summary of convertible preferred stock is as follows:

                                                      December 31, December 14,
                                                          1998         1999
                                                      ------------ ------------
     Series A redeemable preferred stock, $.01 par
      value; 902,886 shares authorized, issued and
      outstanding; $775,000 aggregate liquidation
      preference, net of issuance costs of
      $101,302......................................    $673,698    $  673,698
     Series B redeemable preferred stock, $.01 par
      value; 1,867,233 shares authorized, issued and
      outstanding; $5,414,976 aggregate liquidation
      preference, net of issuance costs of
      $71,502.......................................          --     5,343,474
                                                        --------    ----------
                                                        $673,698    $6,017,172
                                                        ========    ==========

  Each share of redeemable preferred stock has voting rights equal to its common stock equivalent, and is convertible at the holder's option into one share of the Company's common stock, subject to certain adjustments. The preferred stock automatically converts to common stock in the event of an initial public offering of not less than $5.00 per share and for a total offering of not less than $20,000,000, or the date specified by election of two-thirds of the preferred shareholders voting as a class.

  The holders of preferred stock will be entitled to receive non-cumulative dividends, if and when declared by the Board of Directors, and shall be entitled to participate pro rata in any dividends paid on the common stock on an as-if-converted basis.

  In the event of any liquidation, dissolution, or winding up of the Company, the holders of Series A and Series B shall be entitled to receive, in preference to holders of common stock, an amount equal to $0.858358 and $2.90 per share subject to certain adjustments, respectively plus declared but unpaid dividends or such amount per share as-if each share had been converted to common stock prior to such event.

  Each of the Series A and Series B redeemable preferred stock is redeemable by the holder in three equal annual installments upon the election of a majority of the respective shareholders on or

                                ALIVE.COM, INC.

after July 2, 2003 and March 15, 2004, respectively. The redemption price of Series A and Series B is equal to $0.858358 and $2.90 per share subject to certain adjustments, respectively plus declared but unpaid dividends.

  The Company is prohibited from taking certain corporate actions without the approval of the holders of the majority of outstanding Series A and Series B shares. In conjunction with the sale of Series A and Series B redeemable preferred stock, the Company, its founders, and the redeemable preferred stock investors also entered into an investor rights agreement, voting agreement, and a stock restriction agreement.

7. SHAREHOLDERS' DEFICIT:

Authorized Shares

  The Company has authorized for issuance a total of 30,000,000 shares, consisting of 20,000,000 shares of common stock, and 10,000,000 shares of preferred stock, of which 902,886 shares are designated as Series A redeemable preferred stock and 1,867,233 shares designated as Series B redeemable preferred stock.

Voting Agreements

  Weld, Brown LLC, a Washington limited liability company ("Weld Brown"), and certain common stock shareholders entered into a voting agreement, whereby each shareholder has agreed to vote all shares of the Company's common stock or any other class of voting security of the Company now or hereafter owned or controlled by them only in the manner specified by a manager of Weld Brown.

  In conjunction with the sale of the Series A and Series B redeemable preferred stock, Allaire Corporation ("Allaire"), Weld Brown, and the Series A and Series B investors have entered into a voting agreement whereby each has agreed to fix the number of directors at no more than five, and each are allowed to designate a director. The fifth board member is designated by the other four directors.

Restricted Stock and Repurchase Agreements

  On July 14, 1998, the Company entered into a contribution and restricted purchase agreement with Allaire and issued 907,591 shares of common stock ("Allaire shares") in exchange for a license of certain of Allaire's technology, on a royalty free basis, coupled with an agreement by Allaire to provide certain technological, sales, and marketing support. Under the terms of the agreement, 302,531 shares vested immediately and the remaining shares vest, so long as the agreement is not terminated, at the rate of 50,421 shares at the end of each three-month period. Shares issued are subject to a repurchase option upon the occurrence of certain events, at the current fair market value for vested shares and $0.10 per share for unvested shares.

  On July 14, 1998, the Company entered into a restricted stock purchase agreement with Weld Brown and issued 845,707 shares of common stock ("Weld Brown shares") in exchange for certain

                                ALIVE.COM, INC.

intellectual property rights. Under the terms of the agreement, 123,762 shares were founders shares, 165,017 shares were advisory shares, and 556,928 shares were executive shares. The founders shares were immediately vested, and advisory and executive shares vest upon the occurrence of certain performance and service conditions. Unvested shares were subject to a repurchase option at $0.10 per share. During October 1998, the Company's board of directors determined that the performance and service conditions had been satisfied and all shares were released from the repurchase option.

  The fair value of the Allaire shares and Weld Brown shares exchanged, $96,810 and $91,790, respectively was recorded as a deferred charge at the date the performance commitment was established and is being amortized over the respective vesting periods. The value of the shares was determined using a Black-Scholes valuation model with the following assumptions; expected life of three years, expected dividend yield and volatility of 50%, and a risk-free interest rate of approximately 5%.

  The Company's 1998 Stock Incentive Compensation Plan ("Option Plan") provides for options to purchase the Company's common stock which are immediately exercisable, however, the shares are subject to repurchase by the Company at the exercise price paid. The Company's right of repurchase lapses over four years, subject to certain acceleration provisions.

Warrants

  In June 1999, in connection with an office lease agreement, the Company issued warrants to purchase 7,500 of the Company's common stock at a price of $1.25 per share. The warrants are immediately exercisable and expire after the earlier of August 31, 2004, the sale of substantially all of the Company's assets, the acquisition of the Company, or an initial public offering. The value of the warrants of $2,475 was fully amortized at December 14, 1999.

Common Stock Reserved

  The Company has reserved sufficient common stock to effect the conversions of all outstanding shares of the preferred stock. The Company has also reserved common stock for grants pursuant to the Company's Option Plan and exercise of common stock warrants.

Stock Option Plan

  The Company's Option Plan provides for the issuance of up to 1,498,350 incentive and nonqualified common stock options for employees, directors, consultants, or advisors of the Company. The Board of Directors is authorized to administer the Plan and establish the stock option terms, including the exercise price and vesting periods.

  Stock options typically vest over a four-year period, expire five years from the date of grant, and generally expire ninety days after termination of employment or services. Stock options are immediately exercisable as of the options vesting commencement date, however, shares issued are subject to the Company's right of repurchase which lapses over the vesting period.

  The Company's repurchase price is equal to the amount the holder paid for such shares. Any shares issued which are no longer subject to the Company's right to repurchase are subject to the

                                ALIVE.COM, INC.

Company's right of first refusal to purchase any Company shares such holders propose to sell, pledge, or otherwise transfer.

  The Company generally grants stock options with exercise prices equal to the fair market value of common stock on the date of grant as determined by the Board of Directors. During 1999 and 1998, the weighted average fair value of options granted was $0.45 and $0.02, respectively.

  On March 18, 1999, the Company amended the Option Plan to provide the acceleration of vesting of outstanding awards upon a change in control unless such acceleration would preclude the use of the pooling of interests method in a business combination. The amendment specifies that for any awards granted prior to March 18, 1999, upon a change in control, such awards immediately vest in full and for awards granted on or after March 18, 1999, vesting is accelerated up to 50% under various circumstances.

  A summary of stock option activity is as follows:

                                                               Weighted
                                                               Average
                                                               Exercise
                                                               Options   Price
                                                               --------  ------
     Options granted..........................................  796,054  $ 0.20
     Exercised................................................ (548,283)   0.19
                                                               --------
     Outstanding, December 31, 1998...........................  247,771    0.22
     Options granted..........................................  167,250    0.80
     Exercised................................................ (106,671)  (0.25)
     Expired.................................................. (123,050)  (0.63)
                                                               --------
     Outstanding, December 14, 1999...........................  185,300    0.45
                                                               ========

  At December 14, 1999, outstanding stock options have exercise prices ranging from $0.10-$1.25 per share and weighted average remaining contractual life of
4.31 years.

  Under APB No. 25, no compensation expense is recognized when the exercise price of the Company's employee stock options equals the fair value of the underlying stock on the date of grant. Deferred stock-based compensation is recorded for those situations where the exercise price of a stock option is lower than the deemed fair value for financial reporting purposes of the underlying common stock. The Company recorded aggregate deferred stock-based compensation of $36,280 in the period ended December 14, 1999. The deferred stock-based compensation is being amortized over the vesting period of the underlying options.

  Had the stock-based compensation for the Company's stock options been determined based on the fair value method prescribed in SFAS 123, the Company's net loss would have been increased by approximately $60,000 and $1,000 for the period ended December 14, 1999 and the period from February 27, 1998 (date of inception) to December 31, 1998, respectively. The fair value for these options was estimated at the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions: risk-free interest rate of approximately 5%, no dividend yield, zero volatility, and a weighted-average expected life of the option of three years. The

                                ALIVE.COM, INC.

pro forma disclosure is not necessarily indicative of future pro-forma disclosures because of the manner in which Statement 123 calculations are phased in over time.

8. INCOME TAXES:

  At December 14, 1999, the Company has a net operating loss carryforward of approximately $6.7 million, which is available to offset future taxable income through 2018. The significant components of the Company's deferred tax assets consist of the net operating loss carryforward, accrued vacation, and stock-based compensation expense. Deferred tax assets reflect the tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Since the Company's utilization of these deferred tax assets is dependent on future profits which are not assured, a valuation allowance equal to the deferred tax assets has been provided.

9. RELATED PARTY TRANSACTIONS:

  The Company had a cost-sharing arrangement with Weld Brown whereby the Company reimbursed Weld Brown for office expenses (including rent, amortization of applicable computers and furniture, and office supplies) and 50% of the office administrator's salary. The cost sharing arrangement ceased upon the Company acquiring its own facility. Total payments to Weld Brown for the period from February 27, 1998 (date of inception) and for the period ended December 14, 1999 were approximately $158,500 and $32,900, respectively.

10. COMMITMENTS AND CONTINGENCIES:

Operating Lease
  The Company leases office facilities in Seattle, Washington and certain equipment. Rent expense is amortized on a straight-line basis over the periods in which the benefit from the property is derived. Minimum future rental payments under these noncancelable operating leases are approximately as follows:

     2000............................................................ $  369,000
     2001............................................................    473,000
     2002............................................................    553,000
     2003............................................................    627,000
     2004............................................................    621,000
     Thereafter......................................................         --
                                                                      ----------
                                                                      $2,643,000
                                                                      ==========

  Rent expense was approximately $50,900 and $276,000 for the period from February 27, 1998 (date of inception) to December 31, 1998, and for the period ended December 14, 1999, respectively.

  In June 1999, the Company entered into a lease agreement which provides for the landlord to reimburse the Company for tenant improvements at the rate of $5.00 per square rentable area. Reimbursements are payable in phases, upon completion, and are not to exceed an aggregate of $120,215.

                                ALIVE.COM, INC.

11. SUBSEQUENT EVENT:

  Effective December 14, 1999, the Company entered into an agreement whereby all of the outstanding stock and options of the Company would be acquired by Loudeye Technologies, Inc. in exchange for 2,508,848 shares of Loudeye common stock and 91,181 options to acquire Loudeye Common Stock. Immediately prior to closing of this acquisition, all shares of mandatorily redeemable, convertible preferred stock were converted into common stock of the Company which were then acquired by Loudeye in the purchase transaction.

                          [Inside back cover artwork]


                     [Logo of Loudeye Technologies, Inc.]
                                www.loudeye.com

                      [LOGO OF LOUDEYE TECHNOLOGIES, INC.]
                            originally encoding.com



  Until                       , 2000 (25 days after commencement of this
offering), all dealers that buy, sell or trade our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

  The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by Loudeye in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee and the NASD filing fee and the Nasdaq National Market listing fee.

                                                                       Amount
                                                                     to be Paid
                                                                     ----------
SEC registration fee................................................ $   20,493
NASD filing fee.....................................................      8,262
Nasdaq National Market listing fee..................................     95,000
Printing and engraving expenses.....................................    300,000
Legal fees and expenses.............................................    337,425
Accounting fees and expenses........................................    200,000
Blue Sky qualification fees and expenses............................      5,000
Transfer agent and registrar fees...................................     15,000
Miscellaneous fees and expenses.....................................    100,000
                                                                     ----------
  Total............................................................. $1,081,180
                                                                     ==========

Item 14. Indemnification of Directors and Officers

  Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended. Article VII of Loudeye's certificate of incorporation and sections 6.1 and 6.2 of Article VI of Loudeye's bylaws provide for indemnification of its directors, officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law. In addition, Loudeye has entered into indemnification agreements with its directors and officers. The indemnification agreements may require Loudeye, among other things, to indemnify its directors against certain liabilities that may arise by reason of their status or service as directors (other than liabilities arising from willful misconduct of culpable nature), to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain directors' insurance if available on reasonable terms. The underwriting agreement (Exhibit 1.1 hereto) also provides for cross indemnification among Loudeye and the underwriters with respect to certain matters, including matters arising under the Securities Act of 1933.

Item 15. Recent Sales of Unregistered Securities

  (a) Since inception in August 1997, Loudeye has issued and sold (without payment of any selling commission to any person except as indicated in (a)(6)) the following unregistered securities:

  1. In March 1998, Loudeye issued 4,712,000 shares of Series A preferred stock and 5,288,000 shares of Common Stock to the two founders of Encoding.com LLC, in connection with the conversion of Encoding.com, LLC into a Delaware corporation. The Series A preferred stock is convertible into an aggregate of 4,712,000 shares of common stock.

  2. In June 1998, Loudeye paid $225,000 and issued 271,787 shares of Series A preferred stock to a founder in exchange for partial cancellation of indebtedness, convertible into an aggregate of 271,787 shares of common stock for an aggregate purchase price of $229,116.44.

  3. In June and August 1998, Loudeye issued and sold shares of Series B preferred stock convertible into an aggregate of 3,259,194 shares of common stock to a total of six investors, including entities affiliated with two of our directors, and former directors for an aggregate purchase price of $2,747,500.54.

  4. In April and August 1999, Loudeye issued and sold shares of Series C preferred stock convertible into an aggregate of 5,309,266 shares of common stock to a total of 25 investors, including entities affiliated with three of our directors and former directors as well as a current executive officer, for an aggregate purchase price of $10,087,605.40.

  5. In June 1999, Loudeye issued a warrant to purchase 41,053 shares of Series C preferred stock to a lessor, in connection with an equipment lease line, convertible into 41,053 shares of common stock.

  6. In December 1999, Loudeye issued and sold shares of Series D preferred stock convertible into an aggregate of 7,510,989 shares of common stock to 44 investors, including entities affiliated with three of our directors and former directors as well as a current executive officer, for an aggregate purchase price of $47,844,999.00. In connection with the Series D round of financing, we paid our placement agent a commission of $2,267,249.90.

  7. In December 1999, Loudeye issued a warrant to purchase a total of 650,000 shares of common stock to a strategic partner, in connection with a commercial agreement, convertible into a total of 650,000 shares of common stock.

  8. In December 1999, Loudeye issued 2,508,848 shares of common stock to 50 holders of Alive stock in exchange for all outstanding capital stock and the assumption of all outstanding options of Alive.com.

  9. As of December 31, 1999, 878,159 shares of common stock had been issued to employees, directors and consultants of Loudeye upon exercise of options or pursuant to restricted stock purchase agreements and 4,223,209 shares of common stock were issuable upon exercise of outstanding options under Loudeye's 1998 stock option plan.

  (b) There were no underwritten offerings employed in connection with any of the transactions set forth in Item 15(a).

  The issuances described in Items 15(a)(1)-(8) were deemed to be exempt from registration under the Securities Act in reliance upon Section 4(2) thereof as transactions by an issuer not involving any public offering. The issuances described in Items 15(a)(9) were deemed to be exempt from registration under the Securities Act in reliance upon Rule 701 promulgated thereunder in that they were offered and sold either pursuant to written compensatory benefit plans or pursuant to a written contract relating to compensation, as provided by Rule 701. In addition, such issuances were deemed to be exempt from registration under Section 4(2) of the Securities Act as transactions by an issuer not involving any public offering. The recipients of securities in each such transaction represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends where affixed to the securities issued in such transactions. All recipients had adequate access, through their relationships with us, to information about Loudeye.

Item 16. Exhibits and Financial Statement Schedules

(a) Exhibits

 Exhibit
 Number  Description
 ------- -----------
  1.1*   Form of Underwriting Agreement

  2.1*   Agreement and Plan of Reorganization dated November 19, 1999 between
         Registrant and Alive.com, Inc.
  3.1*   Fifth Amended and Restated Certificate of Incorporation of the
         Registrant

  3.2*   Form of Amended and Restated Certificate of Incorporation of the
         Registrant, to be filed and effective upon completion of this offering.

  3.3* Certificate of Amendment to Fifth Amended Certificate of Incorporation of the Registrant dated December 17, 1999.

  3.4*   Bylaws of the Registrant, as amended.

  4.1*   Form of the Registrant's common stock certificate.

  5.1*   Opinion of Venture Law Group, A Professional Corporation.

 10.1* Form of Indemnification Agreement between the Registrant and each of its officers and directors.

 10.2*   1998 Stock Option Plan, as amended.

 10.3*   Alive.com, Inc. 1998 Stock Option Plan.

 10.4*   2000 Stock Option Plan.

 10.5*   2000 Director Stock Option Plan.

 10.6*   2000 Employee Stock Purchase Plan.

 10.7* Series A Preferred Stock Subscription Agreement dated March 26, 1998 among the Registrant and Martin Tobias.

 10.8* Series A Preferred Stock Subscription Agreement dated March 26, 1998 among the Registrant and Alex Tobias.

 10.9* Series A Preferred Stock Note Conversion Agreement dated June 5, 1998 among the Registrant and Martin Tobias.

 10.10* Series B Preferred Stock Purchase Agreement dated June 5, 1998 among the Registrant and Purchasers of Series B preferred stock.

 10.11* Series C Preferred Stock Purchase Agreement dated April 30, 1999 among the Registrant and Purchasers of Series C preferred stock.

 10.12* Series C Preferred Stock Purchase Agreement dated August 6, 1999 among the Registrant and Purchasers of Series C preferred stock.

 10.13* Warrant to Purchase Series C Preferred Stock dated June 22, 1999 between the Registrant and Dominion Capital Management, L.L.C.

 10.14* Series D Preferred Stock Purchase Agreement dated December 14, 1999 among the Registrant and Purchasers of Series D preferred stock.

 10.15*  Amended and Restated Investors' Rights Agreement dated December 14,
         1999 among the Registrant and certain holders of our preferred stock.

 10.16*  Warrant to Purchase Common Stock dated December 17, 1999 between
         Registrant and Valley Media, Inc.

 Exhibit
 Number  Description
 ------- -----------
 10.17*  Lease Agreement dated August 10, 1999 between the Registrant and Times
         Square Building LLC
         for offices at Times Square Building, 414 Olive Way, Suite 300,
         Seattle, Washington.

 10.18*  Lease Agreement dated September 1, 1998 between the Registrant and
         Martin Tobias for offices at 3406 E. Union Street, Seattle,
         Washington.

 10.19*  Lease Agreement dated October 28, 1999 between the Registrant and
         Westlake Park Associates for offices at Centennial Building, 1904
         Fourth Avenue, Seattle, Washington.

 10.20*  Lease Agreement dated June 7, 1999 between Registrant and MSI 83 King
         LLC for offices at 83 King Street, Seattle, Washington.

 10.21*  Lease Agreement dated November 9, 1999 between Registrant and Downtown
         Entertainment Associates, LP for offices at 1424 Second Street, Santa
         Monica, California.

 10.22+* Encoding Services Agreement dated June 30, 1999 between the Registrant and EMusic.com, Inc.

 10.23+* Services Agreement dated December 17, 1999 between Registrant and
         Valley Media, Inc.

 10.24*  Imperial Bank Starter Kit Loan and Security Agreement dated August 4,
         1998 between the Registrant and Imperial Bank.

 10.25*  Loan and Security Agreement with Dominion Venture Finance L.L.C. dated
         June 15, 1999 between the Registrant and Dominion Venture Finance
         L.C.C.

 10.26*  Offer Letter to David Bullis dated June 23, 1999.

 10.27*  Offer Letter to Larry Culver dated August 3, 1999.

 10.28*  Offer Letter to Douglas Schulze dated August 30, 1999.

 10.29*  Offer Letter to James Van Kerkhove dated November 5, 1999.

 10.30*  Offer Letter to David Weld dated December 2, 1999.

 10.31*  Offer Letter to Tom Hodge dated January 17, 2000.

 10.32+* Agreement between the Registrant and Microsoft Corporation dated June
         22, 1998.

 10.33*  Common Stock Purchase Agreement between the Registrant and Akamai
         Technologies, Inc. dated as of February 15, 2000.

 10.34*+ Services Agreement between the Registrant and Akamai Technologies,
         Inc. dated as of February 15, 2000.

 16.1*   Letter from Ernst & Young LLP Regarding Change in Accountants.

 23.1    Consent of Independent Auditors.

 23.2*   Consent of Counsel (see Exhibit 5.1).

 24.1*   Power of Attorney (see page II-6).

 27.1*   Financial Data Schedule (EDGAR-filed version only).

--------
*   Previously filed.
+ Confidential treatment has been requested as to certain portions of this Exhibit. Such confidential portions have been provided separately to the Securities and Exchange Commission.

(b) Financial Statement Schedules

  Schedule II: Valuation and Qualifying Accounts.

    --Schedule II Valuation and Qualifying Accounts.

  Schedules not listed above have been omitted because they are inapplicable or the requested information is shown in the financial statements of the Registrant or the related notes to the financial statements.

Item 17. Undertakings

  The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  The undersigned Registrant hereby undertakes that:

  1. For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1), or (4), or 497(h) under the Act shall be deemed to be a part of this Registration Statement as of the time it was declared effective.

  2. For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the undersigned Registrant has duly caused this Amendment No. 5 to Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seattle, State of Washington, on March 13, 2000.

                                          Loudeye Technologies, Inc.

                                                  /s/ Martin G. Tobias
                                          By: _________________________________
                                                      Martin G. Tobias
                                                  Chief Executive Officer

  Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 5 to Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated:

             Signature                         Title                     Date
             ---------                         -----                     ----

         /s/ Martin G. Tobias         Chief Executive Officer and         March 13, 2000
____________________________________  Director (Principal Executive
          Martin G. Tobias            Officer)

           /s/ Larry Culver           Chief Financial Officer             March 13, 2000
____________________________________  (Principal Financial and
            Larry Culver              Accounting Officer)

      /s/ Charles P. Waite, Jr.       Director                            March 13, 2000
____________________________________
       Charles P. Waite, Jr.

         /s/ Stuart J. Ellman         Director                            March 13, 2000
____________________________________
          Stuart J. Ellman

          /s/ Johan Liedgren          Director                            March 13, 2000
____________________________________
           Johan Liedgren

    /s/ Larry Culver
*By:_____________________________
           Larry Culver

              Report of Independent Public Accountants on Schedule

  We have audited in accordance with generally accepted auditing standards, the financial statements of Loudeye Technologies, Inc. included in this registration statement and have issued our report thereon dated February 15, 2000. Our audit was made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule listed in the index above is the responsibility of the Company's management and is presented for purposes of complying with the Securities and Exchange Commission rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

                                          /s/ Arthur Andersen LLP

Seattle, Washington
February 15, 2000

                                  SCHEDULE II

                                                 Charged                Balance
                                      Balance at to Costs                at End
                                      Beginning    and                     of
                                      of Period  Expenses Deductions(1)  Period
                                      ---------- -------- ------------- --------
Allowance for Doubtful Accounts
  Period Ended December 31, 1997.....  $    --   $     --   $     --    $     --
  Year Ended December 31, 1998.......       --     20,000         --      20,000
  Year Ended December 31, 1999.......   20,000    182,427    (15,555)    186,872

--------
(1) Deductions represent writeoffs of specifically identified uncollectible accounts.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities and we are not soliciting offers to buy these +
+securities in any state where the offer or sale is not permitted.             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                SUBJECT TO COMPLETION, DATED MARCH 13, 2000

                      [LOGO OF LOUDEYE TECHNOLOGIES, INC.]

                                4,500,000 Shares

                                  Common Stock

  Loudeye Technologies, Inc. is offering 4,500,000 shares of its common stock. This is our initial public offering and no public market currently exists for our shares. We anticipate that the initial public offering price will be between $13.00 and $15.00 per share.

  We have applied to list our common stock on the Nasdaq National Market under the symbol "LOUD."

                                --------------

                 Investing in the common stock involves risks.
                    See "Risk Factors" beginning on page 7.

                                --------------

                                                           Per Share   Total
                                                           ---------   -----
Public Offering Price.....................................  $        $
Underwriting Discounts and Commissions....................  $        $
Proceeds to Loudeye.......................................  $        $

  The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

  Loudeye has granted the underwriters a 30-day option to purchase up to an additional 675,000 shares of common stock to cover over-allotments. FleetBoston Robertson Stephens Inc. expects to deliver the shares of common stock to
purchasers on           2000.

                                --------------

Robertson Stephens International                                       Chase H&Q

                               CIBC World Markets

                The date of this prospectus is            , 2000

                                  UNDERWRITERS

  The underwriters named below, acting through their representatives, FleetBoston Robertson Stephens Inc., Chase Securities Inc. and CIBC World Markets Corp. have severally agreed with us, subject to the terms and conditions of the underwriting agreement, to purchase from us the number of shares of common stock indicated opposite their names below. The underwriters are committed to purchase and pay for all of the shares if any are purchased. FleetBoston Robertson Stephens Inc. expects to deliver the shares of common
stock to purchasers on           , 2000.

                                                                        Number of
   U.S. Underwriters                                                     Shares
   -----------------                                                    ---------
   FleetBoston Robertson Stephens Inc. ................................
   Chase Securities Inc................................................
   CIBC World Markets Corp. ...........................................
   International Underwriters
   --------------------------
   FleetBoston Robertson Stephens International Limited................
   Chase Securities Inc. ..............................................
   CIBC World Markets Inc. ............................................
                                                                        ---------
       Total...........................................................
                                                                        =========

  We have been advised that the underwriters propose to offer the shares of common stock to the public at the initial public offering price located on the cover page of this prospectus and to certain dealers at that price less a
concession of not in excess of $      per share, of which $           may be
reallocated to other dealers. After the initial public offering, the public offering price, concession and reallowance to dealers may be reduced by the representatives. No reduction in this price will change the amount of proceeds to be received by us as indicated on the cover page of this prospectus.

  The underwriters have advised us that they do not expect sales to discretionary accounts to exceed five percent of the total number of shares offered.

  Over-Allotment Option. We have granted to the underwriters an option, exercisable during the 30-day period after the date of this prospectus, to purchase up to 675,000 additional shares of common stock at the same price per share as we will receive for the 4,500,000 shares that the underwriters have agreed to purchase. To the extent that the underwriters exercise this option, each of the underwriters will have a firm commitment to purchase approximately the same percentage of additional shares that the number of shares of common stock to be purchased by it shown in the above table represents as a percentage of the 4,500,000 shares offered by this prospectus. If purchased, the additional shares will be sold by the underwriters on the same terms as those on which the 4,500,000 shares are being sold. We will be obligated, under this option, to sell shares to the extent the option is exercised. The underwriters may exercise the option only to cover over-allotments made in connection with the sale of the 4,500,000 shares of common stock offered by this prospectus.

  Indemnity. The underwriting agreement contains covenants of indemnity among the underwriters and us against certain civil liabilities including liabilities under the Securities Act of 1933 and liabilities arising from breaches of representations and warranties contained in the underwriting agreement.

  Lock-Up Agreements. Each of our executive officers, directors and other significant stockholders of record has agreed with the representatives, for a period until 180 days after the date of this prospectus, not to offer to sell, contract to sell or otherwise sell, dispose of, loan, pledge or grant any rights with respect to any shares of common stock, any options or warrants to purchase any

                                 EXHIBIT INDEX

 Exhibit
 Number                                Description
 -------                               -----------
  1.1*   Form of Underwriting Agreement.

  2.1*   Agreement and Plan of Reorganization dated November 19, 1999 between
         Registrant and Alive.com, Inc.
  3.1*   Fifth Amended and Restated Certificate of Incorporation of the
         Registrant.

  3.2*   Form of Amended and Restated Certificate of Incorporation of the
         Registrant, to be filed and effective upon completion of this offering.

  3.3* Certificate of Amendment to Fifth Amended Certificate of Incorporation of the Registrant dated December 17, 1999.

  3.4*   Bylaws of the Registrant, as amended.

  4.1*   Form of the Registrant's common stock certificate.

  5.1*   Opinion of Venture Law Group, A Professional Corporation.

 10.1* Form of Indemnification Agreement between the Registrant and each of its officers and directors.

 10.2*   1998 Stock Option Plan, as amended.

 10.3*   Alive.com, Inc. 1998 Stock Option Plan.

 10.4*   2000 Stock Option Plan.

 10.5*   2000 Director Stock Option Plan.

 10.6*   2000 Employee Stock Purchase Plan.

 10.7* Series A Preferred Stock Subscription Agreement dated March 26, 1998 among the Registrant and Martin Tobias.

 10.8* Series A Preferred Stock Subscription Agreement dated March 26, 1998 among the Registrant and Alex Tobias.

 10.9* Series A Preferred Stock Note Conversion Agreement dated June 5, 1998 among the Registrant and Martin Tobias.

 10.10* Series B Preferred Stock Purchase Agreement dated June 5, 1998 among the Registrant and Purchasers of Series B preferred stock.

 10.11* Series C Preferred Stock Purchase Agreement dated April 30, 1999 among the Registrant and Purchasers of Series C preferred stock.

 10.12* Series C Preferred Stock Purchase Agreement dated August 6, 1999 among the Registrant and Purchasers of Series C preferred stock.

 10.13* Warrant to Purchase Series C Preferred Stock dated June 22, 1999 between the Registrant and Dominion Capital Management, L.L.C.

 10.14* Series D Preferred Stock Purchase Agreement dated December 14, 1999 among the Registrant and Purchasers of Series D preferred stock.

 10.15*  Amended and Restated Investors' Rights Agreement dated December 14,
         1999 among the Registrant and certain holders of our preferred stock.

 10.16*  Warrant to Purchase Common Stock dated December 17, 1999 between
         Registrant and Valley Media, Inc.

 Exhibit
 Number                                Description
 -------                               -----------
 10.17*  Lease Agreement dated August 10, 1999 between the Registrant and Times
         Square Building LLC for offices at Times Square Building, 414 Olive
         Way, Suite 300, Seattle, Washington.

 10.18*  Lease Agreement dated September 1, 1998 between the Registrant and
         Martin Tobias for offices at 3406 E. Union Street, Seattle,
         Washington.

 10.19*  Lease Agreement dated October 28, 1999 between the Registrant and
         Westlake Park Associates for offices at Centennial Building, 1904
         Fourth Avenue, Seattle, Washington.

 10.20*  Lease Agreement dated June 7, 1999 between Registrant and MSI 83 King
         LLC for offices at 83 King Street, Seattle, Washington.

 10.21*  Lease Agreement dated November 9, 1999 between Registrant and Downtown
         Entertainment Associates, LP for offices at 1424 Second Street, Santa
         Monica, California.

 10.22+* Encoding Services Agreement dated June 30, 1999 between the Registrant and EMusic.com, Inc.

 10.23+* Services Agreement dated December 17, 1999 between Registrant and
         Valley Media, Inc.

 10.24*  Imperial Bank Starter Kit Loan and Security Agreement dated August 4,
         1998 between the Registrant and Imperial Bank.

 10.25*  Loan and Security Agreement with Dominion Venture Finance L.L.C. dated
         June 15, 1999 between the Registrant and Dominion Venture Finance
         L.C.C.

 10.26*  Offer Letter to David Bullis dated June 23, 1999.

 10.27*  Offer Letter to Larry Culver dated August 3, 1999.

 10.28*  Offer Letter to Douglas Schulze dated August 30, 1999.

 10.29*  Offer Letter to James Van Kerkhove dated November 5, 1999.

 10.30*  Offer Letter to David Weld dated December 2, 1999.

 10.31*  Offer Letter to Tom Hodge dated January 17, 2000.

 10.32+* Agreement between the Registrant and Microsoft Corporation dated June
         22, 1998.

 10.33*  Common Stock Purchase Agreement between the Registrant and Akamai
         Technologies, Inc. dated as of February 15, 2000.

 10.34*+ Services Agreement between the Registrant and Akamai Technologies,
         Inc. dated as of February 15, 2000.
 16.1*   Letter from Ernst & Young LLP Regarding Change in Accountants.

 23.1    Consent of Independent Auditors.

 23.2*   Consent of Counsel (see Exhibit 5.1).

 24.1*   Power of Attorney (see page II-6).

 27.1*   Financial Data Schedule (EDGAR-filed version only).

--------
*   Previously filed.
+ Confidential treatment has been requested as to certain portions of this Exhibit. Such confidential portions have been provided separately to the Securities and Exchange Commission.